Form 10KSB40, Exhibit 13
period 1997-09-30
PROGRESSIVE BANCORP INC
filed 1998-01-13
CIK 1044610

                                   EXHIBIT 13

                         ANNUAL REPORT TO STOCKHOLDERS

                           PROGRESSIVE BANCORP, INC.

                                     1997
                                 ANNUAL REPORT

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
Message of President and Chief Executive Officer...........................................................           1
Selected Consolidated Financial and Other Data.............................................................           2
Management's Discussion and Analysis of
  Financial Condition and Results of Operations...........................................................            5
Directors and Officers of Pekin Savings and the Company....................................................          13
Independent Auditor's Report...............................................................................          14
Consolidated Balance Sheets................................................................................          15
Consolidated Statements of Income..........................................................................          16
Consolidated Statements of Changes in Stockholders' Equity.................................................          18
Consolidated Statements of Cash Flows......................................................................          19
Notes to Consolidated Financial Statements.................................................................          21
Common Stock and Related Matters...........................................................................          42
Stockholder Information....................................................................................          42

December 19, 1997

Dear Stockholders:

On behalf of the Board of Directors, management and staff of our newly formed bank holding company, Progressive Bancorp, Inc., and its new wholly-owned subsidiary, Pekin Savings Bank, I am pleased to present our 1997 Annual Report.

This past year, Pekin Savings realized a 2.5% asset growth of $2.1 million. Savings deposits also increased 2.5% or $1.7 million over the previous year.

The fiscal year's profit before taxes was $1.1 million compared to $.5 million last year. However, last year's profit reflected a $.4 million expense due to the one-time SAIF deposit premium assessment on September 30, 1996, the last day of our fiscal year.

Our profit added $3.92 per share to our stockholders' equity. The book value per share at the close of fiscal 1997 increased to $43.52.

The market price of our stock as of September 30, 1997 was $42.00 per share compared to $28.50 per share a year ago.

Our Tier 1 Capital level as of September 30, 1997 was 8.4% of average assets. Our Risk-Based Capital on that date was 18.2% of risk-weighted assets. All capital levels exceed the regulatory minimums.

Pekin Travel Company, a division of our subsidiary Pekin Financial Services, reported sales for the past fiscal year of $2.8 million, a 30.3% increase over the previous fiscal year. Pekin Travel continues to increase its sales and profit.

Our mortgage loan originations were down 28.8% from the previous year. This is a direct reflection of the higher mortgage interest rates prevailing this fiscal year compared to fiscal 1996. There were 286 mortgage loans closed totalling $15.7 million in fiscal 1997. Our consumer loan department was very busy this past fiscal year, originating 719 loans in the amount of $7.8 million. A net gain of $2.2 million was realized at fiscal year-end in consumer loans.

A special stockholders' meeting was held on October 10, 1997. At that meeting our stockholders voted to approve the bank holding company form of ownership, whereby Pekin Savings became a wholly-owned subsidiary of our newly formed bank holding company, Progressive Bancorp, Inc. This type of ownership structure will provide greater flexibility and diversification opportunities as we strategize our plans for growth. I want to thank all our stockholders who responded by sending in their executed proxies. We needed a two-thirds favorable voting response. Thanks to you, we received a 77.1% favorable vote out of 84.1% of the total eligible votes cast. In addition, our stockholders voted to approve a change in the Bank's name to "Pekin Savings Bank."

The Board of Directors authorized a cash dividend of $1.00 per share, which was paid in June 1997. This was an increase of $.75 per share over each of the previous two years. It's gratifying to be paying dividends to our stockholders...especially when we can pay them three years sooner than initially thought possible and at an increasing rate during the course of our short five year history as a stock institution.

Banking in America Today is Truly an Evolving Business. Awaiting us is a "Technology Frontier" that holds many opportunities for delivering more and better services, with greater efficiency, to our customers...essential elements to continuing success and reward to you, our stockholders. The Board of Directors, along with management, look forward to these challenges in the coming year.

Happy New Year to you and yours!

                                         Arthur E. Krile, Jr.
                                         President and Chief Executive Officer

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF THE BANK

    Set forth below are selected financial and other data of Pekin Savings Bank ("Pekin Savings" or the "Bank"). This financial data is derived in part from, and should be read in conjunction with, the Consolidated Financial Statements of the Bank and notes thereto presented elsewhere in this Annual Report.

                                                                               AT SEPTEMBER 30,
                                                             -----------------------------------------------------
                                                               1997       1996       1995       1994       1993
                                                             ---------  ---------  ---------  ---------  ---------
                                                                                (IN THOUSANDS)
Total amount of:
  Assets...................................................  $  85,412  $  83,299  $  82,359  $  78,802  $  76,051
  Loans receivable, net....................................     57,937     55,777     48,419     43,683     32,749
  Mortgage-backed securities...............................      8,123     10,639     14,589     16,601     22,105
  Total investments:
    Interest-bearing deposits..............................      4,043      1,419      2,755      3,364      1,471
    Investment securities..................................     11,884     11,238     12,696     11,276      4,182
  Assets held for sale (1).................................         --         --         --         --     12,644
Deposits...................................................     69,059     67,323     66,913     66,537     68,327
  Borrowed funds...........................................      8,000      8,000      8,000      6,000      2,000
  Retained earnings, substantially
    restricted.............................................      5,899      5,372      5,021      4,357      3,472
  Stockholders' equity.....................................      7,320      6,657      6,408      5,466      4,789

------------------------

(1) Consists of certain U.S. Treasury securities, mortgage-backed securities and fixed-rate first mortgage loans that may not be held to their contractual maturity.

SELECTED FINANCIAL RATIOS AND OTHER DATA

                                                                            AT OR FOR THE YEAR ENDED SEPTEMBER 30,
                                                                   -----------------------------------------------------
                                                                     1997       1996       1995       1994       1993
                                                                   ---------  ---------  ---------  ---------  ---------
Return on average assets (net income
  divided by average total assets)...............................       0.82%      0.46%      0.88%      1.15%      1.21%
Return on average equity (net income
  divided by average equity).....................................       9.87       5.88      11.95      17.05      21.77
Average equity to average assets.................................       8.28       7.90       7.34       6.72       5.54
Average equity to average liabilities............................       9.06       8.58       7.92       7.21       5.86
Retained earnings to total assets
  at end of period...............................................       6.91       6.45       6.10       5.53       4.56
Total stockholders' equity to total
  assets at end of period........................................       8.57       7.99       7.78       6.94       6.30
Interest rate spread during period...............................       2.51       2.33       2.86       3.30       2.84
Net interest margin during period (1)............................       2.80       2.62       3.11       3.47       3.04
Interest expense to average
  interest-earning assets........................................       4.77       4.79       4.48       4.12       4.91
Interest income to average assets................................       7.17       7.05       7.29       7.29       7.66
Interest expense to average assets...............................       4.52       4.56       4.30       3.96       4.73
Non-interest expense to average assets...........................       2.28       2.82       2.32       2.45       2.18
Nonperforming loans to total loans at
  end of period..................................................       0.80       0.20       0.25       0.11       0.43
Nonperforming assets to total assets.............................       0.54       0.28       0.17       0.09       0.32
Allowance for loan losses to net loans
  receivable at end of period....................................       0.38       0.39       0.44       0.46       0.64
Average interest-earning assets to
  average interest-bearing liabilities...........................     106.29     106.12     105.48     104.44     104.08
Net interest income to other
  operating expenses.............................................     116.47      88.33     128.58     136.22     134.68

Number of:
  Real estate loans outstanding..................................      1,385      1,482      1,483      1,454      1,514
  Deposit accounts...............................................      9,308      9,387      9,367      9,504      9,853
  Offices........................................................          2          2          2          2          2

------------------------

(1) Net interest margin represents net interest income divided by average interest-earning assets.

SUMMARY OF OPERATING DATA

                                                                          AT OR FOR THE YEAR ENDED SEPTEMBER 30,
                                                                   -----------------------------------------------------
                                                                     1997       1996       1995       1994       1993
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income (1)..............................................  $   6,105  $   5,963  $   5,861  $   5,638  $   6,001
Interest expense.................................................      3,846      3,855      3,460      3,059      3,703
                                                                   ---------  ---------  ---------  ---------  ---------
Net interest income..............................................      2,259      2,108      2,401      2,579      2,298
Provision for loan losses........................................         12         12         20         41         36
                                                                   ---------  ---------  ---------  ---------  ---------
    Net interest income after
      provision for loan losses..................................      2,247      2,096      2,381      2,538      2,262
                                                                   ---------  ---------  ---------  ---------  ---------
Noninterest income:
  Service charges................................................        141        111        112        136        124
  Travel agency fees, net of
    direct expenses..............................................        256        200        153        113         --
  Commissions from sale of annuities.............................          8         51         10          9         15
  Net gain on sale of investments,
    mortgage-backed securities, assets
    held for sale, and loans held
    for sale.....................................................         73        122         72        112        514
  Other..........................................................        308        287        242        248        205
                                                                   ---------  ---------  ---------  ---------  ---------
    Total noninterest income.....................................        786        771        589        618        858
                                                                   ---------  ---------  ---------  ---------  ---------
Noninterest expense:
  General and administrative expense.............................      1,916      1,928      1,865      1,815      1,628
  Net (gain) loss on sale of real estate owned...................          5         (6)         1          8         42
  Real estate owned expense, net of
    income.......................................................         19         24         (6)        38         34
  BIF/SAIF special assessment....................................         --        440         --         --         --
  Other..........................................................         --         --          7         32          2
                                                                   ---------  ---------  ---------  ---------  ---------
    Total noninterest expense....................................      1,940      2,386      1,867      1,893      1,706
                                                                   ---------  ---------  ---------  ---------  ---------
Income before income taxes and
  cumulative effect of change in
  accounting principle...........................................      1,093        481      1,103      1,263      1,414
Income taxes.....................................................        398         88        398        447        469
                                                                   ---------  ---------  ---------  ---------  ---------
Income before cumulative effect of
  change in accounting principle.................................        695        393        705        816        945
Cumulative effect of change in
  accounting for income taxes....................................         --         --         --         70         --
                                                                   ---------  ---------  ---------  ---------  ---------
   Net income....................................................  $     695  $     393  $     705  $     886  $     945
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                   ---------  ---------  ---------  ---------  ---------
Per common share data:
  Primary income per share before
    cumulative effect of change in
    accounting principle.........................................  $    3.92  $    2.24  $    4.05  $    4.74  $    5.75
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                   ---------  ---------  ---------  ---------  ---------
Primary income per share.........................................  $    3.92  $    2.24  $    4.05  $    5.14  $    5.75
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                   ---------  ---------  ---------  ---------  ---------

------------------------

(1) Includes fee income on the servicing of loans originated and sold by the Bank.

                           PROGRESSIVE BANCORP, INC.
                               PEKIN SAVINGS BANK

    Progressive Bancorp, Inc. (the "Company") is a Delaware corporation which is the holding company for Pekin Savings. The Company was organized by the Bank in the fourth quarter of 1997 for the purpose of acquiring all of the capital stock of the Bank in connection with the reorganization of the Bank into the bank holding company structure. The only significant asset of the Company is the capital stock of the Bank, and the business of the Company currently consists solely of the business of the Bank. Since the Company was formed in the last calendar quarter of 1997 (subsequent to the end of the 1997 fiscal year), all financial information presented in this Annual Report is the financial data for the Bank and its subsidiary on a consolidated basis.

    Pekin Savings Bank is an Illinois-chartered stock savings bank headquartered in Pekin, Illinois. The Bank was founded in 1882 and has been a member of the Federal Home Loan Bank System since 1955. Its deposits are insured up to the regulatory maximum by the Savings Association Insurance Fund, which is administered by the Federal Deposit Insurance Corporation. On January 17, 1994, the Bank converted from an Illinois-chartered savings and loan association to an Illinois-chartered savings bank.

    The Bank is, and intends to continue to be, a community-oriented financial institution committed to offering a variety of financial services to meet the needs of its local community. The Bank is engaged primarily in the business of attracting deposits from the general public and using such funds to originate mortgage loans for the purchase of single-family homes in Tazewell and Mason counties, Illinois. The Bank also invests in mortgage-backed securities, all of which are secured by one- to four-family residential mortgage loans that are insured or guaranteed by the Federal Home Loan Mortgage Corporation, Federal National Mortgage Association or Government National Mortgage Association. The Bank also makes home equity loans secured by the borrower's principal residence and other types of consumer loans such as auto loans and home improvement loans. To a lesser extent, the Bank makes interim construction loans. Although the Bank has a small number of commercial real estate loans in its portfolio, such loans are not actively originated by the Bank. In addition to its lending activities and investments in mortgage-backed securities, the Bank invests in securities issued by the United States Government and its agencies.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

    The Bank's net income is primarily dependent on its net interest income, which is the difference between interest income earned on its loan, mortgage-backed securities and investment portfolios, and its cost of funds consisting of interest paid on deposits and borrowings. Net interest income also is affected by the relative amounts of interest-earning assets and interest-bearing liabilities. The Bank's net income also is affected by its provision for loan losses, as well as the amount of non-interest income, including loan origination fees and service charges and gains on the sale of securities and loans held for sale, and non-interest expense, such as salaries and employee benefits, deposit insurance premiums, occupancy and equipment costs and income taxes. Earnings of the Bank also are affected significantly by general economic and competitive conditions in its market area, particularly changes in market interest rates, government policies and actions of regulatory authorities.

    The Bank's current business strategy is to continue to operate as a well-capitalized, profitable and independent community financial institution dedicated to home ownership and to providing quality service to its customers. The Bank intends to implement this strategy by: (1) providing quality customer service by closely monitoring the needs of its customers;
(2) emphasizing the origination of residential mortgage loans and consumer loans and by offering other personal services; (3) reducing interest rate risk exposure by matching asset and liability maturities and rates; (4) controlling operating costs; (5) maintaining asset quality; and (6) maintaining capital in excess of regulatory requirements while controlling growth.

AVERAGE BALANCES, INTEREST AND AVERAGE YIELD/COST

    The following table sets forth certain information relating to the Bank's average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated and the average yields earned and rates paid. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from month-end balances. Management does not believe that the use of month-end balances instead of daily average balances has caused any material difference in the information presented.

                                                                                    YEAR ENDED SEPTEMBER 30,
                                                            ---------------------------------------------------------------------
                                                                           1997                                 1996
                                                            -----------------------------------  --------------------------------
                                                             AVERAGE                AVERAGE       AVERAGE               AVERAGE
                                                             BALANCE   INTEREST    YIELD/COST     BALANCE    INTEREST  YIELD/COST
                                                            ---------  ---------  -------------  ---------  ---------- ----------
                                                                                   (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Loan portfolio (1)......................................  $  55,265  $   4,545         8.22%   $  51,379  $   4,162      8.10%
  Investment securities...................................     12,139        719         5.92       12,984        733      5.65
  Mortgage-backed securities..............................      9,380        622         6.63       13,273        894      6.74
  Interest-bearing deposits...............................      3,766        219         5.82        2,844        174      6.12
                                                            ---------  ---------                 ---------  ---------
    Total interest-earning assets.........................  $  80,550  $   6,105         7.58    $  80,480  $   5,963      7.41
                                                            ---------  ---------                 ---------  ---------
                                                            ---------  ---------                 ---------  ---------
Interest-bearing liabilities:
  Deposits................................................  $  67,553  $   3,345         4.95%   $  67,837  $   3,369      4.97%
  Borrowed funds..........................................      8,231        501         6.09        8,000        486      6.08
                                                            ---------  ---------                 ---------  ---------
    Total interest-bearing liabilities....................  $  75,784  $   3,846         5.07    $  75,837  $   3,855      5.08
                                                            ---------  ---------                 ---------  ---------
                                                            ---------                            ---------
Net interest income.......................................             $   2,259                            $   2,108
                                                                       ---------                            ---------
                                                                       ---------                            ---------
Interest rate spread (2)..................................                               2.51%                             2.33%
                                                                                         ----                              ----
                                                                                         ----                              ----
Net yield on interest-earning assets (3)..................                               2.80%                             2.62%
                                                                                         ----                              ----
                                                                                         ----                              ----
Ratio of average interest-earning
  assets to average interest-bearing
  liabilities.............................................                             106.29%                           106.12%
                                                                                       ------                            ------
                                                                                       ------                            ------

------------------------

(1) Average balances include non-accrual loans.
(2) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(3) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

YIELDS EARNED AND RATES PAID

    The following table sets forth for the periods indicated, the weighted average yields earned on the Bank's assets, the weighted average interest rates paid on the Bank's liabilities, together with the net yield on average interest-earning assets.

                                                              AT          YEAR ENDED SEPTEMBER 30,
                                                         SEPTEMBER 30,    -----------------------
                                                             1997             1997       1996
                                                       -----------------   ---------  ---------
Weighted average yield
  on loan portfolio................................           7.93%          8.22%      8.10%
Weighted average yield on
  mortgage-backed securities.......................           6.53           6.63       6.74
Weighted average yield on investment
  portfolio........................................           6.33           5.92       5.65
Weighted average yield on interest-
  bearing deposits.................................           5.99           5.82       6.12
Weighted average yield on all interest-earning
  assets...........................................           7.47           7.58       7.41
Weighted average rate paid on deposit
  accounts.........................................           5.95           4.95       4.97
Weighted average rate paid on borrowed
  funds............................................           5.68           6.09       6.08
Weighted average rate paid on all
  interest-bearing liabilities.....................           5.92           5.07       5.08
Interest rate spread (spread between
  weighted average rate earned on
  all interest-earning assets and
  weighted average rate paid
  on all interest-bearing liabilities).............           1.55           2.51       2.33
Net yield (net interest income as
  a percentage of average interest-
  earning assets)..................................           1.89           2.80       2.62

RATE/VOLUME ANALYSIS

    The following table describes the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Bank's interest income and interest expense during the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to: (i) changes in volume (changes in volume multiplied by prior rate); (ii) changes in rates (changes in average rate multiplied by prior average volume); (iii) changes in rate-volume (changes in rate multiplied by the change in volume); and (iv) the net change.

                                                                   YEAR ENDED SEPTEMBER 30,
                                        ---------------------------------------------------------------------------------
                                                      1997 VS. 1996                         1996 VS. 1995
                                        -------------------------------------  ------------------------------------------
                                                INCREASE/ (DECREASE)                 INCREASE/(DECREASE)
                                                       DUE TO                              DUE TO
                                        -----------------------------    TOTAL    ---------------------------     TOTAL
                                                              RATE/    INCREASE                         RATE/    INCREASE
                                          VOLUME     RATE     VOLUME   (DECREASE)   VOLUME    RATE     VOLUME   (DECREASE)
                                         ---------  -------  --------  ----------- -------- -------- ---------- -----------
                                                                     (IN THOUSANDS)
Interest income:
  Loan portfolio........................   $  315    $  62    $  7     $   384     $  475   $  (137)    $ (17)   $  321
  Mortgage-backed securities............     (262)     (15)      5        (272)      (171)      (58)        9      (220)
  Interest-bearing deposits.............       55       (9)     (2)         44        (19)       (7)       --       (26)
  Investment securities.................      (48)      35      (1)        (14)        17        10        (1)       26
                                            -----     ----     ---      ------      -----    ------      ----     -----
    Total interest-earning assets.......   $   60    $  73    $  9     $   142     $  302   $  (192)    $  (9)   $  101
                                            -----     ----     ---      ------      -----    ------      ----     -----
                                            -----     ----     ---      ------      -----    ------      ----     -----
Interest expense:
  Deposits..............................   $  (14)   $ (14)   $  4     $   (24)    $   57   $   240     $  --    $  297
  Borrowed funds........................       14        1      --          15         81        13         3        97
                                            -----     ----     ---      ------      -----    ------      ----     -----
    Total interest-bearing
      liabilities.......................   $   --    $ (13)   $  4     $    (9)    $  138   $   253     $   3    $  394
                                            -----     ----     ---      ------      -----    ------      ----     -----
                                            -----     ----     ---      ------      -----    ------      ----     -----

Net change in interest income...........   $   60    $  86    $  5     $   151     $  164   $  (445)    $ (12)   $ (293)
                                            -----     ----     ---      ------      -----    ------      ----     -----
                                            -----     ----     ---      ------      -----    ------      ----     -----

RESULTS OF OPERATIONS

    GENERAL. The earnings of the Bank depend primarily on its level of net interest income, which is the difference between interest earned on the Bank's interest-earning assets and the interest paid on interest-bearing liabilities. Net interest income is a function of the Bank's interest rate spread, which is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities, as well as a function of the average balance of interest-earning assets as compared to interest-bearing liabilities.

    INTEREST INCOME. Interest income, which includes fee income on the servicing of loans, increased by $142,000, or 2.4%, to $6.1 million for the fiscal year ended September 30, 1997 ("fiscal 1997") from $6.0 million for the fiscal year ended September 30, 1996 ("fiscal 1996"). The increase in interest income resulted from an increase in the average yield on interest-earning assets to 7.58% for fiscal 1997 from 7.41% for fiscal 1996. Interest income from the Bank's loan portfolio increased by $384,000, or 9.2%, due to a $3.9 million, or 7.6%, increase in the average balance of such assets. The average yield on such assets increased from 8.10% for fiscal 1996 to 8.22% for fiscal 1997.

    INTEREST EXPENSE. Interest expense decreased by $9,000, or 0.2%, to $3.8 million for fiscal 1997 from $3.9 million for fiscal 1996. The decrease in interest expense for fiscal 1997 was due to a slight decrease in the average rate paid on interest-bearing liabilities to 5.07% in fiscal 1997 from 5.08% in fiscal 1996, as well as a decrease of $53,000, or 0.1%, in the average balance of interest-bearing liabilities in fiscal 1997 as compared to fiscal 1996. The decrease in the average rate paid on interest-bearing liabilities reflected the Bank's management efforts to preserve its interest rate spread while still maintaining competitive interest rates offered on savings deposits without paying premiums to retain savings. The Bank sought alternative funding sources such as advances from the Federal Home Loan Bank System. The overall decrease in interest expense was offset by an increase in the Bank's average balance of FHLB advances to $8.2 million in fiscal 1997 from $8.0 million in fiscal 1996, as well as a slight increase in the average rate paid on such advances to 6.09% in fiscal 1997 from 6.08% in fiscal 1996.

    NET INTEREST INCOME. Net interest income is a function of the Bank's interest rate spread, which is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities, as well as a function of the average balance of interest-earning assets as compared to interest-bearing liabilities. Net interest income, before provision for loan losses, was $2.3 million in fiscal 1997, an increase of $151,000, or 7.2%, from fiscal 1996. The increase in net interest income was primarily due to an increase in the Bank's interest rate spread to 2.51% in fiscal 1997 from 2.33% in fiscal 1996. The increase in interest rate spread resulted primarily from an increase in the yield on interest-earning assets. The slight decrease in the cost of the Bank's interest-bearing liabilities also helped increase the Bank's interest rate spread.

    PROVISION FOR LOSSES ON LOANS. The Bank maintains an allowance for loan losses based upon management's periodic evaluation of known and inherent risks in the Bank's loan portfolio, its past loan loss experience, adverse situations that may affect borrowers' ability to repay loans, the estimated value of underlying loan collateral, and current and expected future economic conditions. The Bank's provision for loan losses was $12,000 in fiscal 1997 and $12,000 in fiscal 1996. Total allowance for loan losses was $223,000, or 0.38% of net loans receivable, at September 30, 1997, compared to $218,000, or 0.39% of net loans receivable, at September 30, 1996. The provision for loan losses reflected management's current view of the risks in the Bank's loan portfolio based on an evaluation of specific loans in its portfolio, estimated collateral values, historical loss experience, current economic trends, and the existing level of the Bank's allowance for loan losses.

    NON-INTEREST INCOME. The Bank's principal sources of non-interest income include service charges on transaction accounts, net gains on the sale of mortgage-backed securities, investment securities and loans held for sale, and miscellaneous fees and charges for services offered by the Bank, including credit cards. During the past several years, gains recorded on the sale of mortgage-backed securities, other investments and loans held for sale have had a significant impact on non-interest income and the Bank's net income. However, there can be no assurance that the Bank will continue to have gains on the sale of investments, mortgage-backed securities or loans held for sale, at the levels reflected in recent years. Non-interest income increased by $15,000, or 1.9%, to $786,000 in fiscal 1997, as compared to $771,000 in fiscal 1996. The increase reflected a $30,000, or 27.0%, increase in service charges. Also contributing to the increase were travel agency fees, net of direct expense, provided by the Bank's subsidiary, Pekin Finanical Services, which increased $56,000, or 28.2%, due to increased sales volume. However, commissions from sales of annuities through the Bank's service corporation decreased $44,000, or 84.9%. This reflected reduced demand for annuity products. Other non-interest income increased $33,000, or 20.2%. The increase was offset by a $49,000, or 40.0%, decrease in net gain on the sale of investments, mortgage-backed securities, and loans held for sale. In addition, loan origination fees decreased $12,000, or 9.7%, in fiscal 1997 as compared to fiscal 1996, reflecting a decrease in loan originations in fiscal 1997.

    NON-INTEREST EXPENSE. Non-interest expense decreased by $447,000, or 18.7%, to $1.9 million for fiscal 1997 as compared to $2.4 million for fiscal 1996. The decrease was primarily due to a one-time BIF/ SAIF special assessment of $440,000 related to the thrift fund rescue and relief package that was paid in fiscal 1996, and the decrease in regular federal insurance premiums of $124,000, or 79.6%, for fiscal 1997 from fiscal 1996. Offsetting these decreases were increases in the Bank's compensation and benefits of $22,000, or 2.1%, a $45,000, or 19.7% increase in premises and equipment expenses, and a $33,000, or 9.8%, increase in other operating expenses.

    INCOME BEFORE INCOME TAXES. Income before income taxes increased by $613,000, or 127.4%, in fiscal 1997 as compared to fiscal 1996, reflecting an increase in net interest income in fiscal 1997 as compared to fiscal 1996, as well as the decrease in total non-interest expense in fiscal 1997 resulting from the elimination of the one-time BIF/SAIF special assessment.

    NET INCOME. Net income increased by $302,000, or 76.7%, to $695,000 in fiscal 1997 from $393,000 in fiscal 1996. The increase in net income was primarily the result of higher net interest income in fiscal 1997 as compared to fiscal 1996, and lower total non-interest expense in fiscal 1997 as compared to fiscal 1996, primarily due to the elimination of the one-time BIF/SAIF special assessment.

LIQUIDITY AND CAPITAL RESOURCES

    The Bank is required to maintain minimum levels of liquid assets as defined by regulations of the Illinois Commissioner of Savings and Residential Fiancne (the "Commissioner") and the Federal Deposit Insurance Corporation (the "FDIC"). This requirement, which varies from time to time, depending upon economic conditions and deposit flows, is based upon a percentage of deposits and hsort-term borrowings. The required ratio currently is 5%. The Bank historically has maintained a level of liquid assets in excess of regulatory requirements, and the Bank's liquidity ratio averaged 18.1% during the month of September 1997. The Bank adjusts its liquidity levels in order to meet funding needs for deposit outflows, payment
o real estate taxes on mortgage loans escrowed for, repayment of borrowings, when applicable, and loan commitments. The Bank also adjusts liquidity as appropriate to meet its asset/liability objectives.

    The Bank's primary sources of funds are deposits, amortization and prepayment of loans and mortgage-backed securities, maturities of investment securities and other short-term investments, proceeds from the sale of loans held for sale, investment securities and mortgage-backed securities and funds provided from operations. The Bank utilizes FHLB of Chicago advances as a source of funds. While scheduled loan and mortgage-backed securities repayments are a relatively predictable source of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. The Bank manages the pricing of its deposits to maintain a steady deposit balance. In addition, the Bank invests excess funds in short-term interest-earning assets which provide liquidity to meet lending requirements. Short-term assets outstanding at September 30, 1997 and 1996 amounted to $7.4 million, and $3.3 million, respectively.

    Commissioner and FDIC regulations require that the Bank maintain minimum amounts of regulatory capital. The Bank's capital ratios exceeded the minimum regulatory capital ratios as of the date hereof.

    The Bank's liquidity, represented by cash and cash equivalents, is a product of its operating, investing and financing activities. The primary source of cash was net income and cash derived from financing activities.

                                                                                                YEAR ENDED SEPTEMBER 30,
                                                                                                -----------------------
                                                                                                    1997        1996
                                                                                                -----------  ----------
                                                                                                     (IN THOUSANDS)
Cash and cash equivalents
 at beginning of year..........................................................................  $   2,691  $   4,069
                                                                                                 ---------  ---------
Operating activities:
Net income.....................................................................................        695        393
Adjustments to reconcile net
 income to net cash provided by
 operating activities..........................................................................         14        180
Other operating activities.....................................................................         68         85
                                                                                                 ---------  ---------
Net cash provided by
 operating activities..........................................................................        777        658
Net cash (used in) investing activities........................................................        (39)    (2,404)
Net cash provided by
 financing activities..........................................................................      1,540        368
                                                                                                 ---------  ---------
Net increase (decrease) in cash
 and cash equivalents..........................................................................      2,278     (1,378)
                                                                                                 ---------  ---------
Cash and cash equivalents at end of year.......................................................  $   4,969  $   2,691
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

    Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments, such as interest-bearing deposits with the FHLB of Chicago. If the Bank requires funds beyond its ability to generate them internally, borrowing agreements exist with the FHLB of Chicago which provide an additional source of funds. At September 30, 1997, the Bank had $8.0 million of outstanding advances from the FHLB of Chicago.

    At September 30, 1997, the Bank had outstanding mortgage loan commitments of $746,000. Certificates of deposit scheduled to mature in one year or less at September 30, 1997 totalled $32.9 million. Management believes that a significant portion of such deposits will remain with the Bank.

IMPACT OF INFLATION AND CHANGING PRICES

    The consolidated financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Bank's operations. Unlike most industrial companies, virtually all of the assets and liabilities of the Bank are monetary. As a result, interest rates have a greater impact on the Bank's performance than do the effects of general levels of inflation. In the current interest rate environment, liquidity and the maturity structure of the Bank's assets and liabilities are critical to the maintenance of acceptable performance levels.

ASSET AND LIABILITY MANAGEMENT

    The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income while a positive gap would tend to adversely affect net interest income.

    At September 30, 1997, total interest-bearing liabilities maturing or repricing within one year exceeded total interest-earning assets maturing or repricing in the same period by $41.1 million, representing a cumulative negative one-year gap ratio of 49.9%. Accordingly, based on the gap model below, in a rising interest rate environment, the Bank's net interest income would be adversely affected. The Bank has an Asset-Liability Management Committee which is responsible for reviewing the Bank's asset and liability policies. The Committee meets and reports quarterly to the Board of Directors on interest rate risks and trends, as well as liquidity and capital ratios and requirements.

    The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at September 30, 1997 which are anticipated by the Bank, based upon certain assumptions, to reprice or mature in each of the future time periods shown.

                                                                           AT SEPTEMBER 30, 1997
                                            ----------------------------------------------------------------------------------
                                                                                                            OVER
                                             ONE YEAR        1 TO 2       2 TO 3     3 TO 5     5 TO 10      10
                                              OR LESS        YEARS         YEARS      YEARS      YEARS      YEARS      TOTAL
                                            -----------  --------------  ---------  ---------  ---------  ---------  ---------
                                                                          (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Real estate mortgages (1)...............   $   1,319   $          143  $     821  $   4,731  $   9,521  $  31,731  $  48,266
  Mortgage-backed securities (2)..........         742            2,186      1,198      1,332        719      1,925      8,102
  Other loans.............................         998              601        920      1,633      4,683      1,352     10,187
  Interest-bearing deposits...............       4,043               --         --         --         --         --      4,043
  Investment securities (2)...............       2,359              999      1,497      1,999      4,373        599     11,826
                                            -----------  --------------  ---------  ---------  ---------  ---------  ---------
    Total interest-earning assets.........       9,461            3,929      4,436      9,695     19,296     35,607     82,424


Interest-bearing liabilities:
  Demand accounts.........................      15,696               --         --         --         --         --     15,696
  Certificate of deposits of $100,000 or
    more..................................       1,778              922        767        170         --         --      3,637
  Other certificates of deposit...........      31,131           10,579      4,192      3,824         --         --     49,726
  Borrowings..............................       2,000            2,000      1,000      1,000      2,000         --      8,000
                                            -----------  --------------  ---------  ---------  ---------  ---------  ---------
    Total interest-bearing liabilities....      50,605           13,501      5,959      4,994      2,000         --     77,059


Interest sensitivity gap..................     (41,144)          (9,572)    (1,523)     4,701     17,296     35,607
Cumulative gap............................     (41,144)         (50,716)   (52,239)   (47,538)   (30,242)     5,365

Ratio of gap during the period to total
  interest-earning assets.................       (49.9)%          (11.6)%     (1.8)%      5.7%      21.0%      43.2%
Ratio of cumulative gap to total
  interest-earning assets.................       (49.9)%          (61.5)%    (63.4)%    (57.7)%    (36.7)%      6.5%

------------------------
(1) Includes real estate sold on contract where the borrower does not have title to the property; rather, title remains with the institution.
(2) For available-for-sale securities, amortized cost (not estimated market value) is reported.

-----------------------------------------------------------------------------
            DIRECTORS AND OFFICERS OF PEKIN SAVINGS AND THE COMPANY
-----------------------------------------------------------------------------

    ORVILLE G. DEPPERT became Chairman of the Board of the Bank in 1967 and of the Company upon its formation. He is currently retired and was formerly the owner/operator of George Deppert & Sons Farm Implements.

    R. H. MORE became Vice Chairman of the Board of the Bank in 1981 and of the Company upon its formation. He is currently retired, and was the former publisher of THE PEKIN DAILY TIMES.

    ARTHUR E. KRILE, JR. has been a director and President and Chief Executive Officer of the Bank since 1985 and is also a director and President and Chief Executive Officer of the Company.

    E. GLEN RITTENHOUSE became a director of the Bank in 1987 and of the Company upon its formation. He is the Senior Vice President and Secretary of the Bank and of the Company, and has been employed by the Bank since 1973.

    JOHN L. STEGER became a director of the Bank in 1996 and of the Company upon its formation. He is a partner and vice president of Steger's, Ltd., a furniture retailer located in Pekin, Illinois.

    PATRICK E. OBERLE became a director of the Bank in 1994 and of the Company upon its formation. He has been a principal of the law firm of Elliff, Keyser, Oberle & Dancey, P.C., since 1976.

    JAMES S. WOLF became a director of the Bank in 1994 and of the Company upon its formation. He is a certified public accountant and has been President of Wolf, Tesar & Company, P.C., an accounting firm, since 1980.

    JAMES A. CRAFTON has been employed by the Bank since 1977 and is presently Vice President-Installment Loans of the Bank.

    LISA M. HARNESS has been employed by the Bank since 1976, and presently serves as Vice President-Mortgage Loans-Servicing of the Bank.

    DAVID EARL RILEY has been employed by the Bank since 1986, and presently serves as Vice President-- Mortgage Loan Originations of the Bank.

    EUGENE VAN VOOREN has been employed by the Bank since 1985 and presently serves as Vice President and Treasurer of the Bank and of the Company. He is the chief financial officer of the Bank and of the Company.

                         INDEPENDENT AUDITOR'S REPORT

Board of Directors
Pekin Savings Bank
Pekin, Illinois

   We have audited the accompanying consolidated balance sheets of Pekin Savings Bank and subsidiary (Bank) as of September 30, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pekin Savings Bank and subsidiary as of September 30, 1997 and 1996, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.





Peoria, Illinois
November 3, 1997

                       PEKIN SAVINGS BANK AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS
                                                    SEPTEMBER 30,
                                             ----------------------------
                                                  1997          1996
                                             -------------  -------------
Cash and amounts due from banks............   $   925,795    $ 1,271,013
Interest-bearing deposits..................     4,042,707      1,419,243
Money market investments and investment
  securities (note 2):
  Held-to-maturity, at amortized cost
    (estimated market value of $6,101,695
    and $6,942,636, respectively)..........     6,095,717      7,057,503
  Available-for-sale, at market value......     5,788,174      4,180,952
Mortgage-backed securities (note 3):
  Held-to-maturity, at amortized cost
    (estimated market value of $5,219,101
    and $6,367,601, respectively)..........     5,185,045      6,438,539
  Available-for-sale, at market value......     2,937,508      4,200,908
Loans receivable, net (note 5).............    57,937,437     55,777,190
Accrued interest receivable (note 6).......       502,868        485,355
Real estate owned, net of allowance for
  losses of $0 and $7,500, respectively
  (note 7).........................                  --          127,805
Premises and equipment (note 8)............     1,050,625      1,079,485
Other assets...............................       946,365      1,261,097
                                             -------------  -------------
                                              $85,412,241    $83,299,090
                                             -------------  -------------
                                             -------------  -------------

                   LIABILITIES AND STOCKHOLDERS EQUITY

Deposits (note 9)..........................   $69,058,706    $67,322,686
Borrowed funds (note 10)...................     8,000,000      8,000,000
Advances from borrowers for taxes and
  insurance................................       188,439        231,499
Accrued expenses and other liabilities.....       845,356      1,088,114
                                             -------------  -------------
              Total liabilities............    78,092,501     76,642,299
                                             -------------  -------------
                                             -------------  -------------

Stockholders equity:
  Serial preferred stock with no par
    value, 5,000,000 shares authorized,
    no shares issued and outstanding.......          --             --
  Common stock, $1 par value, 10,000,000
    shares authorized, 168,172 and 167,439
    shares issued and outstanding
    September 30, 1997 and 1996,
    respectively (note 16).................       168,172        167,439
Paid-in surplus............................     1,201,115      1,187,005
Retained earnings, substantially restricted
  (notes 12 and 15)........................     5,898,816      5,371,998
Net unrealized gain (loss) on
  available-for-sale securities, net of
  taxes (notes 2 and 3)....................        51,637        (69,651)
                                             -------------  -------------
              Total stockholders equity....     7,319,740      6,656,791
                                             -------------  -------------
                                              $85,412,241    $83,299,090
                                             -------------  -------------
                                             -------------  -------------

    The consolidated financial statements should be read only in connection with the accompanying notes to consolidated financial statements.

                       PEKIN SAVINGS BANK AND SUBSIDIARY
                       CONSOLIDATED STATEMENTS OF INCOME

                                                     YEARS ENDED SEPTEMBER 30,
                                                     --------------------------
                                                         1997          1996
                                                     ------------  ------------
INTEREST INCOME
  Loans receivable:
    First mortgage loans...........................  $  3,512,370  $  3,243,678
    Other loans....................................     1,033,084       917,593
  Mortgage-backed securities:
    Held-to-maturity...............................       400,769       462,166
    Available-for-sale.............................       221,111       432,109
  Interest-bearing deposits........................       218,899       174,324
  Money market investments and investment
   securities:
     Held-to-maturity..............................       415,268       415,346
     Available-for-sale............................       303,737       317,739
                                                     ------------  ------------
      Total interest income........................     6,105,238     5,962,955
                                                     ------------  ------------

INTEREST ON DEPOSITS (note 9)......................     3,344,911     3,368,827

INTEREST ON BORROWED FUNDS.........................       501,063       485,763
                                                     ------------  ------------
      Total interest expense.......................     3,845,974     3,854,590
                                                     ------------  ------------
      Net interest income..........................     2,259,264     2,108,365

PROVISION FOR LOAN LOSSES (note 5).................        12,000        12,000
                                                     ------------  ------------

      Net interest income after provision
        for loan losses............................     2,247,264     2,096,365
                                                     ------------  ------------

NONINTEREST INCOME
  Service charges..................................       140,997       110,988
  Travel agency fees, net of direct expenses.......       256,414       200,061
  Commissions from sale of annuities...............         7,800        51,606
  Net gain (loss) on sale of:
    Investment securities (note 2).................       --            (19,850)
    Mortgage-backed securities (note 3)............         4,381        56,930
    Loans held for sale (Note 4)...................        68,619        84,679
  Loan origination fees............................       111,975       123,979
  Other............................................       195,870       162,937
                                                     ------------  ------------
      Total noninterest income.....................       786,056       771,330
                                                     ------------  ------------

                       PEKIN SAVINGS BANK AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF INCOME (CONTINUED)

                                                     YEARS ENDED SEPTEMBER 30,
                                                     --------------------------
                                                         1997          1996
                                                     ------------  ------------
NONINTEREST EXPENSE
  Compensation and benefits........................  $  1,079,389  $  1,057,258
  Premises and equipment...........................       271,935       227,140
  Advertising and promotion........................        48,200        46,003
  Data processing..................................       114,890       105,647
  Federal insurance premiums.......................        31,789       155,781
  Other operating expenses.........................       369,181       336,307
  Net loss (gain) on sale of real estate owned.....         4,945        (5,783)
  Real estate owned expense, net of income.........        19,455        24,371
  BIF/SAIF special assessment (Note 17)............       --            440,046
                                                     ------------  ------------
      Total noninterest expense....................     1,939,784     2,386,770
                                                     ------------  ------------
      Income before income taxes...................     1,093,536       480,925

INCOME TAXES (note 11).............................       398,546        87,712
                                                     ------------  ------------

NET INCOME.........................................  $    694,990  $    393,213
                                                     ------------  ------------
                                                     ------------  ------------
PER COMMON SHARE DATA
  Primary income per share.........................  $       3.92  $       2.24
                                                     ------------  ------------
                                                     ------------  ------------
WEIGHTED AVERAGE NUMBER OF COMMON
  SHARES AND EQUIVALENTS OUTSTANDING...............       177,411       175,290
                                                     ------------  ------------
                                                     ------------  ------------

These consolidated financial statements should be read only in connection with the accompanying notes to consolidated financial statements.

                       PEKIN SAVINGS BANK AND SUBSIDIARY
                           CONSOLIDATED STATEMENTS OF
                        CHANGES IN STOCKHOLDERS' EQUITY

                                                                                                       NET
                                                                                                    UNREALIZED
                                                                                                   GAIN (LOSS)
                                                                                                  ON AVAILABLE-
                                                                                                     FOR-SALE
                                              SERIAL                                                SECURITIES       TOTAL
                                             PREFERRED      COMMON      PAID-IN       RETAINED     (NOTES 2 AND   STOCKHOLDERS'
                                               STOCK        STOCK       SURPLUS       EARNINGS          3)           EQUITY
                                           -------------  ----------  ------------  ------------  --------------  ------------
BALANCE AT SEPTEMBER 30, 1995............    $  --        $  166,798  $  1,181,236  $  5,020,645    $   38,909    $  6,407,588
  Net income.............................       --            --           --            393,213        --             393,213
  Exercised stock options................       --               641         5,769       --             --               6,410
  Dividends paid to shareholders.........       --            --           --            (41,860)       --             (41,860)
  Decrease in net unrealized gain on
    available-for-sale securities, net
    of tax effect of $(55,911)...........       --            --           --            --           (108,560)       (108,560)
                                           -------------  ----------  ------------  ------------  --------------  ------------
BALANCE AT SEPTEMBER 30, 1996............       --           167,439     1,187,005     5,371,998       (69,651)      6,656,791
  Net income.............................       --            --           --            694,990        --             694,990
  Exercised stock options................       --               733        14,110       --             --              14,843
  Dividends paid to shareholders.........       --            --           --           (168,172)       --            (168,172)
  Increase in net unrealized gain on
    available-for-sale securities, net
    of tax effect of $62,465.............       --            --           --            --            121,288         121,288
                                           -------------  ----------  ------------  ------------  --------------  ------------
BALANCE AT SEPTEMBER 30,1997.............    $  --        $  168,172  $  1,201,115  $  5,898,816    $   51,637    $  7,319,740
                                           -------------  ----------  ------------  ------------  --------------  ------------
                                           -------------  ----------  ------------  ------------  --------------  ------------

 These consolidated financial statements should be read only in connection with the accompanying notes to consolidated financial statements.

                       PEKIN SAVINGS BANK AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                         YEARS ENDED SEPTEMBER 30,
                                                                                         ------------------------
                                                                                            1997         1996
                                                                                         -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income.........................................................................  $   694,990  $   393,213
                                                                                         -----------  -----------
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation.....................................................................      110,404       90,894
    Deferred income taxes............................................................      203,593     (154,745)
    Net (decrease) increase in deferred income.......................................      (25,526)       5,903
    Loss (gain) on sale of real estate owned.........................................        4,945       (5,783)
    Provision for losses on real estate owned........................................      --             7,500
    Provision for loan losses........................................................       12,000       12,000
    Net (gain) loss on sale of:
      Investment securities..........................................................      --            19,850
      Mortgage-backed securities.....................................................       (4,381)     (56,930)
      Loans held for sale............................................................      (68,619)     (84,679)
    (Increase) decrease in accrued interest receivable...............................      (17,513)     102,191
    Premium amortization, net of discount accretion on mortgage-backed and
      investment securities..........................................................       (6,963)     (15,210)
    (Decrease) increase in accrued expenses and other liabilities....................     (242,758)     287,289
    Decrease (increase) in other assets..............................................       48,674      (28,623)
                                                                                         -----------  -----------
        Total adjustments............................................................       13,856      179,657
                                                                                         -----------  -----------
  Origination of loans held for sale.................................................   (5,775,432)  (6,619,558)
  Proceeds from sales of loans held for sale.........................................    5,844,051    6,704,237
                                                                                         -----------  -----------
        Net cash provided by operating activities....................................      777,465      657,549
                                                                                         -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Principal received on mortgage-backed securities:
    held-to-maturity.................................................................    1,254,216    1,926,793
    available-for-sale...............................................................      493,523      781,523
  Proceeds from the sale of mortgage-backed securities
    available-for-sale...............................................................      885,061    2,059,125
  Proceeds from the maturity of investment securities:
    Held-to-maturity.................................................................      983,092    1,016,908
    Available-for-sale...............................................................    1,000,000      --
  Proceeds from the sale of investment securities:
    held-to-maturity.................................................................      --           495,000
    available-for-sale...............................................................      --         3,004,390
  Purchase of mortgage-backed securities:
    available-for-sale...............................................................      --          (921,554)
  Purchase of investment securities:
    held-to-maturity.................................................................      (17,700)  (1,540,300)
    available-for-sale...............................................................   (2,531,622)  (1,526,890)
  Net increase in loans receivable...................................................   (2,171,379)  (7,560,440)
  Purchases of premises and equipment................................................      (81,544)    (215,474)
  Proceeds from sale of real estate owned............................................      183,900       80,500
  Capital expenditures on real estate owned..........................................      (36,397)      (3,990)
                                                                                         -----------  -----------


        Net cash used in investing activities........................................        (38,850)  (2,404,409)
                                                                                         -----------  -----------
                                                                                         -----------  -----------

                       PEKIN SAVINGS BANK AND SUBSIDIARY
               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

                                                                                        YEARS ENDED SEPTEMBER 30,
                                                                                        -------------------------
                                                                                            1997         1996
                                                                                        ------------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in deposits............................................................  $  1,736,020  $   409,594
  Net decrease in advances from borrowers.............................................       (43,060)      (5,672)
  Proceeds from FHLB advances.........................................................     2,000,000      --
  Repayment of FHLB advances..........................................................    (2,000,000)     --
  Common stock options exercised......................................................        14,843        6,410
  Dividends paid......................................................................      (168,172)     (41,860)
                                                                                        ------------  -----------
      Net cash provided by financing activities.......................................     1,539,631      368,472
                                                                                        ------------  -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS..................................     2,278,246   (1,378,388)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR........................................     2,690,256    4,068,644
                                                                                        ------------  -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR..............................................  $  4,968,502  $ 2,690,256
                                                                                        ------------  -----------
                                                                                        ------------  -----------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for:
    Interest on deposits and borrowed funds...........................................  $  3,847,956  $ 3,854,900
                                                                                        ------------  -----------
                                                                                        ------------  -----------
    Income taxes, net of refunds......................................................  $    170,273  $   393,510
                                                                                        ------------  -----------
                                                                                        ------------  -----------
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING ACTIVITIES:
  Transfers from loans to real estate acquired through foreclosure....................  $     24,643  $   184,852
                                                                                        ------------  -----------
                                                                                        ------------  -----------

 These consolidated financial statements should be read only in connection with the accompanying notes to consolidated financial statements.

                        PEKIN SAVINGS BANK AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Pekin Savings Bank (Bank) is an Illinois chartered savings bank located in central Illinois. On September 29, 1992, the Bank converted from a mutual to a stock form of ownership and completed its initial public offering. On January 27, 1994, the former Pekin Savings and Loan Association converted from an Illinois chartered stock savings and loan association to an Illinois chartered savings bank, Pekin Savings Bank. The Bank is engaged primarily in the business of attracting deposits from the general public and using such funds to originate mortgage loans for the purchase of single-family homes in Tazewell and Mason Counties, Illinois.

    The accounting and reporting policies of the Bank and its subsidiary conform to generally accepted accounting principles and to general practices within the banking industry.

    The following is a description of the more significant policies which the Bank follows in preparing and presenting its consolidated financial statements.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of Pekin Savings Bank and Pekin Financial Service Corporation, a wholly-owned subsidiary of the Bank. All material intercompany transactions and balances have been eliminated in consolidation.

USE OF ESTIMATES IN PREPARING FINANCIAL STATEMENTS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

CASH EQUIVALENTS

    For purposes of the consolidated statements of cash flows, the Bank considers interest-bearing deposits and all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

MONEY MARKET INVESTMENTS, INVESTMENT SECURITIES, AND MORTGAGE-BACKED SECURITIES

    Money market investments include short-term liquidity funds.

    Mortgage-backed securities represent participating interests in pools of long-term first mortgage loans originated and serviced by the issuers of the securities. Premiums and discounts on mortgage-backed securities are amortized using the level-yield method over the remaining period to contractual maturity, adjusted for anticipated prepayments.

                        PEKIN SAVINGS BANK AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

MONEY MARKET INVESTMENTS, INVESTMENT SECURITIES, AND MORTGAGE-BACKED SECURITIES (CONTINUED)

    The Bank classifies its debt and equity securities into one of three categories:

        HELD-TO-MATURITY--includes investments in debt securities which the Bank has the positive intent and ability to hold until maturity.

        TRADING SECURITIES--includes investments in debt and equity securities purchased and held principally for the purpose of selling them in the near-term.

        AVAILABLE-FOR-SALE--includes investments in debt and equity securities not classified as held-to-maturity or trading (i.e., investments which the Bank has no present plans to sell in the near-term but may be sold in the future under different circumstances).

    Debt securities classified as held-to-maturity are carried at amortized cost in which the amortization of premiums and accretion of discounts are recorded using the level-yield method. Unrealized holding gains and losses for trading securities (for which no securities were so designated at September 30, 1997 and 1996) are to be included in income, while such gains and losses for available-for-sale securities are to be excluded from income and reported as a net amount as a separate component of stockholders' equity until realized. Unrealized holding gains and losses for held-to-maturity securities are to be excluded from income and stockholders' equity. For available-for-sale securities, gains or losses are realized and included in noninterest income upon sale, based on the amortized cost of the individual security sold. All previous market value adjustments included in the separate component of stockholders' equity are reversed upon sale.

LOANS HELD FOR SALE

    Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income.

LOANS RECEIVABLE

    First mortgage loans and other loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff, are stated at unpaid principal balances, less unearned discounts and net deferred loan origination fees.

    Loan fees and certain direct loan origination costs are deferred, and the net fee or cost is recognized in income using the level-yield method over the contractual life of the loans. Calculation of level-yield is done on a loan-by-loan basis.

                        PEKIN SAVINGS BANK AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

LOANS RECEIVABLE (CONTINUED)

    The Bank grants primarily residential loans to customers in the immediate Pekin area. Thus, a substantial portion of its debtors' ability to honor their contracts is dependent upon the local agribusiness and manufacturing economic sectors.

    Discounts on other loans are recognized over the lives of the loans using the level-yield method.

    Accrual of interest on impaired loans, normally greater than 90 days past due, is excluded from income by an offsetting increase in a specific allowance for loss, when, in the opinion of management, such suspension is warranted.

    Provisions for losses on first mortgage loans and real estate sold on contract are charged to operations when the loss becomes probable and estimable, based upon the Bank's past loan loss experience, known and inherent risk in the portfolio, estimated values of the underlying collateral, and current and prospective economic conditions.

    In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance for loan losses based on their judgment of information available to them at the time of their examination.

REAL ESTATE OWNED

    Real estate properties acquired through or in lieu of loan foreclosure are to be sold and are initially recorded at the lower of cost or fair value less estimated selling costs at the date of foreclosure (based upon appraisal or the Bank's estimate). Subsequent valuation adjustments are made if the fair value less estimated costs to sell the property falls below the carrying amount. Costs of developing and improving such properties are capitalized. Expenses related to holding such real estate, net of rental and other income, are charged against operations as incurred.

PREMISES AND EQUIPMENT

    Depreciation of premises and equipment is recorded using the straight-line and accelerated methods over the estimated useful lives of the related assets.

                        PEKIN SAVINGS BANK AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INCOME TAXES

    Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance if it is deemed more likely than not that some or all of the deferred tax assets will not be realized.

PRIMARY INCOME PER SHARE

    Primary income per share is computed based upon the weighted average number of shares outstanding during the period plus the shares that would be outstanding assuming exercise of the dilutive stock options which are considered to be common stock equivalents. The number of shares that would be issued from the exercise of stock options has been reduced by the number of shares that could have been purchased from the proceeds at the average market price of the Bank's stock.

ACCOUNTING CHANGES

    In May 1995, the Financial Accounting Standards Board (FASB) issued SFAS No. 122, ACCOUNTING FOR MORTGAGE SERVICING RIGHTS. SFAS No. 122 requires a mortgage banking enterprise to recognize as separate assets rights to service mortgage loans for others, however those servicing rights are acquired. A mortgage banking enterprise should allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values if it is practicable to estimate those fair values. The adoption of SFAS No. 122 had no significant impact upon the Bank.

    In June 1996, the FASB released SFAS No. 125, ACCOUNTING FOR TRANSFERS AND EXTINGUISHMENTS OF LIABILITIES. SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. SFAS No. 125 requires a consistent application of a financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, and derecognizes liabilities when extinguished. SFAS No. 125 also supersedes SFAS No. 122 and requires that servicing assets and liabilities be subsequently measured by amortization in proportion to and over the period of estimated net servicing income or loss and requires assessment for asset impairment or increases obligation based on their fair values. SFAS No. 125 applies to transfers and extinguishments occurring after December 31, 1996 and early or retroactive application was not permitted. The adoption of SFAS No. 125 had no material impact on the financial position or results of operations of the Bank.

                        PEKIN SAVINGS BANK AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

NEW ACCOUNTING STANDARDS

    In March 1997, the FASB issued SFAS No. 128, EARNINGS PER SHARE, which is effective for financial statements issued for periods ending after December 15, 1997. SFAS No. 128 simplifies the calculation of earnings per share (EPS) by replacing primary EPS with basic EPS. It also requires dual presentation of basic EPS and diluted EPS for entities with complex capital structures. Basic EPS includes no dilution and is computed by dividing income available to common shareholders by the weighted-average common shares outstanding for the period. Diluted EPS reflects the potential dilution of securities that could share in earnings, such as stock options, warrants, or other common stock equivalents. The Bank expects SFAS No. 128 to have little impact on its earnings per share calculations in future years, other than changing terminology from primary EPS to basic EPS. All prior period EPS data will be restated to conform with the new presentation.

    In June 1997, the FASB issued SFAS 130, REPORTING COMPREHENSIVE INCOME. This statement establishes standards for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. Comprehensive income is defined as "the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners." Presently, there are certain changes in assets and liabilities not reported in a statement that reports results of operations for the period in which they are recognized but instead are included in balances within a separate component of equity in a statement of financial position. SFAS 130 amends SFAS 87 and 115 to require that changes in the balances of items that under those statements are reported directly in a separate component of equity in a statement of financial position be reported in a financial statement that is displayed as prominently as other financial statements. Items required by accounting standards to be reported as direct adjustments to paid-in-capital, retained earnings, or other nonincome equity accounts are not to be included as components of comprehensive income. SFAS 130 shall be effective for fiscal years beginning after December 15, 1997 with earlier application permitted. All comparative financial statements provided for earlier periods shall be reclassified to reflect application of the provisions of this statement.

                        PEKIN SAVINGS BANK AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2--MONEY MARKET INVESTMENTS AND INVESTMENT SECURITIES

    Money market investments and investment securities at September 30, 1997 and 1996 are summarized as follows:

                                                                               SEPTEMBER 30, 1997
                                                               ---------------------------------------------------
                                                                                GROSS        GROSS      ESTIMATED
                                                                AMORTIZED    UNREALIZED    UNREALIZED     MARKET
                                                                   COST         GAINS        LOSSES       VALUE
                                                               ------------  -----------  ------------  ----------
Held-to-maturity:
 Investment securities:

  U.S. government agencies...................................  $  4,486,492     $ 2,414   $   (24,191) $ 4,464,715
  Municipal obligations......................................       990,425      27,755        --        1,018,180
  Stock in Federal Home Loan
   Bank, at cost.............................................       618,800      --            --          618,800
                                                               ------------  -----------  -----------   ----------

                                                               $  6,095,717  $    30,169  $   (24,191)  $6,101,695
                                                               ------------  -----------  -----------   ----------
                                                               ------------  -----------  -----------   ----------
Available-for-sale:
 Money market investments:
  Short-term liquidity funds.................................  $    127,930   $  --       $    --       $  127,930
 Investment securities:
  U.S. Treasury securities...................................     2,490,091      40,886        (3,512)   2,527,465
  U.S. government agencies...................................     2,499,409      26,041        --        2,525,450
  Mutual funds...............................................       612,474      --            (5,145)     607,329
                                                               ------------  -----------  ------------  ----------

                                                               $  5,729,904  $   66,927   $    (8,657) $ 5,788,174
                                                               ------------  -----------  ------------  ----------
                                                               ------------  -----------  ------------  ----------

                                                                               SEPTEMBER 30, 1996
                                                               ---------------------------------------------------
                                                                                GROSS        GROSS      ESTIMATED
                                                                AMORTIZED    UNREALIZED    UNREALIZED     MARKET
                                                                   COST         GAINS        LOSSES       VALUE
                                                               ------------  -----------  ------------  ----------
Held-to-maturity:
 Investment securities:

  U.S. government agencies....................................  $  5,466,813  $   --      $(107,738)   $  5,359,075
  Municipal obligations.......................................       989,590       3,713    (10,842)        982,461
  Stock in Federal Home Loan
   Bank, at cost..............................................       601,100      --            --          601,100
                                                                ------------  -----------  ------------  ----------
                                                               $   7,057,503  $    3,713  $(118,580)   $ 6,942,636
                                                                ------------  -----------  ------------  ----------
                                                                ------------  -----------  ------------  ----------
Available-for-sale:
 Money market investments:
  Short-term liquidity funds.................................. $     124,256  $   --       $    --      $   124,256
 Investment securities:
  U.S. Treasury securities....................................     2,496,329      18,563        (16,538)  2,498,354
  U.S. government agencies....................................       999,386         325         (8,505)    991,206
  Mutual funds................................................       577,012      --             (9,876)    567,136
                                                                ------------  -----------  ------------  ----------

                                                               $  4,196,983  $    18,888    $   (34,919) $4,180,952
                                                               ------------  -----------    ------------ ----------
                                                               ------------  -----------    ------------ ----------

                                       27

                        PEKIN SAVINGS BANK AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2--MONEY MARKET INVESTMENTS AND INVESTMENT SECURITIES (CONTINUED)


    The amortized cost and estimated market value of money market investments and investment securities at September 30, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                            SEPTEMBER 30, 1997
                                                                                        --------------------------
                                                                                         AMORTIZED     ESTIMATED
                                                                                            COST      MARKET VALUE
                                                                                        ------------  ------------
Held-to-maturity due:
 Within one year......................................................................  $    499,435   $  492,645
 After one year through five years....................................................     2,497,976    2,485,135
 After five years through ten years...................................................     2,379,906    2,397,758
 After ten years......................................................................        99,600      107,357
 Stock in Federal Home Loan Bank (no stated maturity).................................       618,800      618,800
                                                                                        ------------  -----------
                                                                                        $  6,095,717   $6,101,695
                                                                                        ------------  -----------
                                                                                        ------------  -----------
Available-for-sale due:
 Within one year......................................................................  $    500,000   $  499,410
 After one year through five years....................................................     1,997,302    2,020,850
 After five years through ten years...................................................     1,992,789    2,031,795
 After ten years......................................................................       499,409      500,860
 Money market investments/mutual funds
  (no stated maturity)................................................................       740,404      735,259
                                                                                        ------------  -----------
                                                                                        $  5,729,904   $5,788,174
                                                                                        ------------  -----------
                                                                                        ------------  -----------

    The following is a schedule of proceeds from the sales of investment securities and the gross gains and losses realized:

                                                                                               YEARS ENDED SEPTEMBER 30,
                                                                                               -------------------------
                                                                                                  1997          1996
                                                                                              ------------  ------------
Proceeds from sales..........................................................................   $  --       $  3,499,390
                                                                                              ------------  ------------
                                                                                              ------------  ------------
Gross gains..................................................................................   $  --       $      5,593
                                                                                              ------------  ------------
                                                                                              ------------  ------------
Gross losses.................................................................................   $  --       $     25,443
                                                                                              ------------  ------------
                                                                                              ------------  ------------

                        PEKIN SAVINGS BANK AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3--MORTGAGE-BACKED SECURITIES

    Mortgage-backed securities at September 30, 1997 and 1996 are summarized as follows:

                                                                   SEPTEMBER 30, 1997
                              ---------------------------------------------------------------------------------------------
                                                                                        GROSS         GROSS      ESTIMATED
                               PRINCIPAL     UNAMORTIZED     UNEARNED    AMORTIZED    UNREALIZED    UNREALIZED     MARKET
                                BALANCE       PREMIUMS      DISCOUNTS       COST        GAINS         LOSSES       VALUE
                              ------------  -------------  ------------  ----------  ------------  ------------  ----------
Held-to-maturity:

FNMA certificates...........  $  2,949,383    $   3,909    $    (24,297) $2,928,995  $     33,359  $    --       $2,962,354
FHLMC certificates..........     2,256,303        4,536          (4,789)  2,256,050         6,713        (6,016)  2,256,747
FNMA interest-only security,
  net of $62,363 allowance
  for loss..................       --            --             --           --           --            --           --
                              ------------       ------    ------------  ----------  ------------  ------------  ----------

                              $  5,205,686    $   8,445    $    (29,086) $5,185,045  $     40,072  $     (6,016) $5,219,101
                              ------------       ------    ------------  ----------  ------------  ------------  ----------
                              ------------       ------    ------------  ----------  ------------  ------------  ----------
Available-for-sale:

FNMA certificates...........  $    368,982    $   1,147    $     (1,881) $  368,248  $      8,465  $       (738) $  375,975
GNMA certificates...........     1,997,643       --              (5,600)  1,992,043        13,866        (8,354)  1,997,555
FHLMC certificates..........       561,050       --              (3,798)    557,252         6,726       --          563,978
                              ------------       ------    ------------  ----------  ------------  ------------  ----------

                              $  2,927,675    $   1,147    $    (11,279) $2,917,543  $     29,057  $     (9,092) $2,937,508
                              ------------       ------    ------------  ----------  ------------  ------------  ----------
                              ------------       ------    ------------  ----------  ------------  ------------  ----------

                                                                    SEPTEMBER 30, 1996
                                -------------------------------------------------------------------------------------------
                                                                                         GROSS         GROSS     ESTIMATED
                                 PRINCIPAL    UNAMORTIZED     UNEARNED    AMORTIZED    UNREALIZED   UNREALIZED     MARKET
                                  BALANCE       PREMIUMS     DISCOUNTS       COST        GAINS        LOSSES       VALUE
                                ------------  ------------  ------------  ----------  ------------  -----------  ----------
Held-to-maturity:

FNMA certificates.............  $  3,528,534   $    5,027   $    (27,387) $3,506,174  $     28,486 $   (28,887)  $3,505,773
FHLMC certificates............     2,931,368        6,434         (5,437)  2,932,365           498     (71,035)   2,861,828
FNMA interest-only security,
  net of $72,165 allowance for
  loss........................       --            --            --           --           --           --           --
                                ------------  ------------  ------------  ----------  ------------  -----------  ----------

                                $  6,459,902   $   11,461   $    (32,824) $6,438,539  $     28,984  $   (99,922) $6,367,601
                                ------------  ------------  ------------  ----------  ------------  -----------  ----------
                                ------------  ------------  ------------  ----------  ------------  -----------  ----------
Available-for-sale:

FNMA certificates.............  $    511,134   $    1,621   $     (2,473) $  510,282  $      9,021  $  (10,687)  $  508,616
GNMA certificates.............     3,130,842        4,697         (6,458)  3,129,081         7,451     (85,308)   3,051,224
FHLMC certificates............       655,520       --             (4,488)    651,032         1,043     (11,007)     641,068
                                ------------  ------------  ------------  ----------  ------------  -----------  ----------


                                $  4,297,496   $    6,318   $    (13,419) $4,290,395  $     17,515  $  (107,002) $4,200,908
                                ------------  ------------  ------------  ----------  ------------  -----------  ----------
                                ------------  ------------  ------------  ----------  ------------  -----------  ----------

    The following is a schedule of proceeds from the sales of mortgage-backed securities and the gross gains realized:

                                                                                         YEARS ENDED SEPTEMBER 30,
                                                                                         -------------------------
                                                                                             1997         1996
                                                                                         -----------  ------------
Proceeds from sales.....................................................................  $  885,061  $  2,059,125
                                                                                         -----------  ------------
                                                                                          ----------  ------------
Gross gains.............................................................................  $    4,381  $     56,930
                                                                                          ----------  ------------
                                                                                          ----------  ------------

                        PEKIN SAVINGS BANK AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4--LOANS HELD FOR SALE

    The following is a schedule of proceeds from the sales of loans held for sale and the gross gains and losses realized:

                                                                                        YEARS ENDED SEPTEMBER 30,
                                                                                        --------------------------
                                                                                            1997          1996
                                                                                        ------------  ------------
Proceeds from sales...................................................................  $  5,844,051  $  6,704,237
                                                                                        ------------  ------------
                                                                                        ------------  ------------
Gross gains...........................................................................  $     68,619  $     84,679
                                                                                        ------------  ------------
                                                                                        ------------  ------------

NOTE 5--LOANS RECEIVABLE

    Loans receivable at September 30, 1997 and 1996 are summarized as follows:

                                                                                            SEPTEMBER 30,
                                                                                     ----------------------------
                                                                                         1997           1996
                                                                                     -------------  -------------
First mortgage loans:
  One-to-four family residential...................................................  $  43,647,843  $  42,874,121
  Other conventional real estate...................................................      1,428,278      1,761,878
  Participation investment in loans purchased......................................        168,527        195,115
  Other loans......................................................................       --                7,868
                                                                                     -------------  -------------
                                                                                        45,244,648     44,838,982
  Less deferred loan fees..........................................................        144,650        170,176
                                                                                     -------------  -------------
    Total first mortgage loans.....................................................     45,099,998     44,668,806
                                                                                     -------------  -------------
Other loans:
  Real estate sold on contract.....................................................      3,021,886      3,475,965
  Loans on savings accounts........................................................        104,776        148,594
  Consumer loans...................................................................     10,082,218      7,937,752
                                                                                     -------------  -------------
                                                                                        13,208,880     11,562,311
Less unearned discounts............................................................        148,320        235,647
                                                                                     -------------  -------------
    Total other loans..............................................................     13,060,560     11,326,664
                                                                                     -------------  -------------
Less allowance for loan losses.....................................................        223,121        218,280
                                                                                     -------------  -------------
                                                                                     $  57,937,437  $  55,777,190
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                       PEKIN SAVINGS BANK AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5--LOANS RECEIVABLE (CONTINUED)

    The weighted average yield on loans receivable was 7.93 and 7.91 percent at September 30, 1997 and 1996, respectively.

    Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of these loans were $20,642,141 and $18,732,302 at September 30, 1997 and 1996, respectively.

    The Bank had outstanding firm commitments to originate first mortgage loans as follows:

                                                     SEPTEMBER 30, 1997
                                                  -------------------------
                                                                 INTEREST
                                                   COMMITMENT   RATE RANGE
                                                  ------------  -----------
Fixed rate:
   15 years .....................................  $ 619,600        7.50%
   30 years .....................................    126,850        7.875
                                                  ------------
TOTAL COMMITMENT ................................  $ 746,450
                                                  ------------
                                                  ------------

    These loans carry comparable credit and market risk as the Bank's portfolio of first mortgage loans.

    Activity in the allowance for loan losses is summarized as follows:


                                                  YEARS ENDED SEPTEMBER 30,
                                                  -------------------------
                                                      1997         1996
                                                  -----------  ------------
Balance at beginning of year....................  $   218,280  $    212,043
Provision charged to operations.................       12,000        12,000
Charge-offs.....................................       (9,325)       (5,763)
Recoveries......................................        2,166            --
                                                  -----------  ------------
BALANCE AT END OF YEAR..........................  $   223,121  $    218,280
                                                  -----------  ------------
                                                  -----------  ------------


    Impairment of loans having a recorded value of $463,742 and $108,915 at September 30, 1997 and 1996, respectively, has been recognized in conformity with SFAS No. 114 as amended by SFAS No. 118. The average investment in impaired loans during 1997 and 1996 was $204,800 and $142,100, respectively. Interest income foregone on impaired loans during 1997 and 1996 was $11,814 and $6,894, respectively.

                       PEKIN SAVINGS BANK AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5--LOANS RECEIVABLE (CONTINUED)

    The Bank, in the ordinary course of business, has granted residential mortgages and consumer loans to its directors and executive officers. A summary of activity in these loans is as follows:



                                                       YEARS ENDED
                                                      SEPTEMBER 30,
                                                  ----------------------
                                                     1997        1996
                                                  ----------  ----------
Balance at beginning of year....................  $  757,352  $  754,093
New loans granted...............................     421,000     217,590
Repayments......................................    (392,566)   (214,331)
                                                  ----------  ----------
BALANCE AT END OF YEAR..........................  $  785,786  $  757,352
                                                  ----------  ----------
                                                  ----------  ----------


NOTE 6--ACCRUED INTEREST RECEIVABLE

    Accrued interest receivable is summarized as follows:

                                                                       SEPTEMBER 30,
                                                                  ----------------------
                                                                     1997        1996
                                                                  ----------  ----------
Money market investments and investment securities..............  $  167,218  $  144,432
Mortgage-backed securities......................................      44,438      58,655
Loans receivable................................................     291,212     282,268
                                                                  ----------  ----------
TOTAL...........................................................  $  502,868  $  485,355
                                                                  ----------  ----------
                                                                  ----------  ----------

NOTE 7--REAL ESTATE OWNED

    Activity in the allowance for losses on real estate owned is summarized as follows:


                                                      YEARS ENDED
                                                     SEPTEMBER 30,
                                                  --------------------
                                                    1997       1996
                                                  ---------  ---------
Balance at beginning of year....................  $   7,500  $  --
Provisions charged to income....................     --          7,500
Charge-offs.....................................     (7,500)    --
                                                  ---------  ---------
BALANCE AT END OF YEAR..........................  $  --      $   7,500
                                                  ---------  ---------
                                                  ---------  ---------

                       PEKIN SAVINGS BANK AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 8--PREMISES AND EQUIPMENT

    A summary of premises and equipment follows:


                                                        SEPTEMBER 30,
                                                  --------------------------
                                                      1997          1996
                                                  ------------  ------------
Land............................................  $    381,135  $    381,135
Office building.................................       874,871       701,875
Land improvements...............................       247,324       245,110
Furniture, fixtures, and equipment..............       602,575       585,044
Construction in progress........................       --            111,197
                                                  ------------  ------------
                                                     2,105,905     2,024,361
Less accumulated depreciation...................     1,055,280       944,876
                                                  ------------  ------------
NET.............................................  $  1,050,625  $  1,079,485
                                                  ------------  ------------
                                                  ------------  ------------


    Depreciation expense for premises and equipment amounted to $110,404 and $90,894 for the years ended September 30, 1997 and 1996, respectively.


NOTE 9--SAVINGS DEPOSITS

    Savings account balances at September 30, 1997 and 1996 are summarized as follows:

                                         WEIGHTED           SEPTEMBER 30,          WEIGHTED          SEPTEMBER 30,
                                         AVERAGE                 1997              AVERAGE                1996
                                         INTEREST    ---------------------------   INTEREST   ---------------------------
                                           RATE         AMOUNT        PERCENT        RATE        AMOUNT        PERCENT
                                        ----------   -------------  ------------  ----------  -------------  ------------

Balance by type of account:
  Demand accounts:
    Passbook...........................    2.48%      $ 7,904,612       11.4%        2.48%     $ 8,474,267      12.6%
    Christmas Club.....................    2.48           102,878         .1         2.48          102,529        .2
    Demand deposits....................     .92         3,603,525        5.2         1.03        3,316,467       4.9
    Money market deposit
      accounts.........................    2.99         4,084,779        5.9         2.99        4,645,417       6.9
                                                     -------------  ------------              -------------  ------------
                                                       15,695,794       22.6                    16,538,680      24.6
                                                     -------------  ------------              -------------  ------------
  Certificates of deposit:
    6-12 month certificates............    2.51            22,314         .1         2.50           38,340        .1
    12 month certificates..............    5.73        13,920,629       20.1         5.37       11,575,489      17.2
    24 month certificates..............    5.70         7,134,826       10.3         5.91        6,630,138       9.8
    36 month certificates..............    6.13         3,298,795        4.8         5.85        3,043,561       4.5
    48 month certificates..............    6.32         2,182,103        3.2         6.15        1,739,409       2.6
    60 month certificates..............    6.17        20,712,187       30.0         6.14       21,544,006      32.0
    Various term certificates..........    2.53           114,387         .2         2.89          220,146        .3
    Individual retirement
      accounts.........................    5.83         5,977,671        8.7         5.96        5,992,917       8.9
                                                     -------------  ------------              -------------  ------------
                                                       53,362,912       77.4                    50,784,006      75.4
                                                     -------------  ------------              -------------  ------------




    TOTAL DEPOSITS.....................    5.95%     $ 69,058,706      100.0%        5.88%    $ 67,322,686     100.0%
                                                     -------------  ------------              -------------  ------------
                                                     -------------  ------------              -------------  ------------



                    PEKIN SAVINGS BANK AND SUBSIDIARY
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9--SAVINGS DEPOSITS (CONTINUED)

INTEREST EXPENSE FOR DEPOSIT ACCOUNTS IS SUMMARIZED AS FOLLOWS:

                                                 YEARS ENDED SEPTEMBER 30,
                                                 --------------------------
                                                     1997          1996
                                                 ------------  ------------
Demand deposits................................   $    36,034   $    37,720
Money market deposit accounts..................       133,360       144,289
Passbook and Christmas Club accounts...........       206,593       234,175
Certificates of deposit:
   $100,000 and over...........................       206,623       198,186
   Less than $100,000..........................     2,762,301     2,754,457
                                                  -----------   -----------
                                                  $ 3,344,911   $ 3,368,827
                                                  -----------   -----------
                                                  -----------   -----------

    Time deposits issued in amounts of $100,000 or more totaled approximately $3,637,400 and $3,604,000 at September 30, 1997 and 1996, respectively.

    Contractual maturities of certificates of deposit at September 30, 1997 were as follows:

                                          AMOUNT          PERCENT
                                        -----------       -------
YEAR ENDING SEPTEMBER 30,
1998................................    $32,909,132        61.7%
1999................................     11,501,056        21.6
2000................................      4,958,982         9.3
2001................................      2,258,472         4.2
2002................................      1,735,270         3.2
                                        -----------       -----
                                        $53,362,912       100.0%
                                        -----------       -----
                                        -----------       -----

NOTE 10--BORROWED FUNDS

    Borrowed funds at September 30 are summarized as follows:

                                                    1997
                                                  INTEREST
                               MATURITY             RATE         AMOUNT
                            ----------------        ----       -----------
Federal Home Loan Bank:     August 31, 1998         5.10%      $ 2,000,000
                            October 20, 1998        5.06         2,000,000
                            July 24, 2000           6.28         1,000,000
                            August 8, 2002          5.40         1,000,000
                            June 14, 2005           6.71         2,000,000
                                                               -----------
                                                               $ 8,000,000
                                                               -----------
                                                               -----------

                     PEKIN SAVINGS BANK AND SUBSIDIARY
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10--BORROWED FUNDS (CONTINUED)


                                                       1996
                                  MATURITY         INTEREST RATE      AMOUNT
                            -------------------    -------------   ------------
Federal Home Loan Bank:     September 22, 1997          7.02%      $ 2,000,000
                            August 31, 1998             5.10         2,000,000
                            October 20, 1998            5.06         2,000,000
                            June 14, 2005               6.71         2,000,000
                                                                   -----------
                                                                   $ 8,000,000
                                                                   -----------
                                                                   -----------


    Funds borrowed from the Federal Home Loan Bank (FHLB) are secured by a blanket lien on the first mortgage loans. FHLB requires collateral market value to equal 170 percent of advances.

NOTE 11--INCOME TAXES

    The components of income tax expense (benefit) are summarized as follows:

                                          1997                                 1996
                           ----------------------------------    ------------------------------
                            CURRENT     DEFERRED     TOTAL        CURRENT    DEFERRED     TOTAL
                           ----------  ----------  ----------    ----------  ---------   -------
Federal..................  $  174,298  $  165,306  $  339,604    $  212,599  $(125,644)  $86,955
State....................      20,655      38,287      58,942        29,858    (29,101)      757
                           ----------  ----------  ----------    ----------  ---------  --------
INCOME TAX EXPENSE.......  $  194,953  $  203,593  $  398,546    $  242,457  $(154,745)  $87,712
                           ----------  ----------  ----------    ----------  ---------   -------
                           ----------  ----------  ----------    ----------  ---------   -------

    The actual income tax expense differs from the 'expected' tax expense (computed by applying the United States Federal corporate tax rate of 34 percent to income before income taxes) as follows:

                                                         YEARS ENDED
                                                        SEPTEMBER 30,
                                                    ----------------------
                                                       1997        1996
                                                    ----------  ----------
Computed 'expected' tax expense...................  $  371,802  $  163,514
Prior years overaccrual...........................      --         (84,892)
State income taxes, net of federal
   income tax benefit.............................      13,632      19,706
Tax-exempt income.................................     (13,956)    (20,816)
Nondeductible expenses............................       6,199       5,196
Other, net........................................      20,869       5,004
                                                    ----------  ----------
                                                    $  398,546  $   87,712
                                                    ----------  ----------
                                                    ----------  ----------

                     PEKIN SAVINGS BANK AND SUBSIDIARY
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11--INCOME TAXES (CONTINUED)

    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

                                                              SEPTEMBER 30,
                                                          ---------------------
                                                            1997        1996
                                                          ---------  ----------
Deferred tax assets:
  Deferred loan fees....................................  $  56,036  $   65,924
  Uncollected interest..................................     24,159      27,956
  Allowance for loan losses.............................     24,862      38,991
  Loan discount.........................................     28,751      34,438
  Real estate owned.....................................     --           2,905
  BIF/SAIF special assessment...........................     --         170,469
  Security market value adjustments, net................     --          35,867
                                                          ---------  ----------
                                                            133,808     376,550
Valuation allowance for deferred tax assets.............     (1,993)     (3,826)
                                                          ---------  ----------
      Total deferred tax assets.........................    131,815     372,724
                                                          ---------  ----------
Deferred tax liabilities:
  Depreciation..........................................      4,545       5,994
  FHLB stock dividends..................................     21,190      21,190
  Securities market value adjustments, net..............     26,598      --
                                                          ---------  ----------
    Total deferred tax liabilities......................     52,333      27,184
                                                          ---------  ----------
NET DEFERRED TAX ASSET..................................  $  79,482  $  345,540
                                                          ---------  ----------
                                                          ---------  ----------

    The net deferred tax asset is included in other assets in the accompanying balance sheets.

NOTE 12--RETAINED EARNINGS--SUBSTANTIALLY RESTRICTED

    Retained earnings at September 30, 1997 and 1996 includes approximately $793,000 and $832,000, respectively, for which no provision for Federal income tax has been made. This amount represents allocations of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses will create income for tax purposes only, which will be subject to the then current corporate income tax rate.

                     PEKIN SAVINGS BANK AND SUBSIDIARY
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13--EMPLOYEE RETIREMENT PLANS

    All eligible employees are included in a noncontributory multi-employer trusteed pension plan. The Bank's policy is to fund pension costs accrued. The amount of pension expense in 1997 and 1996 was $3,400 and $45,000, respectively.

    The Bank has a multiple-employer thrift plan for all salaried employees meeting minimum age and service requirements. The plan allows employees to make a monthly contribution of 2 to 15 percent of their salary through payroll deduction. The Bank matches 50 percent of the employee's contribution up to 6 percent of the employee's salary. Thrift plan expense amounted to $17,839 and $15,410 for the years ended September 30, 1997 and 1996, respectively.

NOTE 14--REGULATORY MATTERS

    The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of September 30, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

    As of September 30, 1997, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

                     PEKIN SAVINGS BANK AND SUBSIDIARY
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14--REGULATORY MATTERS (CONTINUED)

    The Bank's actual capital amounts and ratios are also presented in the table:

                                                                                TO BE WELL
                                                                             CAPITALIZED UNDER
                                                                             PROMPT CORRECTIVE
                                                       ACTUAL                ACTION PROVISIONS
                                              -------------------------  -------------------------
                                                 AMOUNT        RATIO        AMOUNT        RATIO
                                              ------------     -----     ------------     -----
As of September 30, 1997:
  Total capital (to risk weighted assets)...  $  7,440,516     18.2%     $  4,090,410       10%
  Tier I capital (to risk weighted assets)..     7,217,395     17.6         2,454,246        6
  Tier I capital (to average assets)........     7,217,395      8.4         4,302,000        5

                                                                                TO BE WELL
                                                                             CAPITALIZED UNDER
                                                                             PROMPT CORRECTIVE
                                                       ACTUAL                ACTION PROVISIONS
                                              -------------------------  -------------------------
                                                 AMOUNT        RATIO        AMOUNT        RATIO
                                              ------------     -----     ------------     -----
As of September 30, 1996:
  Total capital (to risk weighted assets)...  $  6,944,722     18.2%     $  3,825,910      10%
  Tier I capital (to risk weighted assets)..     6,726,442     17.6         2,295,546       6
  Tier I capital (to average assets)........     6,726,442      8.0         4,195,681       5

NOTE 15--CONVERSION TO STOCK OWNERSHIP

    On September 29, 1992, the Bank converted from a mutual savings and loan to a capital stock savings and loan. The Bank consummated a public offering of 164,487 shares of common stock which generated net proceeds, after expenses and underwriters cost, of $1,317,411.

    For purposes of granting to eligible account holders, who continue to maintain deposit accounts subsequent to the conversion, a priority in the event of a complete liquidation of the Bank, the Bank has, at the time of conversion, established a liquidation account in an amount equal to its appraised fair market valuation. The value of the liquidation account at conversion was approximately $2,526,000. The liquidation account is reduced by depositor account withdrawals subsequent to the conversion date. The balance of the liquidation account at September 30, 1997 was approximately $1,259,000. In the unlikely event of a complete liquidation of the Bank, and only in such event, each eligible account holder would be entitled to receive a liquidation distribution on a pro rata basis from the liquidation account before any liquidation distribution may be made with respect to capital stock. The Bank may not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause the retained earnings of the Bank to be reduced below the amount required for the liquidation account. Except for such restrictions, the existence of the liquidation account does not restrict the use of or application of retained earnings.

                     PEKIN SAVINGS BANK AND SUBSIDIARY
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16--STOCK OPTION PLAN

    In connection with the conversion to a capital stock form of ownership, the Bank adopted a stock option plan. Pursuant to the plan, 12,763 shares of common stock have been reserved for issuance at September 30, 1997 by the Bank upon exercise of stock options to officers, directors and employees of the Bank from time to time under the plan. The plan provides for a term of ten years, after which no awards may be made.

    Officers, directors, and employees will be eligible to receive options under the plan. The option price may not be less than 100 percent of the fair market value of the shares on the date of the grant, and expire ten years from the date of the grant. The Bank has granted options to certain officers, directors, and employees at option prices of $10.00 and $21.00 per share.

    Transactions with respect to the Bank's stock option plan are as follows:

                                            WEIGHTED-AVERAGE     NUMBER OF
                                                EXERCISE       SHARES UNDER
                                             PRICE PER SHARE      OPTIONS
                                            -----------------  -------------
Outstanding at September 30, 1995.........      $   10.53           14,137
                                                   ------
                                                   ------
Exercised.................................      $   10.00             (641)
                                                   ------           ------
                                                   ------
Outstanding at September 30, 1996.........      $   10.56           13,496
                                                   ------
                                                   ------
Exercised.................................      $   20.25             (733)
                                                   ------           ------
                                                   ------
Outstanding at September 30, 1997.........      $   10.00           12,763
                                                   ------           ------
                                                   ------           ------
Exercisable at September 30, 1997.........      $   10.00           10,853
                                                   ------           ------
                                                   ------           ------

    At September 30, 1997, the exercise price and weighted-average remaining contractual life of outstanding options was $10.00 and 5 years, respectively.

    The Bank applies APB Opinion 25 and related interpretations in the accounting for its plan. Accordingly, no compensation cost has been recognized under APB Opinion 25 in 1997 and 1996 for its stock option plan. Since no stock options were granted during 1996 and 1997, pro forma net income and income per share amounts reflecting compensation costs determined under SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION is not presented.

                     PEKIN SAVINGS BANK AND SUBSIDIARY
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17--BIF/SAIF SPECIAL ASSESSMENT

    On September 30, 1996, President Clinton signed the thrift fund rescue and relief package as part of an omnibus spending measure. Under the plan, premium disparity between thrifts and banks is reduced and a framework is in place to merge charters and funds. Thrifts (including thrifts converted to savings banks) were required to make a one-time special assessment of approximately 66 basis points against an assessment base of March 31, 1995 deposits to capitalize SAIF. On an on-going basis, SAIF members will pay $.0644 on every $100 in deposits, down from $.23, a 70 percent reduction. The Bank's special assessment amounted to $440,046 and is included in accrued expenses and other liabilities in the accompanying September 30, 1996 balance sheet.

NOTE 18--FAIR VALUES OF FINANCIAL INSTRUMENTS

    SFAS No. 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. These fair value disclosures are not intended to represent the market value of the Bank. Income taxes and transaction costs have not been considered in estimating fair values.

    The following methods and assumptions were used by the Bank in estimating fair values of financial instruments:

CASH AND SHORT-TERM INSTRUMENTS

    The carrying amounts of cash and short-term instruments approximate their fair value.

AVAILABLE-FOR-SALE AND HELD-TO-MATURITY SECURITIES

    Fair values for securities, excluding restricted equity securities, are based on quoted market prices. The carrying values of restricted equity securities approximate fair values.

LOANS RECEIVABLE

    For adjustable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for fixed-rate loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

DEPOSITS

    The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

BORROWED FUNDS

    The fair values of the Bank's long-term debt are estimated using discounted cash flow analyses based on the Bank's current incremental borrowing rates for similar types of borrowing arrangements.

ACCRUED INTEREST

    The carrying amounts of accrued interest approximate their fair values.

    The estimated fair values of the Bank's financial instruments were as follows:

                     PEKIN SAVINGS BANK AND SUBSIDIARY
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18--FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)



                                                                             SEPTEMBER 30, 1997      SEPTEMBER 30, 1996
                                                                           ----------------------  ----------------------
                                                                            CARRYING      FAIR      CARRYING      FAIR
                                                                             AMOUNT       VALUE      AMOUNT       VALUE
                                                                           -----------  ---------  -----------  ---------
                                                                            (DOLLARS IN THOUSANDS)  (DOLLARS IN THOUSANDS)
Financial assets:
  Cash and amounts due from banks and interest-bearing deposits..........   $   4,968   $   4,968   $   2,690   $   2,690
  Money market investments and investment securities.....................      11,884      11,890      11,238      11,124
  Mortgage-backed securities.............................................       8,123       8,157      10,639      10,569
  Loans receivable.......................................................      57,937      58,295      55,777      55,002
  Accrued interest receivable............................................         503         503         485         485

Financial liabilities:
  Deposits...............................................................      69,059      69,128      67,323      67,759
  Borrowed funds.........................................................       8,000       7,934       8,000       7,862
  Accrued interest payable...............................................          39          39          41          41

                     PEKIN SAVINGS BANK AND SUBSIDIARY
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19--SUBSEQUENT EVENTS

    On October 10, 1997, the stockholders approved the reorganization of the Bank into the holding company form of ownership to which the Bank became a wholly owned subsidiary of Progressive Bancorp, Inc., a newly formed Delaware corporation, and each outstanding share of common stock of the Bank will be converted into one share of common stock of Progressive Bancorp, Inc.

    The stockholders also approved an amendment to the Articles of Incorporation of the Bank to change the name of the Bank from Pekin Savings, s.b. to "Pekin Savings Bank."

                                                           PEKIN
                                                        SAVINGS BANK
                                                            AND
                                                         SUBSIDIARY

                                                        CONSOLIDATED
                                                          FINANCIAL
                                                         STATEMENTS

                                                     September 30, 1997
                                                          and 1996