Form 10KSB, Exhibit 13
period 1998-09-30
PROGRESSIVE BANCORP INC
filed 1999-01-12
CIK 1044610

                                   EXHIBIT 13

                         ANNUAL REPORT TO STOCKHOLDERS

                                TABLE OF CONTENTS


                                                                                                        Page

Message of President and Chief Executive Officer ....................................................    1

Selected Consolidated Financial and Other Data ......................................................    2

Selected Financial Ratios and Other Data ............................................................    3

Summary of Operating Data ...........................................................................    4
Progressive Bancorp, Inc. and Pekin Savings Bank ....................................................    5

Management's Discussion And Analysis of Financial Condition and Results of Operations ...............    5

Directors and Officers of the Bank and the Company ..................................................   14

Independent Auditor's Report ........................................................................   15
Consolidated Balance Sheets .........................................................................   16
Consolidated Statement of Income ....................................................................   17
Consolidated Statements of Changes in Stockholders' Equity ..........................................   19
Consolidated Statements of Cash Flows ...............................................................   20
Notes to Consolidated Financial Statements ..........................................................   22
Common Stock and Related Matters.....................................................................   43

Stockholder Information .............................................................................   43

December 18, 1998



Dear Stockholders:

I am pleased to present our fiscal 1998 annual report. This past year, Progressive Bancorp, Inc. realized asset growth of $1.8 million, or 2.1% over the previous year.

The fiscal year's profit before taxes was $1.1 million, an increase of $46,000 over the previous year. Fiscal 1998 year end profit amounted to $4.39 per share, compared to $4.14 last fiscal year as restated. The 1998 year-end diluted profit per share was $4.17 compared to $3.96 profit per share for fiscal year 1997. The book value per share at the close of fiscal 1998 was $44.51.

We continue to be well capitalized in both our Tier I Capital and Risk-Based Capital levels. All levels exceed the regulatory requirements.

The results of the Pekin Travel Company, a division of our subsidiary, Pekin Financial Service Corporation, continues to be positive. Pekin Travel again exceeded the year's projections. Total sales increased to $3.5 million compared to $2.8 million for the previous fiscal year.

Due to a favorable rate environment, our loan originations increased over the previous fiscal year. Mortgage loans originated were 340 totaling $20.1 million in fiscal year 1998, compared to 286 loans originated for $15.7 million in fiscal year 1997. Our consumer loan department increased its loan originations to 774 in fiscal year 1998 for a total of $9.4 million. This is compared to 663 loan originations totaling $6.2 million in fiscal year 1997.

The Board of Directors authorized a cash dividend of $1.00 per share, which was paid in June 1998. This was our second consecutive year of paying a $1.00 per share dividend after initially paying $.25 per share cash dividend in the two preceding years.

In my letter to the stockholders last year, I stated that the future held many opportunities for delivering more and better services, with greater efficiency to our customers. That time is arriving at Pekin Savings Bank. We are in the process of installing new computer hardware along with converting to a new data processing center. Doing so at this time will enable us to expand our services and we will be able to offer them to our customers sooner than we anticipated a year ago.

We are all aware of the upcoming year 2000 and the possible computer problems it could bring. We at Pekin Savings Bank have been planning and testing for Y2K this past year. The purchase of all new computer equipment along with the system conversion provides us an advantage in being year 2000 compliant when that time arrives. However these improvements do come with a price tag attached. The costs associated with the conversion and computer upgrade will be reflected in our fiscal 1999 financial statements. The positive result of these expenditures should be reflected at the beginning of the new century.

The Board of Directors and management of Progressive Bancorp, Inc. are preparing for our future. With the computer conversion behind us, we are strategically planning the future of our company. We intend to retain a strong and viable presence in our community.

Happy New Year to you and yours!

                                   Arthur E. Krile, Jr.

                                   Arthur E. Krile, Jr.
                                   President and Chief Executive Officer

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

         Set forth below are selected consolidated financial and other data of Progressive Bancorp, Inc. (the "Company") and its wholly-owned subsidiary, Peking Savings Bank (the "Bank"). This financial data is derived in part from, and should be read in conjunction with, the Consolidated Financial Statements of the Company and notes thereto presented elsewhere in this Annual Report.

                                                                           AT SEPTEMBER 30,
                                                  ------------------------------------------------------------------
                                                    1998          1997           1996         1995           1994
                                                  --------      --------      ---------     --------      ---------
                                                                            (IN THOUSANDS)
Total amount of:
  Assets....................................      $ 87,252      $ 85,412      $  83,299     $  82,359     $  78,802
  Loans receivable, net.....................        61,999        57,937         55,777        48,419        43,683
  Mortgage-backed securities................         7,667         8,123         10,639        14,589        16,601
  Total investments:
    Interest-bearing deposits...............         2,307         4,043          1,419         2,755         3,364
    Investment securities...................        11,062        11,884         11,238        12,696        11,276
  Deposits..................................        69,791        69,059         67,323        66,913        66,537
  Borrowed funds............................         9,500         8,000          8,000         8,000         6,000
  Retained earnings, substantially
    restricted..............................         6,452         5,899          5,372         5,021         4,357
  Stockholders' equity......................         6,653         7,320          6,657         6,408         5,466

SELECTED FINANCIAL RATIOS AND OTHER DATA

                                                                  AT OR FOR THE YEAR ENDED SEPTEMBER 30,
                                                     ---------------------------------------------------------------
                                                       1998          1997          1996          1995         1994
                                                     --------      --------      --------      --------     --------
Return on average assets (net income
  divided by average total assets)..........             0.81%         0.82%         0.46%         0.88%      1.15%
Return on average equity (net income
  divided by average equity)................             9.91          9.87          5.88         11.95       17.05
Average equity to average assets............             8.19          8.28          7.90          7.34        6.72
Average equity to average liabilities.......             8.92          9.06          8.58          7.92        7.21
Retained earnings to total assets
  at end of period..........................             7.39          6.91          6.45          6.10        5.53
Total stockholders' equity to total
  assets at end of period...................             7.62          8.57          7.99          7.78        6.94
Interest rate spread during period..........             2.52          2.51          2.33          2.86        3.30
Net interest margin during period (1).......             2.77          2.80          2.62          3.11        3.47
Interest expense to average
  interest-earning assets...................             4.79          4.77          4.79          4.48        4.12
Interest income to average assets...........             7.22          7.17          7.05          7.29        7.29
Interest expense to average assets..........             4.82          4.52          4.56          4.30        3.96
Non-interest expense to average assets......             6.04          5.28          5.14          4.30        4.10
Nonperforming loans to total loans at
  end of period.............................             0.37          0.80          0.20          0.25        0.11
Nonperforming assets to total assets........             0.26          0.54          0.28          0.17        0.09
Allowance for loan losses to net loans
  receivable at end of period...............             0.37          0.38          0.39          0.44        0.46
Average interest-earning assets to
  average interest-bearing liabilities......           105.22        106.29        106.12        105.48      104.44
Net interest income to other
  operating expenses........................            43.60         50.26         48.53         69.45       81.33

Number of:
  Real estate loans outstanding.............            1,315         1,385         1,482         1,483       1,454
  Deposit accounts..........................            9,448         9,308         9,387         9,367       9,504
  Offices...................................                2             2             2             2           2

-----------------------------
(1) Net interest margin represents net interest income divided by average interest-earning assets.

SUMMARY OF OPERATING DATA

                                                                  AT OR FOR THE YEAR ENDED SEPTEMBER 30,
                                                  ----------------------------------------------------------------
                                                    1998          1997          1996          1995          1994
                                                  --------      --------      --------      --------      --------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income (1).........................        $6,247       $ 6,105       $ 5,963       $ 5,861      $  5,638
Interest expense............................         3,967         3,846         3,855         3,460         3,059
                                                     -----         -----         -----         -----         -----
Net interest income.........................         2,280         2,259         2,108         2,401         2,579
Provision for loan losses...................            14            12            12            20            41
                                                        --            --            --            --            --
        Net interest income after
            provision for loan losses.......         2,266         2,247         2,096         2,381         2,538
                                                     -----         -----         -----         -----         -----
Noninterest income:
    Travel agency fees......................         3,506         2,811         2,158         1,743         1,391
    Service charges.........................           143           141           111           112           136
    Commissions from sale of annuities......            --             8            51            10             9
    Net gain on sale of investments,
        mortgage-backed securities
        and loans held for sale.............           143            73           122            72           112
    Other...................................           311           308           287           242           248
                                                       ---           ---           ---           ---           ---
        Total noninterest income............         4,103         3,341         2,729         2,179         1,896
                                                     -----         -----         -----         -----         -----

Noninterest expense:
    Travel agency cost of sales.............         3,356         2,688         2,061         1,658         1,325
    General and administrative expense......         1,857         1,783         1,825         1,797         1,768
    Net (gain) loss on sale of real estate owned         2             5            (6)            1             8
    Real estate owned expense, net of
        income..............................            15            19            24            (6)           38
    BIF/SAIF special assessment.............            --            --           440            --            --
    Other...................................            --            --            --             7            32
                                                         -             -             -             -            --
        Total noninterest expense...........         5,230         4,495         4,344         3,457         3,171
                                                     -----         -----         -----         -----         -----
Income before income taxes and
  cumulative effect of change in
  accounting principle......................         1,139         1,093           481         1,103         1,263
Income taxes................................           437           398            88           398           447
                                                       ---           ---            --           ---           ---
Income before cumulative effect of
  change in accounting principle............           702           695           393           705           816
Cumulative effect of change in
  accounting for income taxes...............            --            --            --            --            70
                                                         -             -             -             -            --
    Net income..............................       $   702       $   695       $   393       $   705      $    886
                                                   -------       -------       -------       -------      --------
                                                   -------       -------       -------       -------      --------

Income per share:
 Basic before cumulative effect of change in
    accounting principle....................       $  4.39       $  4.14       $  2.35       $  4.24      $   4.95
                                                   -------       -------       -------       -------      --------
                                                   -------       -------       -------       -------      --------
 Basic......................................       $  4.39       $  4.14       $  2.35       $  4.24      $   5.37
                                                   -------       -------       -------       -------      --------
                                                   -------       -------       -------       -------      --------
 Diluted before cumulative effect of change
    in accounting principle.................       $  4.17       $  3.96       $  2.24       $  4.05       $  4.74
                                                   -------       -------       -------       -------      --------
                                                   -------       -------       -------       -------      --------
 Diluted....................................       $  4.17       $  3.96       $  2.24       $  4.05      $  5.14
                                                   -------       -------       -------       -------      --------
                                                   -------       -------       -------       -------      --------

-----------------------------
(1) Includes fee income on the servicing of loans originated and sold by the Bank.

                            PROGRESSIVE BANCORP, INC.
                               PEKIN SAVINGS BANK

         Progressive Bancorp, Inc. (the "Company") is a Delaware corporation and the holding company for Pekin Savings Bank. The Company was organized by the Bank in the fourth quarter of 1997 for the purpose of acquiring all of the capital stock of the Bank in connection with the reorganization of the Bank into the bank holding company structure. The only significant asset of the Company is the capital stock of the Bank, and the business of the Company currently consists solely of the business of the Bank. All financial information presented in this Annual Report is the financial data for the Company and the Bank and its subsidiary on a consolidated basis.

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


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

         The Company's net income is primarily dependent on its net interest income, which is the difference between interest income earned on its loan, mortgage-backed securities and investment portfolios, and its cost of funds consisting of interest paid on deposits and borrowings. Net interest income also is affected by the relative amounts of interest-earning assets and interest-bearing liabilities. The Company's net income also is affected by its provision for loan losses, as well as the amount of non-interest income, including loan origination fees and service charges and gains on the sale of securities and loans held for sale, and non-interest expense, such as salaries and employee benefits, deposit insurance premiums, occupancy and equipment costs and income taxes. Earnings of the Company also are affected significantly by general economic and competitive conditions in its market area, particularly changes in market interest rates, government policies and actions of regulatory authorities.

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

AVERAGE BALANCES, INTEREST AND AVERAGE YIELD/COST

         The following table sets forth certain information relating to the Company's average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated and the average yields earned and rates paid. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from month-end balances. Management does not believe that the use of month-end balances instead of daily average balances has caused any material difference in the information presented.


                                                          YEAR ENDED SEPTEMBER 30,
                                          --------------------------------------------------------------
                                                    1998                            1997
                                          ---------------------------  ---------------------------------
                                          AVERAGE              AVERAGE    AVERAGE             AVERAGE
                                          BALANCE  INTEREST  YIELD/COST   BALANCE  INTEREST  YIELD/COST
                                                        (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Loan portfolio (1)................     $59,837   $4,790     8.00%      $55,265   $4,545     8.22%
  Investment securities.............      12,529      814     6.50        12,139      719     5.92
  Mortgage-backed securities........       7,590      488     6.43         9,380      622     6.63
  Interest-bearing deposits.........       2,261      155     6.86         3,766      219     5.82
                                         -------   ------                -------   ------
    Total interest-earning assets...     $82,217   $6,247     7.60       $80,550   $6,105     7.58
                                         -------   ------                -------   ------
                                         -------   ------                -------   ------

Interest-bearing liabilities:
  Deposits..........................     $68,761   $3,442     5.01%      $67,553   $3,345     4.95%
  Borrowed funds....................       9,375      525     5.60         8,231      501     6.09
                                         -------   ------                -------   ------
    Total interest-bearing liabilities   $78,136   $3,967     5.08       $75,784   $3,846     5.07
                                         -------   ------                -------   ------
                                         -------   ------                -------   ------

Net interest income.................               $2,280                          $2,259
                                                   ------                          ------
                                                   ------                          ------

Interest rate spread (2)............                          2.52%                           2.51%
                                                             -----                          ------
                                                             -----                          ------


Net yield on interest-earning assets (3)                      2.77%                           2.80%
                                                             -----                          ------
                                                             -----                          ------

Ratio of average interest-earning
  assets to average interest-bearing
  liabilities.......................                        105.22%                         106.29%
                                                             -----                          ------
                                                             -----                          ------

------------------------------------
(1)      Average balances include non-accrual loans.

(2) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(3) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

YIELDS EARNED AND RATES PAID

         The following table sets forth for the periods indicated, the weighted average yields earned on the Company's assets, the weighted average interest rates paid on the Company's liabilities, together with the net yield on average interest-earning assets.


                                                                 AT                  YEAR ENDED SEPTEMBER 30,
                                                            SEPTEMBER 30,      ----------------------------------
                                                                1998                 1998              1997
                                                          ---------------      ----------------  ----------------
Weighted average yield
  on loan portfolio..................................            7.76%              8.00%             8.22%
Weighted average yield on
  mortgage-backed securities.........................            6.38               6.43              6.63
Weighted average yield on investment
  portfolio..........................................            6.22               6.50              5.92
Weighted average yield on interest-
  bearing deposits...................................            5.21               6.86              5.82
Weighted average yield on all interest-earning
  assets.............................................            7.36               7.60              7.58
Weighted average rate paid on deposit
  accounts...........................................            5.89               5.01              4.95
Weighted average rate paid on borrowed
  funds..............................................            5.66               5.60              6.09
Weighted average rate paid on all
  interest-bearing liabilities.......................            5.86               5.08              5.07
Interest rate spread (spread between
  weighted average rate earned on
  all interest-earning assets and
  weighted average rate paid
  on all interest-bearing liabilities)...............            1.50               2.52              2.51
Net yield (net interest income as
  a percentage of average interest-
  earning assets)....................................            1.77               2.77              2.80

                              RATE/VOLUME ANALYSIS

         The following table describes the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Company's interest income and interest expense during the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to:
(i) changes in volume (changes in volume multiplied by prior rate); (ii) changes in rates (changes in average rate multiplied by prior average volume); (iii) changes in rate-volume (changes in rate multiplied by the change in volume); and
(iv) the net change.


                                                                               YEAR ENDED SEPTEMBER 30,
                                                     ------------------------------------------------------------------------------
                                                                 1998 VS. 1997                          1997 VS. 1996
                                                     -------------------------------------  ---------------------------------------
                                                         INCREASE/(DECREASE)                    INCREASE/(DECREASE)
                                                              DUE TO                                DUE TO
                                                     ------------------------      TOTAL    -----------------------       TOTAL
                                                                         RATE/   INCREASE                    RATE/       INCREASE
                                                     VOLUME     RATE    VOLUME  (DECREASE)  VOLUME   RATE    VOLUME      (DECREASE)
                                                     ------     ----    ------  ----------  ------   ----    -------     ----------
                                                                                (IN THOUSANDS)
Interest income:
  Loan portfolio ..................................   $ 376    $(122)   $  (9)    $ 245     $ 315    $  62     $   7     $ 384
  Mortgage-backed securities ......................    (119)     (19)       4      (134)     (262)     (15)        5      (272)
  Interest-bearing deposits .......................     (88)      39      (15)      (64)       55       (9)       (2)       44
  Investment securities ...........................      23       70        2        95       (48)      35        (1)      (14)
                                                      -----    -----    -----     -----     -----    -----     -----     -----
        Total interest-earning assets$ ............     192    $ (32)   $ (18)    $ 142     $  60    $  73     $   9     $ 142
                                                      -----    -----    -----     -----     -----    -----     -----     -----
                                                      -----    -----    -----     -----     -----    -----     -----     -----
Interest expense:
  Deposits ........................................   $  60    $  34    $   3     $  97     $ (14)   $ (14)    $   4     $ (24)
  Borrowed funds ..................................      70      (40)      (6)       24        14        1      --          15
         Total interest-bearing
            liabilities ...........................   $ 130    $  (6)   $  (3)    $ 121     $--      $ (13)    $   4     $  (9)
                                                      -----    -----    -----     -----     -----    -----     -----     -----
                                                      -----    -----    -----     -----     -----    -----     -----     -----

Net change in interest income .....................   $  62    $ (26)   $ (15)    $  21     $  60    $  86     $   5     $ 151
                                                      -----    -----    -----     -----     -----    -----     -----     -----
                                                      -----    -----    -----     -----     -----    -----     -----     -----

RESULTS OF OPERATIONS

         GENERAL. The earnings of the Company depend primarily on its level of net interest income, which is the difference between interest earned on the Company's interest-earning assets and the interest paid on interest-bearing liabilities. Net interest income is a function of the Company's interest rate spread, which is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities, as well as a function of the average balance of interest-earning assets as compared to interest-bearing liabilities.

         INTEREST INCOME. Interest income, which includes fee income on the servicing of loans, increased $142,000 or 2.3% to $6.2 million for the fiscal year ended September 30, 1998 ("fiscal 1998") from $6.1 million for the fiscal year ended September 30, 1997 ("fiscal 1997"). The increase in interest income resulted from an increase in the average yield on the interest-earning assets to 7.60% for fiscal 1998 from 7.58% for fiscal 1997, as well as an increase in the average balance of such assets, to $82.2 million for fiscal 1998 compared to $80.6 million for fiscal 1997. Interest income from the Company's loan portfolio increased $245,000 or 5.4%, due to a $4.6 million, or 8.3% increase in the average balance of such assets, reflecting loan demand in the Company's primary lending area as well as management's strategy of controlled growth. The average yield on such assets, however, decreased from 8.22% for fiscal 1997 to 8.00% for fiscal 1998, reflecting lower market interest rates. Interest income earned on the Company's investment securities portfolio increased by $95,000, or 13.2%, reflecting an increase of $390,000, or 3.2% in the average balance of such securities as well as an increase in the average yield of such securities to 6.50% for fiscal 1998 compared to 5.92% for fiscal 1997. Interest income from the Company's mortgage-backed securities portfolio decreased by $134,000, or 21.5%, reflecting principally the decrease in the average balance of such securities to $7.6 million for fiscal 1998 compared to $9.4 million for fiscal 1997, as management directed the proceeds of maturing or prepaying securities to higher-yielding loans.

         INTEREST EXPENSE. Interest expense increased $121,000, or 3.1% to $4.0 million for fiscal 1998 from $3.8 million for fiscal 1997. The increase in interest expense for fiscal 1998 was due to a slight increase in the average rate paid on interest-bearing liabilities to 5.08% in fiscal 1998 from 5.07% in fiscal 1997, as well as an increase of $2.4 million or 3.2%, in the average balance of interest-bearing liabilities in fiscal 1998 as compared to fiscal 1997. The slight increase in the average rate paid on interest-bearing liabilities reflected management's efforts to continue to offer competitive interest rates on savings deposits and selective term certificates of deposits at slight premiums in order to retain its core savings base. The Company also used alternative funding sources such as advances from the Federal Home Loan Bank System, the average balance of which increased to $9.4 million for fiscal 1998 compared to $8.2 million for fiscal 1997. The average rate paid on such advances was 5.60% in fiscal 1998 compared to 6.09% in fiscal 1997, which helped lower the Company's overall interest expense in fiscal 1998.

         NET INTEREST INCOME. Net interest income is a function of the Company's interest rate spread, which is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities, as well as a function of the average balance of interest-earning assets as compared to interest-bearing liabilities. Net interest income, before provision for loan losses, was $2.3 million in fiscal 1998, an increase of $21,000, or 0.93%, from fiscal 1997. The Company increased its weighted average yield on all interest-earning assets to 7.60% for fiscal 1998, compared to 7.58% for fiscal 1997; however, the weighted average rate paid on all interest-bearing liabilities increased to 5.08% for fiscal 1998 compared to 5.07% for fiscal 1997. Interest spreads and net margins were compressed this past year as interest rates on loans and investment securities reached near record lows. The Company was not able to follow this lower interest rate trend in its savings deposit and certificates because of the increased competition from other financial products being offered through the stock market and mutual and stock fund offerings.

         PROVISIONS FOR LOSSES ON LOANS. The Company maintains an allowance for loan losses based upon management's periodic evaluation of known and inherent risks in the Company's portfolio, its past loan loss experience, adverse situations that may affect borrowers' ability to repay loans, estimated value of underlying loan collateral, and the current and expected future economic conditions. The Company increased its provisions for loan losses to $14,500 in fiscal 1998, compared to $12,000 in fiscal 1997. Total allowance for loan losses was $228,000, or 0.37% of net loans receivable, at September 30, 1998, compared to $223,000 or 0.38% of net loans receivable, at

September 30, 1997. The provision for loan losses reflected management's current view of the risks in the Company's loan portfolio based on an evaluation of specific loans in its portfolio, estimated collateral values, historical loss experience, current economic trends, and the existing level of the Company's allowance for loan losses.

         NON-INTEREST INCOME. The Company's principal sources of non-interest income include travel agency fees, service charges on transaction accounts, net gains on the sale of mortgage-backed securities, investment securities and loans held for sale, and miscellaneous fees and charges for services offered by the Company. During the past several years, gains recorded on the sale of mortgage-backed securities, other investments and loans held-for-sale have had a significant impact on non-interest income and the Company's net income. However, there can be no assurance that the Company will have gains on the sale of investments, mortgage-backed securities or loans held for sale at the levels reflected in previous years. Non-interest income increased by $762,000 or 22.8%, to $4.1 million in fiscal 1998, as compared to $3.3 million in fiscal 1997. Pekin Financial Service Corporation, a Company subsidiary engaged in the sale of annuities and travel agency services to the public, increased gross sales by $695,000 or 24.7%. The Company's gains from sales of investment securities and loans held-for-sale increased $70,000 or 95.9%. With favorable prices in the financial market, the Company took advantage of the price increases to realize some gains. Loan origination fees increased $25,000, or 22.3%, in fiscal 1998, as compared to fiscal 1997, reflecting an increase in loan originations in fiscal 1998.

         NON-INTEREST EXPENSE. Non-interest expense increased by $735,000 or 16.4% to $5.2 million for fiscal 1998, as compared to $4.5 million for fiscal 1997. The travel agency cost of sales increased $668,000 or 24.8%. This increase in cost of sales of the travel agency was offset by the increase in gross travel agency fees of $695,000 as reflected in non-operating income. The e Company's compensation and benefits increased $27,000 or 2.9%.


         INCOME BEFORE INCOME TAXES. Income before taxes increased $46,000 or 4.2% in fiscal 1998, as compared to fiscal 1997. e Net interest income increased $21,000 in fiscal 1998, compared to 1997. Non-interest income increased $762,000 in fiscal 1998, e compared to fiscal 1997; however, this increase was offset by an increase in non-interest expense of $735,000 in fiscal 1998 e compared to fiscal 1997.

         NET INCOME. Net income increased to $702,000 for fiscal 1998 compared to $695,000 for fiscal 1997, reflecting a small e increase in net interest income as well as an increase in non-interest income, which more than offset an increase in non-interest expense.

LIQUIDITY AND CAPITAL RESOURCES

         The Company is required to maintain minimum levels of liquid assets as defined by regulations of the Illinois Commissioner e of Savings and Residential Finance (the "Commissioner") and the Federal Deposit Insurance Corporation (the "FDIC"). This requirement, which varies from time to time, depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required ratio currently is 5%. The Company historically has maintained a level of liquid assets in excess of regulatory requirements, and the Bank's liquidity ratio averaged 16.6% during the month of September 1998. The Company adjusts its liquidity levels in order to meet funding needs for deposit outflows, payment of real estate taxes on mortgage loans escrowed for, repayment of borrowings, when applicable, and loan commitments. The Company also adjusts liquidity as appropriate to meet its asset/liability objectives.

         The Company's primary sources of funds are deposits, amortization and prepayment of loans and mortgage-backed securities, maturities of investment securities and other short-term investments, proceeds from the sale of loans held for sale, investment securities and mortgage-backed securities and funds provided from operations. The Company utilizes FHLB of Chicago advances as a source of funds. While scheduled loan and mortgage-backed securities repayment is a relatively predictable source of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. The Company manages the pricing of its deposits to maintain a steady deposit balance. In addition, the Company invests excess funds in short-term interest-earning assets, which provide liquidity to meet lending requirements. Short-term assets outstanding at September 30, 1998, and 1997, amounted to $3.9 million, and $7.4 million, respectively.

                                                  YEAR ENDED SEPTEMBER 30,
                                           -------------------------------------
                                              1998                        1997
                                             -------                    -------
                                                       (IN THOUSANDS)
Cash and cash equivalents
 at beginning of year ..................   $ 4,969                       $ 2,691
                                           -------                       -------
Operating activities:
Net income .............................       702                           695
Adjustments to reconcile net
 income to net cash provided by
 operating activities ..................        82                            14
Other operating activities .............        93                            68
                                           -------                       -------
Net cash provided by
 operating activities ..................       877                           777
Net cash (used in) investing activities     (2,724))                         (39)
Net cash provided by
 financing activities ..................       825                         1,540
                                           -------                       -------
Net increase (decrease) in cash
 and cash equivalents ..................    (1,022)                        2,278
                                           -------                       -------
Cash and cash equivalents at end of year   $ 3,947                       $ 4,969
                                           -------                       -------
                                           -------                       -------

         Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments, such as interest-bearing deposits with the FHLB of Chicago. If the Bank requires funds beyond its ability to generate them internally, borrowing agreements exist with the FHLB of Chicago, which provide an additional source of funds. At September 30, 1998, the Bank had $9.5 million of outstanding advances from the FHLB of Chicago.

         At September 30, 1998, the Bank had outstanding mortgage loan commitments of $399,000. Certificates of deposit scheduled to mature in one year or less at September 30, 1998, totaled $28.9 million. Management believes that a significant portion of such deposits will remain with the Bank.


IMPACT OF INFLATION AND CHANGING PRICES

         The consolidated financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike most industrial companies, virtually all of the assets and liabilities of the Company are monetary. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. In the current interest rate environment, liquidity and the maturity structure of the Company's assets and liabilities are critical to the maintenance of acceptable performance levels.

ASSET AND LIABILITY MANAGEMENT

         The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income while a positive gap would tend to adversely affect net-interest income.

         At September 30, 1998, total interest-bearing liabilities maturing or repricing within one year exceeded total interest-earning assets maturing or repricing in the same period by $41.1 million, representing a cumulative negative one-year gap ratio of 49.3%. Accordingly, based on the gap model below, in a rising interest rate environment, the Company's net-interest income would be adversely affected. The Bank has an Asset-Liability Management Committee, which is responsible for reviewing the Bank's assets and liability policies. The Committee meets and reports quarterly to the Board of Directors on interest rate risks and trends, as well as liquidity and capital ratios and requirements.

         The following table sets forth the amount of interest-earning assets and interest-bearing liabilities outstanding at September 30, 1998, which are anticipated by the Company, based upon certain assumptions, to reprice or mature in each of the future time periods shown.


                                                                      AT SEPTEMBER 30, 1998
                                              ---------------------------------------------------------------------
                                                                                                  OVER
                                              ONE YEAR    1 TO 2    2 TO 3    3 TO 5    5 TO 10    10
                                               OR LESS     YEARS    YEARS      YEARS     YEARS    YEARS      TOTAL
                                              --------    ------    ------    ------    -------   -----      ----
                                                                           (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Real estate mortgages (1).................   $ 1,007  $    532   $ 1,422   $ 8,912   $ 7,015   $31,202    $50,090
  Mortgage-backed securities (2)............     1,374     1,100       563       152       950     3,469     7,608
  Other loans ..............................       976       540       789     2,176     5,983     1,889    12,353
  Interest-bearing deposits.................     2,307        --        --        --        --        --     2,307
  Investment securities (2).................     1,917       999     1,110     1,600     5,391        --    11,017
                                              --------    ------    ------    ------    -------   ------     ----
        Total interest-earning assets.......     7,581     3,171     3,884    12,840    19,339    36,560    83,375

Interest-bearing liabilities:
  Demand accounts...........................    17,824        --        --        --        --        --    17,824
  Certificate of deposits of $100,000 or more    1,712     1,057       180       200        --        --     3,149
  Other certificates of deposit.............    27,142    12,244     2,510     6,922        --        --    48,818
  Borrowings................................     2,000     2,000        --     2,000     3,500        --     9,500
                                              --------    ------    ------    ------    -------    -----     ----
        Total interest-bearing liabilities..    48,678    15,301     2,690     9,122     3,500        --    79,291

Interest sensitivity gap....................   (41,097)  (12,130)    1,194     3,718    15,839    36,560
Cumulative gap..............................   (41,097)  (53,227)  (52,033)  (48,315)  (32,476)    4,084

Ratio of gap during the period to
 total interest-earning assets..............     (49.3)%   (14.5)%     1.4%      4.5%     18.9%     43.9%

Ratio of cumulative gap to total
 interest-earning assets....................     (49.3)%   (63.8)%   (62.4)%   (57.9)%   (39.0)%     4.9%

----------------------------
(1) Includes real estate sold on contract where the borrower does not have title to the property; rather, title remains with the institution.
(2) For available-for-sale securities, amortized cost (not estimated market value) is reported.

YEAR 2000 CONSIDERATIONS

         As the year 2000 approaches, a significant business issue has emerged regarding how existing software programs and operating systems can accommodate the date value for the year 2000. Many existing software products, including products used by the Company and its suppliers and customers, were designed to accommodate only a two-digit value, which represents the year. For example, information relating to the year 1996 is stored in the system as "96." As a result, the year 1999 (i.e., "99") could be the maximum date value that these systems will be able to process accurately. In response to concerns about this issue, regulatory agencies have begun to monitor holding companies' and banks' readiness for the year 2000 as part of the regular examination process. The Company presently believes that with modifications to existing software and conversion to new software, the year 2000 issue will not pose significant operational problems for the Company's business operations. To date, management believes the systems conversion finalized in November 1998 brought its major operating system into year 2000 compliance status. In addition, the Company outsources its computer systems to a third party supplier, who has informed the Company that it expects to be year 2000 compliant in mid-1999. Implementation of the Company's plan to test in-house and out-sourced software has been underway since the first quarter of 1998. Testing of applications considered to be "mission critical" are scheduled for completion by the first quarter of 1999. Total compliance for all systems, including the Company's outsourced computer systems, is expected by management to be completed by the third quarter of 1999; management currently estimates that such compliance will cost $50,000. The plan implementation team is responsible for progress and will continue to provide a status report to the board of directors on a monthly basis through December 31, 2000. However, if such modifications and conversions are not made, or are not completed timely, the year 2000 issue could have a material adverse impact on the operations of the Company. The Company has in place a contingency plan in the event its outsourced computer systems are not year 2000 compliant on a timely basis. In addition, there can be no assurance that unforeseen problems in the Company's outsourced computer systems will not have an adverse effect on the Company's systems or operations. The Company does not have sufficient information accumulated from customers to enable the Company to assess the degree to which customers' operations are susceptible to potential problems relating to the year 2000 issue.

--------------------------------------------------------------------------------
               DIRECTORS AND OFFICERS OF THE BANK AND THE COMPANY
--------------------------------------------------------------------------------

         R. H. MORE has been a director of the Bank since 1953 and of the Company since its formation. He is currently retired, and was the former publisher of THE PEKIN DAILY TIMES.

         ARTHUR E. KRILE, JR. has been a director and President and Chief Executive Officer of the Bank since 1985 and is also a director and President and Chief Executive Officer of the Company. He has been employed by the Bank since 1961.

         E.GLEN RITTENHOUSE became a director of the Bank in 1987 and of the Company upon its formation. He is the Senior Vice President and Secretary of the Bank and of the Company, and has been employed by the Bank since 1973.

         JOHN L. STEGER became a director of the Bank in 1996 and of the Company upon its formation. He is President of Steger's, Ltd., a furniture retailer located in Pekin, Illinois.

         PATRICK E. OBERLE became a director of the Bank in 1994 and was appointed Vice Chairman in 1998. He became a director of the Company upon its formation and was appointed Vice Chairman in 1998. He has been a principal of the law firm of Elliff, Keyser, Oberle & Dancey, P.C., since 1976.

         JAMES S. WOLF became a director of the Bank in 1994 and Chairman in 1998. He became a director of the Company upon its formation and was appointed Chairman in 1998. He is a certified public accountant and has been President of Wolf, Tesar & Company, P.C., an accounting firm, since 1980.

         WILLIAM J. LEMAN was appointed as director of the Company effective August 1, 1998. Mr. Leman is President and Chief Executive Officer of Monge Property Management Company in Pekin, Illinois.

         JAMES A. CRAFTON has been employed by the Bank since 1977 and is presently Vice President-Installment Loans of the Bank.

         LISA M. HARNESS has been employed by the Bank since 1976, and presently serves as Vice President-Mortgage Loans-Servicing of the Bank.

         DAVID EARL RILEY has been employed by the Bank since 1986, and presently serves as Vice President-Mortgage Loan Originations of the Bank.

         EUGENE VAN VOOREN has been employed by the Bank since 1985 and presently serves as Vice President and Treasurer of the Bank and of the Company. He is the chief financial officer of the Bank and of the Company.

[GRAPHIC]

                          INDEPENDENT AUDITOR'S REPORT

Board of Directors
Progressive Bancorp, Inc.
Pekin, Illinois

We have audited the accompanying consolidated balance sheets of Progressive Bancorp, Inc. and subsidiaries (Company) as of September 30, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Progressive Bancorp, Inc. and subsidiaries as of September 30, 1998 and 1997, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.



Clifton Gunderson L.L.C.

Peoria, Illinois
October 30, 1998

                   PROGRESSIVE BANCORP, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS


                                                      ASSETS
                                                                                            SEPTEMBER 30,
                                                                                      -----------------------
                                                                                      1998               1997
                                                                                      ----               ----

Cash and amounts due from banks                                                  $    1,639,175    $       925,795
Interest-bearing deposits                                                             2,307,499          4,042,707
Money market investments and investment securities (Note 2):
     Held-to-maturity, at amortized cost (estimated market value
         of $4,298,541 and $6,101,695, respectively)                                  4,234,966          6,095,717
     Available-for-sale, at market value                                              6,827,144          5,788,174
Mortgage-backed securities (Note 3):
     Held-to-maturity, at amortized cost (estimated market value
         of $3,214,906 and $5,219,101, respectively)                                  3,183,399          5,185,045
     Available-for-sale, at market value                                              4,483,514          2,937,508
Loans receivable, net (Note 5)                                                       61,999,200         57,937,437
Accrued interest receivable (Note 6)                                                    543,793            502,868
Premises and equipment (Note 8)                                                         978,604          1,050,625
Other assets                                                                          1,054,664            946,365
                                                                                 --------------    ---------------
                                                                                 $   87,251,958    $    85,412,241
                                                                                 --------------    ---------------
                                                                                 --------------    ---------------


                                       LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits (Note 9) $                                                              $   69,790,953    $    69,058,706
Borrowed funds (Note 10)                                                              9,500,000          8,000,000
Advances from borrowers for taxes and insurance                                         167,644            188,439
Accrued expenses and other liabilities                                                1,140,480            845,356
                                                                                 --------------    ---------------
                  Total liabilities                                                  80,599,077         78,092,501
                                                                                 --------------    ---------------


Stockholders' equity:
     Serial preferred stock, $.10 par value, 50,000 shares
         authorized, no shares issued and outstanding                                        -                  -
     Common stock, $.01 par value, 250,000 shares authorized,
         174,473 and 168,172 shares issued September 30,
         1998 and 1997, respectively (Note 16)                                            1,745              1,682
     Paid-in surplus                                                                  1,430,552          1,367,605
     Retained earnings, substantially restricted (Notes 12 and 15)                    6,451,899          5,898,816
     Net unrealized gain on available-for-sale securities,
         net of taxes (Notes 2 and 3)                                                    68,685             51,637
                                                                                 --------------    ---------------
                                                                                      7,952,881          7,319,740
     Treasury stock, 25,000 shares at cost                                           (1,300,000)                -
                                                                                 --------------    ---------------
                  Total stockholders' equity                                          6,652,881          7,319,740
                                                                                 --------------    ---------------
                                                                                 $   87,251,958    $    85,412,241
                                                                                 --------------    ---------------
                                                                                 --------------    ---------------


 These consolidated financial statements should be read only in connection with the accompanying notes to consolidated financial statements.

                   PROGRESSIVE BANCORP, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME


                                                        YEARS ENDED SEPTEMBER 30,
                                                        -------------------------
                                                         1998               1997
                                                         ----               ----
INTEREST INCOME
     Loans receivable:
         First mortgage loans                           $3,635,904   $3,512,370
         Other loans                                     1,153,771    1,033,084
     Mortgage-backed securities:
         Held-to-maturity                                  263,243      400,769
         Available-for-sale                                224,612      221,111
     Interest-bearing deposits                             154,847      218,899
     Money market investments and investment
         securities:
              Held-to-maturity                             416,108      415,268
              Available-for-sale                           398,490      303,737
                                                        ----------   ----------
                  Total interest income                  6,246,975    6,105,238
                                                        ----------   ----------


INTEREST ON DEPOSITS (Note 9)                            3,441,254    3,344,911


INTEREST ON BORROWED FUNDS                                 525,248      501,063
                                                        ----------   ----------
                  Total interest expense                 3,966,502    3,845,974
                                                        ----------   ----------
                  Net interest income                    2,280,473    2,259,264

PROVISION FOR LOAN LOSSES (Note 5)                          14,500       12,000
                                                        ----------   ----------
                  Net interest income after
                      provision for loan losses          2,265,973    2,247,264
                                                        ----------   ----------
NONINTEREST INCOME
     Travel agency fees                                  3,505,504    2,810,884
     Service charges                                       142,889      140,997
     Commissions from sale of annuities                        269        7,800
     Net gain on sale of:
         Investment securities (Note 2)                     50,621         --
         Mortgage-backed securities (Note 3)                  --          4,381
         Loans held for sale (Note 4)                       92,898       68,619
     Loan origination fees                                 136,724      111,975
     Other                                                 174,556      195,870
                                                        ----------   ----------
                  Total noninterest income               4,103,461    3,340,526
                                                        ----------   ----------

                   PROGRESSIVE BANCORP, INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF INCOME (CONTINUED)


                                                                 YEARS ENDED SEPTEMBER 30,
                                                                 -------------------------
                                                                  1998               1997
                                                                  ----               ----
NONINTEREST EXPENSE
     Travel agency cost of sales                                $ 3,356,287       $  2,688,464
     Compensation and benefits                                      972,866            945,395
     Premises and equipment                                         278,506            271,935
     Data processing                                                114,356            114,890
     Federal insurance premiums                                      42,549             31,789
     Advertising and promotion                                       34,091             48,200
     Real estate owned expense, net of income                        14,577             19,455
     Net loss on sale of real estate owned                            2,020              4,945
     Other expenses                                                 415,086            369,181
                                                                -----------       ------------

                  Total noninterest expense                       5,230,338          4,494,254
                                                                -----------       ------------

                  Income before income taxes                      1,139,096          1,093,536


INCOME TAXES (Note 11)                                              436,644            398,546
                                                                -----------       ------------


NET INCOME                                                       $  702,452       $    694,990
                                                                -----------       ------------
                                                                -----------       ------------


INCOME PER SHARE
     Basic                                                       $     4.39       $       4.14
                                                                -----------       ------------
                                                                -----------       ------------
     Diluted                                                     $     4.17       $       3.96
                                                                -----------       ------------
                                                                -----------       ------------
     Weighted average number of common shares outstanding:
         Basic                                                      159,996            168,014
                                                                -----------       ------------
                                                                -----------       ------------
         Diluted                                                    168,617            177,486
                                                                -----------       ------------
                                                                -----------       ------------



 These consolidated financial statements should be read only in connection with the accompanying notes to consolidated financial statements.

                   PROGRESSIVE BANCORP, INC. AND SUBSIDIARIES
                           CONSOLIDATED STATEMENTS OF
                         CHANGES IN STOCKHOLDERS' EQUITY


                                                                                        NET
                                                                                    UNREALIZED
                                                                                       GAIN
                                                                                     (LOSS) ON
                                                                                    AVAILABLE-
                                                                                     FOR-SALE
                                 SERIAL                                             SECURITIES                    TOTAL
                                PREFERRED     COMMON       PAID-IN    RETAINED       (NOTES 2      TREASURY     STOCKHOLDERS'
                                  STOCK       STOCK        SURPLUS    EARNINGS        AND 3)        STOCK         EQUITY
                               --------     ---------  ------------   ------------  -----------  -----------    -------------
BALANCE AT
     SEPTEMBER 30,
     1996                      $      -     $   1,674  $  1,352,770   $  5,371,998  $  (69,651)  $         -    $   6,656,791
     Net income                       -            -             -         694,990          -              -          694,990
     Exercised stock options
         for 733 shares               -             8        14,835             -           -              -           14,843
     Dividends paid to
         shareholders                 -            -             -        (168,172)         -              -         (168,172)
     Increase in net unrealized
         gain on available-
         for-sale securities,
         net of tax effect
         of $62,465                   -            -             -              -      121,288             -          121,288
                               --------     ---------  ------------   ------------  -----------  -----------    -------------

BALANCE AT
     SEPTEMBER 30,
     1997                             -         1,682     1,367,605      5,898,816      51,637             -        7,319,740

     Net income                       -            -             -         702,452          -              -          702,452
     Exercised stock options
         for 6,301 shares             -            63        62,947             -           -              -           63,010
     Dividends paid to
         shareholders                 -            -             -        (149,369)         -              -         (149,369)
     Increase in net unrealized
         gain on available-
         for-sale securities,
         net of tax effect
         of $8,755                    -            -             -              -       17,048             -           17,048
     Payments to acquire
         25,000 shares of
         treasury stock               -            -             -              -           -      (1,300,000)     (1,300,000)
                               --------     ---------  ------------   ------------  -----------  -----------    -------------


BALANCE AT
     SEPTEMBER 30,
     1998                      $      -     $   1,745  $  1,430,552   $  6,451,899  $   68,685   $ (1,300,000)  $   6,652,881
                               --------     ---------  ------------   ------------  -----------  -----------    -------------
                               --------     ---------  ------------   ------------  -----------  -----------    -------------




 These consolidated financial statements should be read only in connection with the accompanying notes to consolidated financial statements.

                   PROGRESSIVE BANCORP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                                    YEARS ENDED SEPTEMBER 30,
                                                                                  ---------------------------
                                                                                      1998           1997
                                                                                  ------------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                                   $    702,452   $   694,990
                                                                                  ------------   -----------
     Adjustments to reconcile net income to net cash
         provided by operating activities:
         Depreciation                                                                  115,412       110,404
         Net decrease in deferred loan fees                                            (31,307)      (25,526)
         Net loss on sale of real estate owned                                           2,020         4,945
         Provision for loan losses                                                      14,501        12,000
         Net gain on sale of:
              Investment securities                                                    (50,621)           -
              Mortgage-backed securities                                                    -         (4,381)
              Loans held for sale                                                      (92,898)      (68,619)
         Increase in accrued interest receivable                                       (40,925)      (17,513)
         Discount accretion, net of premium amortization
              on mortgage-backed and investment securities                             (12,187)       (6,963)
         Increase (decrease) in accrued expenses and
              other liabilities                                                        295,124      (242,758)
         (Increase) decrease in other assets                                          (117,054)      252,267
                                                                                  ------------   -----------

                  Total adjustments                                                     82,065        13,856
                                                                                  ------------   -----------

     Origination of loans held for sale                                             (6,437,199)   (5,775,432)
     Proceeds from sales of loans held for sale                                      6,530,097     5,844,051
                                                                                  ------------   -----------

                  Net cash provided by operating activities                            877,415       777,465
                                                                                  ------------   -----------


CASH FLOWS FROM INVESTING ACTIVITIES
     Principal received on mortgage-backed securities:
         Held-to-maturity                                                            2,006,560     1,254,216
         Available-for-sale                                                            551,227       493,523
     Proceeds from the sale of mortgage-backed securities
         available-for-sale                                                                 -        885,061
     Proceeds from the maturity and calls of investment securities:
         Held-to-maturity                                                            1,500,000       983,092
         Available-for-sale                                                          2,500,000     1,000,000
     Proceeds from the sale of investment securities:
         Available-for-sale                                                          1,531,875            -
     Purchase of mortgage-backed securities:
         Available-for-sale                                                         (2,028,082)           -
     Purchase of investment securities:
         Held-to-maturity                                                             (125,775)      (17,700)
         Available-for-sale                                                         (4,569,773)   (2,531,622)
     Net increase in loans receivable                                               (4,264,689)   (2,171,379)
     Purchases of premises and equipment                                               (43,391)      (81,544)
     Proceeds from sale of real estate owned                                           235,400       183,900
     Capital expenditures on real estate owned                                         (17,688)      (36,397)
                                                                                  ------------   -----------
                  Net cash used in investing activities                             (2,724,336)      (38,850)
                                                                                  ------------   -----------

                   PROGRESSIVE BANCORP, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)


                                                                                  YEARS ENDED SEPTEMBER 30,
                                                                                 --------------------------
                                                                                      1998          1997
                                                                                  ------------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES
     Net increase in deposits                                                     $    732,247   $  1,736,020
     Net decrease in advances from borrowers                                           (20,795)       (43,060)
     Proceeds from FHLB advances                                                     3,500,000      2,000,000
     Repayment of FHLB advances                                                     (2,000,000)    (2,000,000)
     Purchase of  treasury stock                                                    (1,300,000)            -
     Proceeds from exercise of common stock options                                     63,010         14,843
     Dividends paid                                                                   (149,369)      (168,172)
                                                                                  ------------   -----------
                  Net cash provided by financing activities                            825,093      1,539,631
                                                                                  ------------   -----------
NET (DECREASE) INCREASE IN CASH AND
     CASH EQUIVALENTS                                                               (1,021,828)     2,278,246
CASH AND CASH EQUIVALENTS
     AT BEGINNING OF YEAR                                                            4,968,502      2,690,256
                                                                                     ---------      ---------
CASH AND CASH EQUIVALENTS
     AT END OF YEAR                                                               $  3,946,674   $  4,968,502
                                                                                  ------------   -----------
                                                                                  ------------   -----------

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
         Interest on deposits and borrowed funds                                  $  3,959,663   $  3,847,956
                                                                                  ------------   -----------
                                                                                  ------------   -----------

         Income taxes, net of refunds                                             $    187,416   $    170,273
                                                                                  ------------   -----------
                                                                                  ------------   -----------
SUPPLEMENTAL SCHEDULE OF NONCASH
     INVESTING ACTIVITIES:
     Transfers from loans to real estate acquired
         through foreclosure                                                      $    219,732   $     24,643
                                                                                  ------------   -----------
                                                                                  ------------   -----------



 These consolidated financial statements should be read only in connection with the accompanying notes to consolidated financial statements.

                   PROGRESSIVE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

On October 10, 1997, the stockholders approved the reorganization of Pekin Savings, s.b. (Bank) into a holding company form of ownership to which the Bank became a wholly owned subsidiary of Progressive Bancorp, Inc. (Company), a newly formed Delaware corporation, and each outstanding share of common stock of the Bank was exchanged for one share of common stock of Progressive Bancorp, Inc. On November 6, 1997, the reorganization was completed. The transaction was accounted for in a manner similar to the pooling-of-interest method of accounting. Accordingly, the financial information relating to periods prior to November 6, 1997 is reported under the name of Progressive Bancorp, Inc.

The stockholders also approved an amendment to the Articles of Incorporation of the Bank to change the name of the Bank from Pekin Savings, s.b. to "Pekin Savings Bank."

The Bank is an Illinois chartered savings bank located in central Illinois. On September 29, 1992, the Bank converted from a mutual to a stock form of ownership and completed its initial public offering. On January 27, 1994, the former Pekin Savings and Loan Association converted from an Illinois chartered stock savings and loan association to an Illinois chartered savings bank, Pekin Savings Bank. The Bank is engaged primarily in the business of attracting deposits from the general public and using such funds to originate mortgage loans for the purchase of single-family homes in Tazewell and Mason Counties, Illinois.

The accounting and reporting policies of the Company and its subsidiaries conform to generally accepted accounting principles and to general practices within the banking industry.

The following is a description of the more significant policies which the Company follows in preparing and presenting its consolidated financial statements.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Pekin Savings Bank and Pekin Financial Service Corporation. All material intercompany transactions and balances have been eliminated in consolidation.

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

CASH EQUIVALENTS

For purposes of the consolidated statements of cash flows, the Company considers interest-bearing deposits and all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

                   PROGRESSIVE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

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

the Company classifies its debt and equity securities into one of three categories:

         HELD-TO-MATURITY - includes investments in debt securities which the Company has the positive intent and ability to hold until maturity.

         TRADING SECURITIES - includes investments in debt and equity securities purchased and held principally for the purpose of selling them in the near-term.

         AVAILABLE-FOR-SALE - includes investments in debt and equity securities not classified as held-to-maturity or trading (i.e., investments which the Company has no present plans to sell in the near-term but may be sold in the future under different circumstances).

Debt securities classified as held-to-maturity are carried at amortized cost in which the amortization of premiums and accretion of discounts are recorded using the level-yield method. Unrealized holding gains and losses for trading securities (for which no securities were so designated at September 30, 1998 and 1997) are to be included in income, while such gains and losses for available-for-sale securities are to be excluded from income and reported as a net amount as a separate component of stockholders' equity until realized. Unrealized holding gains and losses for held-to-maturity securities are to be excluded from income and stockholders' equity. For available-for-sale securities, gains or losses are realized and included in noninterest income upon sale, based on the amortized cost of the individual security sold. All previous market value adjustments included in the separate component of stockholders' equity are reversed upon sale.

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

                   PROGRESSIVE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

LOANS RECEIVABLE (Continued)

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

                   PROGRESSIVE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

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

INCOME PER SHARE

Basic income per share is computed based upon the weighted average number of common shares outstanding during the period. Income per share diluted is computed based upon the weighted average number of shares outstanding during the period plus the shares that would be outstanding assuming the exercise of the dilutive stock options. The number of shares that would be issued from the exercise of stock options has been reduced by the number of shares that could have been purchased from the proceeds at the average market price of the Company's stock.

ACCOUNTING CHANGES

In June 1996, the Financial Accounting Standards Board (FASB) released SFAS No. 125, ACCOUNTING FOR TRANSFERS AND EXTINGUISHMENTS OF LIABILITIES. SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. SFAS No. 125 requires a consistent application of a financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, and derecognizes liabilities when extinguished. SFAS No. 125 also requires that servicing assets and liabilities be subsequently measured by amortization in proportion to and over the period of estimated net servicing income or loss and requires assessment for asset impairment or increases obligation based on their fair values. SFAS No. 125 applies to transfers and extinguishments occurring after December 31, 1996 and early or retroactive application was not permitted. The adoption of SFAS No. 125 had no material impact on the financial position or results of operations of the Company.

                   PROGRESSIVE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RECLASSIFICATIONS

Certain amounts in the 1997 consolidated financial statements have been reclassified to conform to the 1998 presentation.

NEW ACCOUNTING STANDARDS

In June 1997, the FASB issued SFAS 130, REPORTING COMPREHENSIVE INCOME. This statement establishes standards for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. Comprehensive income is defined as "the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners." Presently, there are certain changes in assets and liabilities not reported in a statement that reports results of operations for the period in which they are recognized but instead are included in balances within a separate component of equity in a statement of financial position. SFAS 130 amends SFAS 87 and 115 to require that changes in the balances of items that under those statements are reported directly in a separate component of equity in a statement of financial position be reported in a financial statement that is displayed as prominently as other financial statements. Items required by accounting standards to be reported as direct adjustments to paid-in-capital, retained earnings, or other nonincome equity accounts are not to be included as components of comprehensive income. SFAS 130 was effective for fiscal years beginning after December 15, 1997 with earlier application permitted. All comparative financial statements provided for earlier periods will be reclassified to reflect application of the provisions of this statement. The Company will adopt SFAS 130 on October 1, 1998 and all annual required disclosures will be included with the year end 1999 consolidated financial statements.

                   PROGRESSIVE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 2 - MONEY MARKET INVESTMENTS AND INVESTMENT SECURITIES

Money market investments and investment securities at September 30, 1998 and 1997 are summarized as follows:


                                                                            SEPTEMBER 30, 1998
                                                  -----------------------------------------------------------------
                                                                        GROSS           GROSS          ESTIMATED
                                                      AMORTIZED      UNREALIZED      UNREALIZED         MARKET
                                                        COST            GAINS          LOSSES            VALUE
                                                  --------------     -----------   -------------   ----------------
Held-to-maturity:
     Investment securities:
         U.S. government agencies                 $    2,498,999     $     8,551   $          -    $     2,507,550
         Municipal obligations                         1,101,667          55,024              -          1,156,691
         Stock in Federal Home Loan
              Bank, at cost                              634,300              -               -            634,300
                                                  --------------     -----------   -------------   ----------------
                                                  $    4,234,966     $    63,575   $          -    $     4,298,541
                                                  --------------     -----------   -------------   ----------------
                                                  --------------     -----------   -------------   ----------------
Available-for-sale:
     Money market investments:
         Short-term liquidity funds               $      135,124     $        -    $          -    $       135,124
     Investment securities:
         U.S. Treasury securities                        499,725          15,620              -            515,345
         U.S. government agencies                      5,499,622          39,588              -          5,539,210
         Mutual funds                                    647,720              -          (10,255)          637,465
                                                  --------------     -----------   -------------   ----------------
                                                  $    6,782,191     $    55,208   $     (10,255)  $     6,827,144
                                                  --------------     -----------   -------------   ----------------
                                                  --------------     -----------   -------------   ----------------

                                                                            SEPTEMBER 30, 1997
                                                  -----------------------------------------------------------------
                                                                        GROSS           GROSS          ESTIMATED
                                                      AMORTIZED      UNREALIZED      UNREALIZED         MARKET
                                                        COST            GAINS          LOSSES            VALUE
                                                  --------------     -----------   -------------   ----------------
Held-to-maturity:
     Investment securities:
         U.S. government agencies                 $    4,486,492     $     2,414   $     (24,191)  $     4,464,715
         Municipal obligations                           990,425          27,755              -          1,018,180
         Stock in Federal Home Loan
              Bank, at cost                              618,800              -               -            618,800
                                                  --------------     -----------   -------------   ----------------
                                                  $    6,095,717     $    30,169   $     (24,191)  $     6,101,695
                                                  --------------     -----------   -------------   ----------------
                                                  --------------     -----------   -------------   ----------------

Available-for-sale:
     Money market investments:
         Short-term liquidity funds               $      127,930     $        -    $          -    $       127,930
     Investment securities:
         U.S. Treasury securities                      2,490,091          40,886          (3,512)        2,527,465
         U.S. government agencies                      2,499,409          26,041              -          2,525,450
         Mutual funds                                    612,474              -           (5,145)          607,329
                                                  --------------     -----------   -------------   ----------------
                                                  $    5,729,904     $    66,927   $      (8,657)  $     5,788,174
                                                  --------------     -----------   -------------   ----------------
                                                  --------------     -----------   -------------   ----------------

                   PROGRESSIVE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 2 - MONEY MARKET INVESTMENTS AND INVESTMENT SECURITIES (CONTINUED)

The amortized cost and estimated market value of money market investments and investment securities at September 30, 1998, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                                                       SEPTEMBER 30, 1998
                                                                               ------------------------------------
                                                                                  AMORTIZED           ESTIMATED
                                                                                    COST            MARKET VALUE
                                                                                --------------    -----------------
Held-to-maturity due:
     Within one year                                                             $     499,932       $     500,530
     After one year through five years                                               2,505,452           2,530,118
     After five years through ten years                                                595,282             633,593
     Stock in Federal Home Loan Bank (no stated maturity)                              634,300             634,300
                                                                                 -------------       -------------

                                                                                 $   4,234,966       $   4,298,541
                                                                                 -------------       -------------
                                                                                 -------------       -------------
Available-for-sale due:
     After one year through five years                                           $   2,999,725       $   3,040,745
     After five years through ten years                                              2,999,622           3,013,810
     Money market investments/mutual funds
         (no stated maturity)                                                          782,844             772,589
                                                                                 -------------       -------------
                                                                                 $   6,782,191       $   6,827,144
                                                                                 -------------       -------------
                                                                                 -------------       -------------

The following is a schedule of proceeds from the sales of investment securities and the gross gains and losses realized:


                                                                                     YEARS ENDED SEPTEMBER 30,
                                                                                   ------------------------------
                                                                                       1998              1997
                                                                                   -------------       ----------
Proceeds from sales                                                                  $ 1,531,875      $        -
                                                                                   -------------       ----------
Gross gains                                                                          $    52,183      $        -
                                                                                   -------------       ----------
                                                                                   -------------       ----------
Gross losses                                                                         $    (1,562)     $        -
                                                                                   -------------       ----------
                                                                                   -------------       ----------

                   PROGRESSIVE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 3 - MORTGAGE-BACKED SECURITIES

Mortgage-backed securities at September 30, 1998 and 1997 are summarized as follows:

                                                          SEPTEMBER 30, 1998
                          ----------------------------------------------------------------------------------------
                                                                                 GROSS        GROSS      ESTIMATED
                          PRINCIPAL   UNAMORTIZED   UNEARNED      AMORTIZED   UNREALIZED   UNREALIZED     MARKET
                           BALANCE     PREMIUMS     DISCOUNTS       COST         GAINS       LOSSES        VALUE
                          ----------  -----------  ----------    -----------  ----------   ----------    ---------
Held-to-maturity:
   FNMA certificates    $  1,881,622   $   2,157   $  (17,977) $  1,865,802   $  27,411  $      (355)  $   1,892,858
   FHLMC certificates      1,317,504       3,279       (3,186)    1,317,597       6,005       (1,554)      1,322,048
   FNMA interest-only
     security, net of
     $45,862 allowance
     for loss                     -           -            -             -           -            -              -
                        ------------   ---------   ----------  ------------   ---------  -----------   -------------
                        $  3,199,126   $   5,436   $  (21,163) $  3,183,399   $  33,416  $    (1,909)  $   3,214,906
                        ------------   ---------   ----------  ------------   ---------  -----------   -------------
                        ------------   ---------   ----------  ------------   ---------  -----------   -------------
Available-for-sale:
   FNMA certificates    $    278,381   $     840   $   (1,522) $    277,699   $   9,360  $        -    $     287,059
   GNMA certificates       3,202,672      25,780       (4,586)    3,223,866      38,357       (9,728)      3,252,495
   FHLMC certificates        923,477       2,370       (2,983)      922,864      21,096           -          943,960
                        ------------   ---------   ----------  ------------   ---------  -----------   -------------
                        $  4,404,530   $  28,990   $   (9,091) $  4,424,429   $  68,813  $    (9,728)  $   4,483,514
                        ------------   ---------   ----------  ------------   ---------  -----------   -------------
                        ------------   ---------   ----------  ------------   ---------  -----------   -------------

                                                          SEPTEMBER 30, 1997
                          ----------------------------------------------------------------------------------------
                                                                                 GROSS        GROSS      ESTIMATED
                          PRINCIPAL   UNAMORTIZED   UNEARNED      AMORTIZED   UNREALIZED   UNREALIZED     MARKET
                           BALANCE     PREMIUMS     DISCOUNTS       COST         GAINS       LOSSES        VALUE
                          ----------  -----------  ----------    -----------  ----------   ----------    ---------
Held-to-maturity:
   FNMA certificates    $  2,949,383   $   3,909   $  (24,297) $  2,928,995   $   33,359  $       -    $   2,962,354
   FHLMC certificates      2,256,303       4,536       (4,789)    2,256,050        6,713      (6,016)      2,256,747
   FNMA interest-only
     security, net of
     $62,363 allowance
     for loss                     -           -            -             -            -           -               -
                        ------------   ---------   ----------  ------------   ---------  -----------   -------------
                        $  5,205,686   $   8,445   $  (29,086) $  5,185,045   $   40,072  $   (6,016)  $   5,219,101
                        ------------   ---------   ----------  ------------   ---------  -----------   -------------
                        ------------   ---------   ----------  ------------   ---------  -----------   -------------
Available-for-sale:
   FNMA certificates    $    368,982   $   1,147   $   (1,881) $    368,248   $    8,465  $     (738)  $     375,975
   GNMA certificates       1,997,643          -        (5,600)    1,992,043       13,866      (8,354)      1,997,555
   FHLMC certificates        561,050          -        (3,798)      557,252        6,726          -          563,978
                        ------------   ---------   ----------  ------------   ---------  -----------   -------------
                        $  2,927,675   $   1,147   $  (11,279) $  2,917,543   $   29,057  $   (9,092)  $   2,937,508
                        ------------   ---------   ----------  ------------   ---------  -----------   -------------
                        ------------   ---------   ----------  ------------   ---------  -----------   -------------


The following is a schedule of proceeds from the sales of mortgage-backed securities and the gross gains realized:

                                                                                     YEARS ENDED SEPTEMBER 30,
                                                                                     -------------------------
                                                                                       1998              1997
                                                                                       ----              ----
Proceeds from sales                                                                   $     -     $   885,061
                                                                                      --------    -----------
                                                                                      --------    -----------
Gross gains                                                                           $     -     $     4,381
                                                                                      --------    -----------
                                                                                      --------    -----------

                   PROGRESSIVE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 4 - LOANS HELD FOR SALE

The following is a schedule of proceeds from the sales of loans held for sale and the gross gains and losses realized:

                                                                                     YEARS ENDED SEPTEMBER 30,
                                                                                     -------------------------
                                                                                       1998              1997
                                                                                       ----              ----
Proceeds from sales                                                               $  6,530,097   $   5,844,051
                                                                                  ------------   -------------
                                                                                  ------------   -------------
Gross gains                                                                       $     92,898   $      68,619
                                                                                  ------------   -------------
                                                                                  ------------   -------------

NOTE 5 - LOANS RECEIVABLE

Loans receivable at September 30, 1998 and 1997 are summarized as follows:

                                                                                           SEPTEMBER 30,
                                                                                     -------------------------
                                                                                       1998              1997
                                                                                       ----              ----
First mortgage loans:
     One-to-four family residential                                         $      46,305,500    $      43,647,843
     Other conventional real estate                                                 1,485,797            1,428,278
     Participation investment in loans purchased                                      135,772              168,527
                                                                            ------------------   -----------------
                                                                                   47,927,069           45,244,648
     Less deferred loan fees                                                          113,343              144,650
                                                                                      -------              -------

                  Total first mortgage loans                                       47,813,726           45,099,998
                                                                            ------------------   -----------------
Other loans:
     Real estate sold on contract                                                   2,163,050            3,021,886
     Loans on savings accounts                                                         65,116              104,776
     Consumer loans                                                                12,287,963           10,082,218
                                                                            ------------------   -----------------
                                                                                   14,516,129           13,208,880
     Less unearned discounts                                                          102,330              148,320
                                                                            ------------------   -----------------
                  Total other loans                                                14,413,799           13,060,560
                                                                            ------------------   -----------------
Less allowance for loan losses                                                        228,325              223,121
                                                                            ------------------   -----------------
                                                                            $      61,999,200    $      57,937,437
                                                                            ------------------   -----------------
                                                                            ------------------   -----------------


                   PROGRESSIVE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 5 - LOANS RECEIVABLE (CONTINUED)

The weighted average yield on loans receivable was 7.76 and 7.93 percent at September 30, 1998 and 1997, respectively.

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of these loans were $21,019,303 and $20,642,141 at September 30, 1998 and 1997, respectively.

The Bank had outstanding firm commitments to originate first mortgage loans as follows:

                                                                                       SEPTEMBER 30, 1998
                                                                                  ------------------------------
                                                                                                      INTEREST
                                                                                   COMMITMENT        RATE RANGE
                                                                                  ------------      ------------
Fixed rate:
      5 year balloon                                                               $    147,450      8.00-8.50%
     15 years                                                                           115,000      7.00-8.00%
     20 years                                                                            27,000         7.50%
     30 years                                                                           109,300      7.50-9.00%
                                                                                   ------------

TOTAL COMMITMENT                                                                   $    398,750
                                                                                   ------------
                                                                                   ------------

These loans carry comparable credit and market risk as the Bank's portfolio of first mortgage loans.

Activity in the allowance for loan losses is summarized as follows:

                                                                                     YEARS ENDED SEPTEMBER 30,
                                                                                     -------------------------
                                                                                       1998              1997
                                                                                       ----              ----

Balance at beginning of year                                                         $    223,121   $    218,280
Provision charged to operations                                                            14,500         12,000
Charge-offs                                                                                (9,428)        (9,325)
Recoveries                                                                                    132          2,166
                                                                                     ------------   -------------

BALANCE AT END OF YEAR                                                               $    228,325   $    223,121
                                                                                     ------------   -------------
                                                                                     ------------   -------------


Impairment of loans having a recorded value of $230,586 and $463,742 at September 30, 1998 and 1997, respectively, has been recognized in conformity with SFAS No. 114 as amended by SFAS No. 118. The average investment in impaired loans during 1998 and 1997 was $236,353 and $204,800, respectively. Interest income foregone on impaired loans during 1998 and 1997 was $3,199 and $11,814, respectively. Interest income on impaired loans recognized for cash payments received during these years was not significant.

                   PROGRESSIVE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 5 - LOANS RECEIVABLE (CONTINUED)

The Bank, in the ordinary course of business, has granted residential mortgages and consumer loans to its directors and officers. A summary of activity in these loans is as follows:

                                                                                               YEARS ENDED
                                                                                              SEPTEMBER 30,
                                                                                    ------------------------------
                                                                                          1998            1997
                                                                                          ----            ----
Balance at beginning of year                                                        $      785,786  $      757,352
New loans granted                                                                          501,924         421,000
Repayments                                                                                (190,818)       (392,566)
                                                                                    --------------  --------------
BALANCE AT END OF YEAR                                                              $    1,096,892  $      785,786
                                                                                    --------------  --------------
                                                                                    --------------  --------------


NOTE 6 - ACCRUED INTEREST RECEIVABLE

Accrued interest receivable is summarized as follows:

                                                                                           SEPTEMBER 30, 1998
                                                                                      ----------------------------
                                                                                         1998           1997
                                                                                      ------------   -------------
Money market investments and investment securities                                    $    229,788   $     167,218
Mortgage-backed securities                                                                  40,561          44,438
Loans receivable                                                                           273,444         291,212
                                                                                      ------------   -------------
TOTAL                                                                                 $    543,793   $     502,868
                                                                                      ------------   -------------
                                                                                      ------------   -------------


NOTE 7 - REAL ESTATE OWNED

Activity in the allowance for losses on real estate owned is summarized as follows:

                                                                                              YEARS ENDED
                                                                                             SEPTEMBER 30,
                                                                                        --------------------------
                                                                                          1998            1997
                                                                                          ----            ----
Balance at beginning of year                                                            $       -      $     7,500
Provisions charged to income                                                                 4,600              -
Charge-offs                                                                                 (4,600)         (7,500)
                                                                                        ----------     -----------
BALANCE AT END OF YEAR                                                                  $       -      $        -
                                                                                        ----------     -----------
                                                                                        ----------     -----------


                                    PROGRESSIVE BANCORP, INC. AND SUBSIDIARIES
                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - PREMISES AND EQUIPMENT

A summary of premises and equipment follows:


                                                            SEPTEMBER 30,
                                                  ------------------------------
                                                      1998               1997
                                                      ----               ----
Land                                              $   381,135       $   381,135
Office building                                       874,871           874,871
Land improvements                                     247,324           247,324
Furniture, fixtures, and equipment                    645,966           602,575
                                                  -----------       -----------
                                                    2,149,296         2,105,905
Less accumulated depreciation                       1,170,692         1,055,280
                                                  -----------       -----------
NET                                               $   978,604       $ 1,050,625
                                                  -----------       -----------
                                                  -----------       -----------


Depreciation expense for premises and equipment amounted to $115,412 and $110,404 for the years ended September 30, 1998 and 1997, respectively.


NOTE 9 - SAVINGS DEPOSITS

Savings account balances at September 30, 1998 and 1997 are summarized as follows:


                                     WEIGHTED        SEPTEMBER 30,     WEIGHTED           SEPTEMBER 30,
                                     AVERAGE            1998           AVERAGE                1997
                                     INTEREST     ------------------   INTEREST         -----------------
                                      RATE        AMOUNT     PERCENT    RATE            AMOUNT    PERCENT
                                      ----        ------     -------    ----            ------    -------
Balance by type of account:
     Demand accounts:
        Passbook                      2.48%    $  7,916,368   11.3%     2.48%       $  7,904,612   11.4%
        Christmas Club                2.48          114,999     .2      2.48             102,878     .1
        Demand deposits                .93        4,031,931    5.8       .92           3,603,525    5.2
        Money market deposit
           accounts                   2.98        3,229,204    4.6      2.99           4,084,779    5.9
        Money maximizer               4.53        2,531,328    3.6      -              -            -
                                               ------------   ----                  ------------   ----
                                                 17,823,830   25.5                    15,695,794   22.6
                                               ------------   ----                  ------------   ----
     Certificates of deposit:
        6-12 month certificates      2.51             7,677     .1      2.51              22,314     .1
        12 month certificates        5.41         9,803,074   14.0      5.73          13,920,629   20.1
        15 month certificates        5.87         7,257,602   10.4      -             -            -
        21 month certificates        5.87         2,557,490    3.7      -             -            -
        24 month certificates        5.70         5,606,873    8.0      5.70           7,134,826   10.3
        36 month certificates        5.91         2,849,209    4.1      6.13           3,298,795    4.8
        48 month certificates        6.36         2,403,174    3.4      6.32           2,182,103    3.2
        60 month certificates        6.26        15,141,253   21.7      6.17          20,712,187   30.0
        Various term certificates    2.51           112,003     .2      2.53             114,387     .2
        Individual retirement
           accounts                  5.83         6,228,768    8.9      5.83           5,977,671    8.7

                                                 51,967,123   74.5                    53,362,912   77.4
                                               ------------   ----                  ------------   ----
Total Deposits                       5.89%     $ 69,790,953  100.0%     5.95%       $ 69,058,706  100.0%
                                               ------------   ----                  ------------   ----
                                               ------------   ----                  ------------   ----


                   PROGRESSIVE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 9 - SAVINGS DEPOSITS (CONTINUED)

Interest expense for deposit accounts is summarized as follows:

                                                  YEARS ENDED SEPTEMBER 30,
                                                  -------------------------
                                                     1998         1997
                                                     ----         ----
Demand deposits                                  $   38,119   $   36,034
Money market deposit accounts                       122,625      133,360
Passbook and Christmas Club accounts                209,833      206,593
Certificates of deposit:
     $100,000 and over                              163,741      206,623
     Less than $100,000                           2,906,936    2,762,301
                                                 ----------   ----------
                                                 $3,441,254   $3,344,911
                                                 ----------   ----------
                                                 ----------   ----------


Time deposits issued in amounts of $100,000 or more totaled approximately $3,148,700 and $3,637,400 at September 30, 1998 and 1997, respectively.

Contractual maturities of certificates of deposit at September 30, 1998 were as follows:


                                                       AMOUNT    PERCENT
                                                       ------    -------
Year ending September 30,
1999                                              $ 28,853,683    55.5%
2000                                                13,300,572    25.6
2001                                                 2,690,206     5.2
2002                                                 2,111,571     4.1
2003                                                 5,011,091     9.6
                                                  ------------    ------
                                                  $ 51,967,123   100.0%
                                                  ------------    ------
                                                  ------------    ------



NOTE 10 - BORROWED FUNDS

Borrowed funds at September 30 are summarized as follows:

                                                               1998
                                  --------------------------------------------------------
                                      MATURITY               INTEREST RATE         AMOUNT
                                      --------               -------------         ------
Federal Home Loan Bank:           October 20, 1998              5.06%          $ 2,000,000
                                  May 29, 2000                  5.82             1,000,000
                                  July 24, 2000                 6.28             1,000,000
                                  August 8, 2002                5.40             1,000,000
                                  September 3, 2003             5.55             1,000,000
                                  June 14, 2005                 6.71             2,000,000
                                  February 10, 2008             4.80             1,500,000
                                                                               -----------
                                                                               $ 9,500,000
                                                                               -----------
                                                                               -----------

                   PROGRESSIVE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 10 - BORROWED FUNDS (CONTINUED)

                                                               1997
                                  --------------------------------------------------------
                                      MATURITY               INTEREST RATE         AMOUNT
                                      --------               -------------         ------

Federal Home Loan Bank:           August 31, 1998               5.10%           $  2,000,000
                                  October 20, 1998              5.06               2,000,000
                                  July 24, 2000                 6.28               1,000,000
                                  August 8, 2002                5.40               1,000,000
                                  June 14, 2005                 6.71               2,000,000
                                                                                ------------
                                                                                $  8,000,000
                                                                                ------------
                                                                                ------------

Funds borrowed from the Federal Home Loan Bank (FHLB) are secured by a blanket lien on the first mortgage loans. FHLB requires collateral market value to equal approximately 170 percent of advances.


NOTE 11 - INCOME TAXES

The components of income tax expense (benefit) are summarized as follows:

                                            1998                             1997
                               ------------------------------   ------------------------------
                               CURRENT    DEFERRED    TOTAL     CURRENT    DEFERRED     TOTAL
                               --------   --------   --------   --------   --------   --------
Federal                        $361,821   $ 14,362   $376,183   $174,298   $165,306   $339,604
State                            57,193      3,268     60,461     20,655     38,287     58,942
                               --------   --------   --------   --------   --------   --------
INCOME TAX EXPENSE             $419,014   $ 17,630   $436,644   $194,953   $203,593   $398,546
                               --------   --------   --------   --------   --------   --------
                               --------   --------   --------   --------   --------   --------

The actual income tax expense differs from the "expected" tax expense (computed by applying the United States Federal corporate tax rate of 34 percent to income before income taxes) as follows:

                                                                    YEARS ENDED
                                                                   SEPTEMBER 30,
                                                              ----------------------
                                                                1998          1997
                                                              ---------    ---------
Computed "expected" tax expense                               $ 387,293    $ 371,802
State income taxes, net of federal income
     tax benefit                                                 39,904       38,902
Tax-exempt income                                               (15,163)     (13,956)
Nondeductible expenses                                            4,695        6,199
Other, net                                                       19,915       (4,401)
                                                              ---------    ----------
                                                              $ 436,644    $ 398,546
                                                              ---------    ----------
                                                              ---------    ----------

                   PROGRESSIVE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 11 - INCOME TAXES (CONTINUED)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

                                                                    YEARS ENDED
                                                                   SEPTEMBER 30,
                                                              ----------------------
                                                                1998          1997
                                                              ---------    ---------
Deferred tax assets:
     Deferred loan fees                                       $  43,908    $  56,036
     Uncollected interest                                        17,767       24,159
     Allowance for loan losses                                   42,348       24,862
     Loan discount                                               23,239       28,751
                                                              ---------    ---------
                                                                127,262      133,808

     Valuation allowance for deferred tax assets                 (3,973)      (1,993)
                                                              ---------    ---------
                  Total deferred tax assets                     123,289      131,815
                                                              ---------    ---------

Deferred tax liabilities:
     Depreciation                                                13,649        4,545
     FHLB stock dividends                                        21,190       21,190
     Securities market value adjustments, net                    35,353       26,598
                                                              ---------    ---------

                  Total deferred tax liabilities                 70,192       52,333
                                                              ---------    ---------

NET DEFERRED TAX ASSET                                        $  53,097    $  79,482
                                                              ---------    ---------
                                                              ---------    ---------



The net deferred tax asset is included in other assets in the accompanying balance sheets.


NOTE 12 - RETAINED EARNINGS - SUBSTANTIALLY RESTRICTED

Retained earnings at September 30, 1998 and 1997 includes approximately $753,000 and $793,000, respectively, for which no provision for Federal income tax has been made. This amount represents allocations of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses will create income for tax purposes only, which will be subject to the then current corporate income tax rate.

                   PROGRESSIVE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 13 - EMPLOYEE RETIREMENT PLANS

All eligible employees are included in a noncontributory multi-employer trusteed pension plan. The Bank's policy is to fund pension costs accrued. No pension contributions were required during 1998 and 1997. The amount of administrative pension expense in 1998 and 1997 was $2,198 and $3,400, respectively.

The Bank has a multiple-employer thrift plan for all salaried employees meeting minimum age and service requirements. The plan allows employees to make a monthly contribution of 2 to 15 percent of their salary through payroll deduction. The Bank matches 50 percent of the employee's contribution up to 6 percent of the employee's salary. Thrift plan expense amounted to $17,958 and $17,839 for the years ended September 30, 1998 and 1997, respectively.


NOTE 14 - REGULATORY MATTERS

The Company and Bank are subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's and Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of September 30, 1998, that the Company and Bank meet all capital adequacy requirements to which they are subject.

As of September 30, 1998 and 1997, the most recent notifications from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Company and Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Company's or Bank's category.

                   PROGRESSIVE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 14 - REGULATORY MATTERS (CONTINUED)

The Company's and Bank's actual capital amounts and ratios are also presented in the table:


                                                                               MINIMUM AMOUNTS IN THOUSANDS
                                                                                    AND RATIOS REQUIRED
                                                                           -------------------------------------
                                                                                                  TO BE WELL
                                                                           FOR CAPITAL         CAPITALIZED UNDER
                                                                            ADEQUACY           PROMPT CORRECTIVE
                                                         ACTUAL             PURPOSES           ACTION PROVISIONS
                                                       ---------           -----------         -----------------
AS OF SEPTEMBER 30, 1998

PROGRESSIVE BANCORP, INC.
     Total Capital (to risk-weighted assets):
         Amount                                        $  6,782            $  3,463                       N/A
         Ratio                                             15.7%               8.00%
     Tier I Capital (to risk-weighted assets):
         Amount                                        $  6,521            $  1,732                       N/A
         Ratio                                             15.1%               4.00%
     Tier I Capital (to average assets):
         Amount                                        $  6,521            $  3,469                       N/A
         Ratio                                              7.5%               4.00%

PEKIN SAVINGS BANK
     Total Capital (to risk-weighted assets):
         Amount                                        $  6,700            $  3,463                  $   4,329
         Ratio                                             15.5%      greater than or           greater than or
                                                                      equal to 8.00%            equal to 10.00%

     Tier I Capital (to risk-weighted assets):
         Amount                                        $  6,439            $  1,732                 $    2,597
         Ratio                                             14.9%      greater than or           greater than
                                                                      equal to 4.00%             equal to 6.00%
     Tier I Capital (to average assets):
         Amount                                        $  6,439            $  3,469                 $    4,336
         Ratio                                              7.4%      greater than or           greater than
                                                                      equal to 4.00%             equal to 5.00%
AS OF SEPTEMBER 30, 1997

PEKIN SAVINGS BANK
     Total Capital (to risk-weighted assets):
         Amount                                        $  7,441            $  3,272                  $   4,090
         Ratio                                             18.2%      greater than or           greater than or
                                                                      equal to 8.00%            equal to 10.00%
     Tier I Capital (to risk-weighted assets):
         Amount                                        $  7,217            $  1,636                  $   2,454
         Ratio                                             17.6%      greater than or %         greater than or
                                                                      equal to 4.00              equal to 6.00%
     Tier I Capital (to average assets):
         Amount                                        $  7,217            $  3,442                  $   4,302
         Ratio                                              8.4%      greater than or           greater than or
                                                                      equal to 4.00%             equal to 5.00%

                   PROGRESSIVE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 15 - CONVERSION TO STOCK OWNERSHIP

On September 29, 1992, the Bank converted from a mutual savings and loan to a capital stock savings and loan. The Bank consummated a public offering of 164,487 shares of common stock which generated net proceeds, after expenses and underwriters' cost, of $1,317,411.

For purposes of granting to eligible account holders, who continue to maintain deposit accounts subsequent to the conversion, a priority in the event of a complete liquidation of the Bank, the Bank has, at the time of conversion, established a liquidation account in an amount equal to its appraised fair market valuation. The value of the liquidation account at conversion was approximately $2,526,000. The liquidation account is reduced by depositor account withdrawals subsequent to the conversion date. The balance of the liquidation account at September 30, 1998 was approximately $1,055,000. In the unlikely event of a complete liquidation of the Bank, and only in such event, each eligible account holder would be entitled to receive a liquidation distribution on a pro rata basis from the liquidation account before any liquidation distribution may be made with respect to capital stock. The Bank may not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause the retained earnings of the Bank to be reduced below the amount required for the liquidation account. Except for such restrictions, the existence of the liquidation account does not restrict the use of or application of retained earnings.


NOTE 16 - STOCK OPTION PLAN

In connection with the conversion to a capital stock form of ownership, the Bank adopted a stock option plan. Pursuant to the plan, 6,462 shares of common stock have been reserved for issuance at September 30, 1998 by the Company upon exercise of stock options to officers, directors and employees of the Company from time to time under the plan. The plan provides for a term of ten years, after which no awards may be made.

Officers, directors, and employees will be eligible to receive options under the plan. The option price may not be less than 100 percent of the fair market value of the shares on the date of the grant, and expire ten years from the date of the grant. the Company has granted options to certain officers, directors, and employees at option prices of $10.00 and $21.00 per share.

Transactions with respect to the Company's stock option plan are as follows:

                                                                           WEIGHTED-AVERAGE          NUMBER OF
                                                                               EXERCISE            SHARES UNDER
                                                                           PRICE PER SHARE           OPTIONS
                                                                           ---------------         ------------
Outstanding at September 30, 1996                                              $10.56                13,496
                                                                              -------
                                                                              -------

Exercised                                                                      $20.25                  (733)
                                                                              -------                -------
                                                                              -------

Outstanding at September 30, 1997                                              $10.00                12,763
                                                                              -------
                                                                              -------

Exercised                                                                      $10.00                (6,301)
                                                                              -------                -------
                                                                              -------

Outstanding and exercisable at September 30, 1998                              $10.00                 6,462
                                                                              -------                -------
                                                                              -------                -------

                   PROGRESSIVE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 16 - STOCK OPTION PLAN (CONTINUED)

At September 30, 1998, the exercise price and weighted-average remaining contractual life of outstanding options was $10.00 and 4 years, respectively.

The Company applies APB Opinion 25 and related interpretations in the accounting for its plan. Accordingly, no compensation cost has been recognized under APB Opinion 25 in 1998 and 1997 for its stock option plan. Since no stock options were granted during 1998 and 1997, pro forma net income and income per share amounts reflecting compensation costs determined under SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION is not presented.


NOTE 17 - INCOME PER SHARE - DILUTED

The following table reflects the reconciliation of the numerators and denominators of the income per share - basic and income per share - diluted computations for net income.


                                                                        YEAR ENDED SEPTEMBER 30, 1998
                                                              --------------------------------------------------
                                                                INCOME               SHARES            PER SHARE
                                                              (NUMERATOR)         (DENOMINATOR)         AMOUNT
                                                              -----------         -------------        ---------
Net income                                                     $702,452             159,996             $4.39
                                                                                                        -----
                                                                                                        -----
Effect of dilutive securities - stock options                        --               8,621
                                                               --------             -------
INCOME AVAILABLE TO COMMON STOCKHOLDERS
     AND ASSUMED CONVERSION                                    $702,452             168,617             $4.17
                                                               --------             -------             -----
                                                               --------             -------             -----

                                                                        YEAR ENDED SEPTEMBER 30, 1997
                                                              --------------------------------------------------
                                                                INCOME               SHARES            PER SHARE
                                                              (NUMERATOR)         (DENOMINATOR)         AMOUNT
                                                              -----------         -------------        ---------
Net income                                                     $694,990             168,014             $4.14
                                                                                                        -----
                                                                                                        -----

Effect of dilutive securities - stock options                         -               9,472
                                                               --------             -------

INCOME AVAILABLE TO COMMON STOCKHOLDERS
     AND ASSUMED CONVERSION                                    $694,990             177,486             $3.96
                                                               --------             -------             -----
                                                               --------             -------             -----


                   PROGRESSIVE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 18 - FAIR VALUES OF FINANCIAL INSTRUMENTS

SFAS No. 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. These fair value disclosures are not intended to represent the market value of the Company. Income taxes and transaction costs have not been considered in estimating fair values.

The following methods and assumptions were used by the Company in estimating fair values of financial instruments:

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

                   PROGRESSIVE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 18 - FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

BORROWED FUNDS

The fair values of the Company's long-term debt are estimated using discounted cash flow analyses based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

ACCRUED INTEREST

The carrying amounts of accrued interest approximate their fair values.

The estimated fair values of the Company's financial instruments were as follows:


                                                          SEPTEMBER 30, 1998     SEPTEMBER 30, 1997
                                                         -------------------     ------------------
                                                          CARRYING      FAIR     CARRYING     FAIR
                                                           AMOUNT      VALUE      AMOUNT     VALUE
                                                           ------      -----      ------     -----
                                                        (DOLLARS IN THOUSANDS) (DOLLARS IN THOUSANDS)
Financial assets:
     Cash and amounts due from banks
         and interest-bearing deposits                    $ 3,947    $ 3,947    $ 4,968    $ 4,968
     Money market investments and
         investment securities                             11,062     11,126     11,884     11,890
     Mortgage-backed securities                             7,667      7,698      8,123      8,157
     Loans receivable                                      61,999     61,868     57,937     58,295
     Accrued interest receivable                              544        544        503        503

Financial liabilities:
     Deposits                                              69,791     70,306     69,059     69,128
     Borrowed funds                                         9,500      9,737      8,000      7,934
     Accrued interest payable                                  46         46         39         39


This information is an integral part of the accompanying consolidated financial stetements.

--------------------------------------------------------------------------------

                        COMMON STOCK AND RELATED MATTERS

--------------------------------------------------------------------------------


         Effective September 29, 1992, the Bank converted from mutual to stock form. The Bank's initial public offering of common stock closed on September 29, 1992. Shares of common stock were issued and sold in that offering at $10.00 per share. In November 1997, the Company was formed as a holding company for the Bank, and the shares of common stock of the Bank were exchanged for shares of the Company on a one-for-one basis.

         As of December 11, 1998, the Company had 305 stockholders of record and 149,473 outstanding shares of common stock. This does not reflect the number of persons whose stock is in nominee or "street" name accounts through brokers.


--------------------------------------------------------------------------------

                             STOCKHOLDER INFORMATION

--------------------------------------------------------------------------------

         The Annual Meeting of Stockholders of the Company will be held at 2:00 p.m. Illinois time, on Tuesday, January 19, 1999 at the Company's main office, 601 Court Street, Pekin, Illinois.

STOCK LISTING

         The Company's common stock is traded over-the-counter through the National Daily Quotation System "pink sheets" published by the National Quotation Bureau, Inc. under the symbol "PEKS."

PRICE RANGE OF COMMON STOCK

         There are no uniformly quoted prices for the Company's common stock. Stockbrokers can provide recent price ranges, using information contained in the National Daily Quotation System "pink sheets."

GENERAL COUNSEL

Kuhfuss, Kuhfuss & Kepple
342 Elizabeth Street
Pekin, Illinois  61554

SPECIAL COUNSEL

Luse Lehman Gorman Pomerenk & Schick
5335 Wisconsin Avenue, N.W.
Suite 400
Washington, D.C.  20015

INDEPENDENT AUDITOR

Clifton Gunderson L.L.C.
301 S.W. Adams, Suite 900
Peoria, Illinois 61656

TRANSFER AGENT

Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey  07016
800-456-0596

ANNUAL REPORT ON FORM 10-KSB

         A COPY OF THE COMPANY'S FORM 10-KSB FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1998 WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS AS OF DECEMBER 11, 1998 UPON WRITTEN REQUEST TO E. GLEN RITTENHOUSE, CORPORATE SECRETARY, PEKIN SAVINGS BANK, 601-617 COURT STREET, PEKIN, ILLINOIS 61554.