Form 10KSB, Exhibit 13
period 1999-09-30
PROGRESSIVE BANCORP INC
filed 1999-12-29
CIK 1044610

PROGRESSIVE BANCORP, INC.


                                      1999


                                  ANNUAL REPORT

                                TABLE OF CONTENTS


                                                                                           Page

Message of President and Chief Executive Officer..........................................   1

Selected Consolidated Financial and Other Data............................................   2

Selected Financial Ratios and Other Data..................................................   3

Summary of Operating Data.................................................................   4

Progressive Bancorp, Inc. and Pekin Savings Bank..........................................   5

Management's Discussion And Analysis of Financial Condition and Results of Operations ....   5

Directors and Officers of the Bank and the Company........................................  14

Independent Auditor's Report..............................................................  16

Consolidated Balance Sheets...............................................................  17

Consolidated Statement of Income..........................................................  18

Consolidated Statements of Changes in Stockholders'Equity.................................  20

Consolidated Statements of Cash Flows.....................................................  22

Notes to Consolidated Financial Statements................................................  23

Common Stock and Related Matters..........................................................  45

Stockholder Information...................................................................  45

December 10, 1999

Dear Stockholders:

This past year is one that will be remembered as that of Y2K preparedness. Under the direction of our Board, management and staff of Pekin Savings Bank devoted a great amount of time and resources making sure that we would be ready on January 1, 2000. Along the way we kept our customers informed by holding three community meetings. We used these meetings to answer any Y2K questions and also to update our customers on the procedures we were implementing to assure a smooth passage into the year 2000. The most significant Y2K step taken by Pekin Savings during the fiscal year was the conversion of our on-line service along with the purchase of new computer hardware. The cost of the conversion of our on-line service along with the purchase of new computer hardware. The cost of the conversion, new equipment and other one-time expenses totaled approximately $350,000.

Progressive Bancorp, Inc. realized asset growth of $7.0 million or 8.0% over the previous fiscal year. As a result of the costs of conversion and Y2K expenses, fiscal year net income decreased $283,000 from the previous year. Basic income per share before cumulative effect of accounting change was $3.03, compared to $4.39 last fiscal year. The book value per share was $42.51 at the close of fiscal 1999.

The Board of Directors of Progressive Bancorp, Inc. authorized payment of its third consecutive cash dividend of $1.00 per share, which was paid in June 1999. This marked the fifth consecutive year that a cash dividend was paid.

We continue to be well capitalized in both our Tier 1 Capital and Risk-Based Capital levels. All capital levels exceed the regulatory requirements.

Total sales of Pekin Travel Company, a division of our subsidiary, Pekin Financial Services, were $3.2 million. This compares to total sales of $3.5 million the previous year.

Mortgage loan originations decreased over the previous fiscal year. Mortgage loans originated were 316 totaling $17.9 million in fiscal year 1999, compared to 340 loans originated in fiscal year 1998 for a total of $20.1 million. Consumer loans were also down from the previous year. There were 735 loan originations totaling $8.6 million for fiscal year 1999, compared to 744 originations totaling $9.4 million in fiscal year 1998.

At the beginning of our 1999 fiscal year, the Board of Directors and management of the company initiated a five-year strategic business plan. The plan adopted will result in the offering of new services to our customers. One feature of our strategic plan is to develop a commercial loan department. We are happy to announce that Pekin Savings recently enlisted the services of Mr. Andrew J. Sparks, Sr. Vice President Loans to develop the bank's commercial lending services and integrating this with all existing lending functions of the bank. Mr. Sparks has 24 years in banking experience. The past 12 years he has been the commercial loan officer for a local financial institution.

The Board of Directors and management of Progressive Bancorp, Inc. continue to plan for the future. We will continue to explore all opportunities that will lead to mutual benefit of our customers and shareholders.

Happy New Year and have a great 2000!

                                                         /s/Arthur E. Krile, Jr.
                                                         -----------------------
                                                            Arthur E. Krile, Jr.
                                                            President

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

                                                                           At September 30,
                                                  --------------------------------------------------------------
                                                    1999          1998           1997         1996         1995
                                                  --------      --------      ---------     --------      ------
                                                                            (In Thousands)
Total amount of:
  Assets....................................     $  94,211     $  87,252    $    85,412   $   83,299   $  82,359
  Loans receivable, net.....................        63,054        61,999         57,937       55,777      48,419
  Mortgage-backed securities................        10,042         7,667          8,123       10,639      14,589
  Total investments:
    Interest-bearing deposits...............         2,655         2,307          4,043        1,419       2,755
    Investment securities...................        14,008        11,062         11,884       11,238      12,696
  Deposits..................................        75,311        69,791         69,059       67,323      66,913
  Borrowed funds............................        11,500         9,500          8,000        8,000       8,000
  Retained earnings, substantially
    restricted..............................         6,722         6,452          5,899        5,372       5,021
  Stockholders' equity......................         6,354         6,653          7,320        6,657       6,408


Selected Financial Ratios and Other Data

                                                               At or For the Year Ended September 30,
                                                    ------------------------------------------------------------
                                                    1999           1998         1997          1996          1995
                                                    ----           ----         ----          ----          ----
Return on average assets (net income
  divided by average total assets)..........         0.46%          0.81%        0.82%        0.46%         0.88%
Return on average equity (net income
  divided by average equity)................         6.42           9.91         9.87         5.88         11.95
Average equity to average assets............         7.12           8.19         8.28         7.90          7.34
Average equity to average liabilities.......         7.67           8.92         9.06         8.58          7.92
Retained earnings to total assets
  at end of period..........................         7.13           7.39         6.91         6.45          6.10
Total stockholders' equity to total
  assets at end of period...................         6.74           7.62         8.57         7.99          7.78
Interest rate spread during period..........         2.43           2.52         2.51         2.33          2.86
Net interest margin during period (1).......         2.62           2.77         2.80         2.62          3.11
Interest expense to average
  interest-earning assets...................         4.67           4.79         4.77         4.79          4.48
Interest income to average assets...........         6.95           7.22         7.17         7.05          7.29
Interest expense to average assets..........         4.45           4.82         4.52         4.56          4.30
Non-interest expense to average assets......         5.69           6.04         5.28         5.14          4.30
Nonperforming loans to total loans at
  end of period.............................         0.77           0.37         0.80         0.20          0.25
Nonperforming assets to total assets........         0.52           0.26         0.54         0.28          0.17
Allowance for loan losses to net loans
  receivable at end of period...............         0.38           0.37         0.38         0.39          0.44
Average interest-earning assets to
  average interest-bearing liabilities......       104.24         105.22       106.29       106.12        105.48
Net interest income to other
  operating expenses........................        43.99          43.60        50.26        48.53         69.45

Number of:
  Real estate loans outstanding.............         1,256         1,315        1,385        1,482         1,483
  Deposit accounts..........................         9,508         9,448        9,308        9,387         9,367
  Offices...................................             2             2            2            2             2

-----------------------------

(1) Net interest margin represents net interest income divided by average interest-earning assets.

Summary of Operating Data

                                                              At or For the Year Ended September 30,
                                                     -------------------------------------------------------
                                                      1999         1998       1997       1996         1995
                                                     -------      ------     ------     -------      -------
                                                                (In Thousands, Except Per Share Data)
Interest income (1) ............................     $ 6,375      $6,247     $6,105     $ 5,963      $ 5,861
Interest expense ...............................       4,082       3,967      3,846       3,855        3,460
                                                     -------      ------     ------     -------      -------
Net interest income ............................       2,293       2,280      2,259       2,108        2,401
Provision for loan losses ......................          19          14         12          12           20
                                                     -------      ------     ------     -------      -------
        Net interest income after
            provision for loan losses ..........       2,274       2,266      2,247       2,096        2,381
                                                     -------      ------     ------     -------      -------
Noninterest income:
    Travel agency fees .........................       3,171       3,506      2,811       2,158        1,743
    Service charges ............................         135         143        141         111          112
    Commissions from sale of annuities .........           2        --            8          51           10
    Net gain on sale of investments,
        mortgage-backed securities
        and loans held for sale ................          23         143         73         122           72
    Other ......................................         316         311        308         287          242
                                                     -------      ------     ------     -------      -------
        Total noninterest income ...............       3,647       4,103      3,341       2,729        2,179
                                                     -------      ------     ------     -------      -------

Noninterest expense:
    Travel agency cost of sales ................       3,061       3,356      2,688       2,061        1,658
    General and administrative expense .........       2,152       1,857      1,783       1,825        1,797
    Net (gain) loss on sale of real estate owned          (3)          2          5          (6)           1
    Real estate owned expense, net of
        income .................................           3          15         19          24           (6)
    BIF/SAIF special assessment ................        --          --         --           440         --
    Other ......................................        --          --         --          --              7
                                                     -------      ------     ------     -------      -------
        Total noninterest expense ..............       5,213       5,230      4,495       4,344        3,457
                                                     -------      ------     ------     -------      -------
Income before income taxes and
  cumulative effect of change in
  accounting principle .........................         708       1,139      1,093         481        1,103
Income taxes ...................................         256         437        398          88          398
                                                     -------      ------     ------     -------      -------
Income before cumulative effect of
  change in accounting principle ...............         452         702        695         393          705
Cumulative effect of change in
  accounting for organizational costs ..........          33        --         --          --           --
                                                     -------      ------     ------     -------      -------
    Net income .................................     $   419      $  702     $  695     $   393      $   705
                                                     =======      ======     ======     =======      =======

Income per share:
 Basic before cumulative effect of change in
    accounting principle .......................     $  3.03      $ 4.39     $ 4.14     $  2.35      $  4.24
                                                     =======      ======     ======     =======      =======
 Basic .........................................     $  2.81      $ 4.39     $ 4.14     $  2.35      $  4.24
                                                     =======      ======     ======     =======      =======
 Diluted before cumulative effect of change
    in accounting principle ....................     $  2.93      $ 4.17     $ 3.96     $  2.24      $  4.05
                                                     =======      ======     ======     =======      =======
 Diluted .......................................     $  2.72      $ 4.17     $ 3.96     $  2.24      $  4.05
                                                     =======      ======     ======     =======      =======

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

                                                                        Year Ended September 30,
                                              -------------------------------------------------------------------------
                                                            1999                                    1998
                                              ---------------------------------    ------------------------------------
                                              Average                  Average      Average                    Average
                                              Balance     Interest   Yield/Cost     Balance       Interest   Yield/Cost
                                                                       (Dollars in Thousands)
Interest-earning assets:
  Loan portfolio (1)................          $62,104       $4,908       7.90%       $59,837        $4,790       8.00%
  Investment securities.............           12,410          768       6.19         12,529           814       6.50
  Mortgage-backed securities........            8,820          501       5.68          7,590           488       6.43
  Interest-bearing deposits.........            4,141          198       4.78          2,261           155       6.86
                                              -------       ------                   -------        ------
    Total interest-earning assets...          $87,475       $6,375       7.29        $82,217        $6,247       7.60
                                              =======       ------                   =======        ------

Interest-bearing liabilities:
  Deposits..........................          $73,920       $3,535       4.78%       $68,761        $3,442       5.01%
  Borrowed funds....................           10,000          547       5.47          9,375           525       5.60
                                              -------       ------                   -------        ------
    Total interest-bearing liabilities        $83,920       $4,082       4.86        $78,136       $ 3,967       5.08
                                              =======       ------                   =======       -------

Net interest income.................                        $2,293                                 $2,280
                                                            ======                                 ======

Interest rate spread (2)............                                     2.43%                                   2.52%
                                                                         ====                                    ====

Net yield on interest-earning assets (3)                                 2.62%                                   2.77%
                                                                         ====                                    ====

Ratio of average interest-earning
  assets to average interest-bearing
  liabilities.......................                                   104.24%                                 105.22%
                                                                       ======                                  ======

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

                                                                    At               Year Ended September 30,
                                                               September 30,         ------------------------
                                                                   1999               1999              1998
                                                                   ----               ----              ----
Weighted average yield
  on loan portfolio..................................               7.70%              7.90%             8.00%
Weighted average yield on
  mortgage-backed securities.........................               6.31               5.68              6.43
Weighted average yield on investment
  portfolio..........................................               5.58               6.19              6.50
Weighted average yield on interest-
  bearing deposits...................................               5.12               4.78              6.86
Weighted average yield on all interest-earning
  assets.............................................               7.14               7.29              7.60
Weighted average rate paid on deposit
  accounts...........................................               4.82               4.78              5.01
Weighted average rate paid on borrowed
  funds..............................................               5.58               5.47              5.60
Weighted average rate paid on all
  interest-bearing liabilities.......................               4.92               4.86              5.08
Interest rate spread (spread between
  weighted average rate earned on
  all interest-earning assets and
  weighted average rate paid
  on all interest-bearing liabilities)...............               2.22               2.43              2.52
Net yield (net interest income as
  a percentage of average interest-
  earning assets)....................................               2.39               2.62              2.77


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

                                                                        Year Ended September 30,
                                                                         ------------------------
                                                         1999 vs. 1998                           1998 vs. 1997
                                         -----------------------------------------  -----------------------------------------
                                                Increase/(Decrease)                      Increase/(Decrease)
                                                     Due to                                     Due to
                                         ---------------------------       Total    ---------------------------      Total
                                                              Rate/      Increase                        Rate/     Increase
                                         Volume       Rate    Volume    (Decrease)  Volume       Rate    Volume    (Decrease)
                                                                   (In Thousands)
Interest income:
  Loan portfolio ....................     $ 181      $ (60)     $ (3)     $ 118      $ 376      $(122)     $ (9)     $ 245
  Mortgage-backed securities ........        79        (57)       (9)        13       (119)       (19)        4       (134)
  Interest-bearing deposits .........       129        (47)      (39)        43        (88)        39       (15)       (64)
  Investment securities .............        (8)       (39)        1        (46)        23         70         2         95
                                          -----      -----      ----      -----      -----      -----      ----      -----
                                                                                                                         1
        Total interest-earning assets     $ 381      $(203)     $(50)     $ 128      $ 192      $ (32)     $(18)     $ 142
                                          =====      =====      ====      =====      =====      =====      ====      =====

Interest expense:
  Deposits ..........................     $ 258      $(158)     $ (7)     $  93      $  60      $  34      $  3      $  97
  Borrowed funds ....................        35        (12)       (1)        22         70        (40)       (6)        24
                                          -----      -----      ----      -----      -----      -----      ----      -----
        Total interest-bearing
            liabilities .............     $ 293      $(170)     $ (8)     $ 115      $ 130      $  (6)     $ (3)     $ 121
                                          =====      =====      ====      =====      =====      =====      ====      =====

Net change in interest income .......     $  88      $ (33)     $(42)     $  13      $  62      $ (26)     $(15)     $  21
                                          =====      =====      ====      =====      =====      =====      ====      =====


Results of Operations

         General. The earnings of the Company depend primarily on its level of net interest income, which is the difference between interest earned on the Company's interest-earning assets and the interest paid on interest-bearing liabilities. Net interest income is a function of the Company's interest rate spread, which is the difference between the average yield earned on interest-earnings assets and the average rate paid on interest-bearing liabilities, as well as a function of the average balance of interest-earning assets as compared to the average balance of interest-bearing liabilities.

         Interest Income. Interest income, which includes fee income on the servicing of loans, increased $128,000 or 2.0% to $6.4 million for the fiscal year ended September 30, 1999 ("fiscal 1999") from $6.2 million for the fiscal year ended September 30, 1998 ("fiscal 1998"). The increase in interest income resulted from an increase in the average balance of interest-earning assets to $87.5 million for fiscal 1999 from $82.2 million for fiscal 1998. The average yield on such assets, however, decreased from 7.60% for fiscal 1998 to 7.29% for fiscal 1999. Interest income from the Company's loan portfolio increased $118,000 or 2.5%, due to a $2.3 million, or 3.8% increase in the average balance of such assets. This reflected continued loan demand in the Company's primary lending area as well as management's strategy of controlled growth. The average yields on such assets, however, decreased from 8.00% for fiscal 1998 to 7.90% for fiscal 1999, reflecting lower market interest rates for most of fiscal 1999. Interest income earned on the Company's investment securities portfolio decreased $46,000 or 5.6% reflecting a decrease of $119,000 or 0.9% in the average balance of such securities as well as a decrease in the average yield of such securities to 6.19% for fiscal 1999 compared to 6.50% for fiscal 1998. Interest income from the Company's mortgage-backed securities portfolio increased $13,000 or 2.7%, reflecting an increase in the average balance of such securities to $8.8 million for fiscal 1999 compared to $7.6 million for fiscal 1998, as management disbursed proceeds of callable and maturing securities into adjustable mortgage-backed securities. Interest income from the Company's interest-bearing deposits increased $43,000 or 27.7% due to a $1.9 million or 83.1% increase in the average balance of such assets. The average yield on these assets, however, decreased to 4.78% for fiscal 1999 from 6.86% for fiscal 1998. With overall market interest rates being lower for most of fiscal 1999 compared to fiscal 1998 and to guard against higher demands for cash from depositors given the approach of the Y2K scenario, it was management's decision to maintain increased liquid cash funds.

         Interest Expense. Interest expense increased $115,000 or 2.9% to $4.1 million for fiscal 1999 from $3.9 million for fiscal 1998. The increase in interest expense for fiscal 1999 was due to an increase of $5.8 million or 7.4% in the average balance of interest-bearing liabilities in fiscal 1999 compared to fiscal 1998. Partially offsetting this increase, the average rate paid on interest-bearing liabilities decreased to 4.86% for fiscal 1999 from 5.08% for fiscal 1998. The Company's management continues to employ a strategy of offering premium rates on selective term certificates of deposits, offering periodic "Specials" on deposit products, and not raising interest rates on all its term certificates in order to retain its core savings base. Interest rates paid on other types of savings continue to be offered at competitive rates. The Company has also used alternative funding sources available from the Federal Home Loan Banking System. Interest expense on FHLB advances increased $22,000, or 4.2%, for fiscal 1999 compared to fiscal 1998, as the balance of FHLB advances increased to $11.5 million at September 30, 1999 compared to $9.5 million at September 30, 1998.

         Net Interest Income. Net interest income is a function of the Company's interest rate spread, which is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities, as well as a function of the average balance of interest-earning assets as compared to interest-bearing liabilities. Net interest income, before provision for loan losses, was $2.3 million for fiscal 1999 and $2.3 million for fiscal 1998. The Company's weighted average yield on all interest-earning assets decreased to 7.29% for fiscal 1999 compared to 7.60% for fiscal 1998. The weighted average rate paid on all interest-bearing liabilities decreased to 4.86% for fiscal 1999 compared to 5.08% for fiscal 1998. Interest spreads and net margins were compressed in fiscal 1999 as interest rates on loans and investment securities reached near record lows before rising in the latter part of fiscal 1999. The Company was not able to follow this lower interest rate trend in its savings deposit and certificates because of the increased competition from other financial products being offered through the stock market and mutual and stock fund offerings.

         Provisions for Losses on Loans. The Company maintains an allowance for loan losses based upon management's periodic evaluation of known and inherent risks in the Company's portfolio, its past loan loss experience, adverse situations that may affect borrowers' ability to repay loans, estimated value of underlying loan collateral, and current and expected future economic conditions. The Company increased its provision for loan losses to $19,000 in fiscal 1999, compared to $14,500 in fiscal 1998. Total allowance for loan losses was $239,000 or 0.38% of net loans receivable at September 30, 1999 compared to $228,000 or 0.37% of net loans receivable at September 30, 1998.

         Non-Interest Income. The Company's principal sources of non-interest income include travel agency fees, service charges on transaction accounts, net gains on the sale of investment securities and loans held for sale, loan origination fees and charges for services offered by the Company. Non-interest income decreased by $456,000 or 11.1% to $3.6 million in fiscal 1999 as compared to $4.1 million in fiscal 1998. Travel agency fees generated by Pekin Financial Services, a Company subsidiary, decreased $335,000 or 9.5%, due to a decrease in sales volume and commissions received. The Company's gains from sales of investment securities and loans held for sale decreased $120,000 or 84.0%. During the past several years, gains recorded on the sale of mortgage-backed securities, other investments and loans held-for-sale have had a significant positive impact on non-interest income and the Company's net income. However, the Company does not expect to continue to experience gains on the sale of investments, mortgage-backed securities or loans held-for-sale at the levels reflected in previous years. In fiscal 1999 market prices declined in the available-for-sale investment portfolio and loans held-for-sale portfolio as interest rates rose during the latter part of fiscal 1999, compared to fiscal 1998. This caused the decrease in gains on sales of these investment securities and loan held-for-sale. Loan origination fees decreased $14,000 or 10.2% in fiscal 1999 compared to fiscal 1998, reflecting a decrease in loan originations in fiscal 1999 compared to fiscal 1998 due to an increase in mortgage loan rates.

         Non-Interest Expense. Non-interest expense decreased $17,000 or 0.3% for fiscal 1999 compared to fiscal 1998. The Company's subsidiary travel agency cost of sales decreased $295,000 or 8.8%. After accounting for the gross income (described above), the net income attributable to the Company's travel agency decreased $39,000, or 26.1%, for fiscal 1999 compared to fiscal 1998. Compensation and benefits increased $94,000 or 9.7% for fiscal 1999 compared to fiscal 1998. This was primarily due to salary merit increases of $10,600 for fiscal 1999. Also, cost of insurance on key employees increased $85,000, or 119.2%, for fiscal 1999 compared to fiscal 1998, due primarily to surrender charges and set up fees associated with a change of insurance carrier. One time only costs due to the Company's on-line conversion and Y2K readiness preparation totaled $162,000 for fiscal 1999. Disposal of obsolete on-line equipment resulted in a $34,000 write off for fiscal 1999.

         Income Taxes. Income taxes decreased $181,000, or 41.4% for fiscal 1999 compared to fiscal 1998. The decrease was due to a decrease of $431,000 in income before income taxes and cumulative effect of change in accounting principle for fiscal 1999 compared to fiscal 1998.

         Net Income. Net income decreased $283,000, or 40.3%, for fiscal 1999 compared to fiscal 1998. The decrease was due to lower non-interest income in fiscal 1999 attributable to lower fees generated by the Company's travel agency subsidiary, as well as lower net gains on sales of investment securities and loans held-for-sale in fiscal 1999 as compared to fiscal 1998. The lower net income was also due to the effect of expensing organizational costs of the Company in fiscal 1999.

Liquidity and Capital Resources

         The Company is required to maintain minimum levels of liquid assets as defined by regulations of the Illinois Commissioner of Savings and Residential Finance (the "Commissioner") and the Federal Deposit Insurance Corporation (the "FDIC"). This requirement, which varies from time to time, depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required ratio currently is 5%. The Company historically has maintained a level of liquid assets in excess of regulatory requirements, and the Bank's liquidity ratio averaged 16.6% during the month of September 1999. The Company adjusts its liquidity levels in order to meet funding needs for deposit outflows, payment of real estate taxes on mortgage loans escrowed for, repayment of borrowings, when applicable, and loan commitments. The Company also adjusts liquidity as appropriate to meet its asset/liability objectives.

         The Company's primary sources of funds are deposits, amortization and prepayment of loans and mortgage-backed securities, maturities of investment securities and other short-term investments, proceeds from the sale of loans held for sale, investment securities and mortgage-backed securities and funds provided from operations. The Company utilizes FHLB of Chicago advances as a source of funds. While scheduled loan and mortgage-backed securities repayment is a relatively predictable source of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. The Company manages the pricing of its deposits to maintain a steady deposit balance. In addition, the Company invests excess funds in short-term interest-earning assets, which provide liquidity to meet lending requirements. Short-term assets outstanding at September 30, 1999, and 1998, amounted to $4.4 million, and $3.9 million, respectively.

                                                         Year Ended September 30,
                                                         ------------------------
                                                          1999            1998
                                                         -------        -------
                                                               (In Thousands)

Cash and cash equivalents
 at beginning of year ............................       $ 3,947        $ 4,949
                                                         -------        -------
Operating activities:
Net income .......................................           419            702
Adjustments to reconcile net
 income to net cash provided by
 operating activities ............................            32             82
Other operating activities .......................            20             93
                                                         -------        -------
Net cash provided by
 operating activities ............................           471            877
Net cash (used in) investing activities ..........        (7,401)        (2,724)
Net cash provided by
 financing activities ............................         7,352            825
                                                         -------        -------
Net increase (decrease) in cash
 and cash equivalents ............................           422         (1,022)
                                                         -------        -------
Cash and cash equivalents at end of year .........       $ 4,369        $ 3,947
                                                         =======        =======

         Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments, such as interest-bearing deposits with the FHLB of Chicago. If the Bank requires funds beyond its ability to generate them internally, borrowing agreements exist with the FHLB of Chicago, which provide an additional source of funds. At September 30, 1999, the Bank had $11.5 million of outstanding advances from the FHLB of Chicago.

         At September 30, 1999, the Bank had outstanding mortgage loan commitments of $474,000. Certificates of deposit scheduled to mature in one year or less at September 30, 1999, totaled $30.7 million. Management believes that a significant portion of such deposits will remain with the Bank.

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

         At September 30, 1999, total interest-bearing liabilities maturing or repricing within one year exceeded total interest-earning assets maturing or repricing in the same period by $47.6 million, representing a cumulative negative one-year gap ratio of 52.4%. Accordingly, based on the gap model below, in a rising interest rate environment, the Company's net-interest income would be adversely affected. The Bank has an Asset-Liability Management Committee, which is responsible for reviewing the Bank's assets and liability policies. The Committee meets and reports quarterly to the Board of Directors on interest rate risks and trends, as well as liquidity and capital ratios and requirements.

         The following table sets forth the amount of interest -earning assets and interest-bearing liabilities outstanding at September 30, 1999, which are anticipated by the Company, based upon certain assumptions, to reprice or mature in each of the future time periods shown.

                                                                                    At September 30, 1999
                                                ------------------------------------------------------------------------------------
                                                                                                                   Over
                                                One Year     1 to 2        2 to 3        3 to 5       5 to 10       10
                                                or Less       Years        Years         Years        Years       Years      Total
                                                -------       -----        -----         -----        -----       -----      -----
                                                                                 (Dollars in Thousands)
Interest-earning assets:
  Real estate mortgages (1) .................   $    829     $    824     $  1,907     $  9,202     $  8,991     $29,540    $51,293
  Mortgage-backed securities (2) ............        389          382           66        1,278        1,569       6,537     10,221
  Other loans ...............................      1,243          463          634        2,596        3,684       3,535     12,155
  Interest-bearing deposits .................      2,655         --           --           --           --          --        2,655
  Investment securities (2) .................      1,488          110         --            698        8,790       3,501     14,587
                                                --------     --------     --------     --------     --------     -------    -------
        Total interest-earning assets .......      6,604        1,779        2,607       13,774       23,034      43,113     90,911
                                                                                                                            .......
Interest-bearing liabilities:
  Demand accounts ...........................     19,498         --           --           --           --          --       19,498
  Certificate of deposits of $100,000 or more      2,551        1,348         --            642         --          --        4,541
  Other certificates of deposit .............     28,163       13,417        2,714        6,978         --          --       51,272
  Borrowings ................................      4,000         --          1,000        1,000        5,500        --       11,500
                                                --------     --------     --------     --------     --------     -------    -------
        Total interest-bearing liabilities ..     54,212       14,765        3,714        8,620        5,500        --       86,811

Interest sensitivity gap ....................    (47,608)     (12,986)      (1,107)       5,154       17,534      43,113
Cumulative gap ..............................    (47,608)     (60,594)     (61,701)     (56,547)     (39,013)      4,100

Ratio of gap during the period to
 total interest-earning assets ..............      (52.4)%      (14.3)%       (1.2)%        5.7%       19.3%      47.4%

Ratio of cumulative gap to total
 interest-earning assets ....................      (52.4)%      (66.7)%      (67.9)%      (62.2)%     (42.9)%      4.5%

------------------------------------

(1) Includes real estate sold on contract where the borrower does not have title to the property; rather, title remains with the institution.
(2) For available-for-sale securities, amortized cost (not estimated market value) is reported.


Year 2000 Considerations

         As the year 2000 approaches, a significant business issue has emerged regarding how existing software programs and operating systems can accommodate the date value for the year 2000. Many existing software products, including products used by the Company and its suppliers and customers, were designed to accommodate only a two-digit value, which represents the year. For example, information relating to the year 1996 is stored in the system as "96." As a result, the year 1999 (i.e., "99") could be the maximum date value that these systems will be able to process accurately. In response to concerns about this issue, regulatory agencies have begun to monitor holding companies' and banks' readiness for the year 2000 as part of the regular examination process. The Company presently believes that with modifications to existing software and conversion to new software, the year 2000 issue will not pose significant operational problems for the Company's business operations. To date, management believes the systems conversion finalized in November 1998 brought its major operating system into year 2000 compliance status. In addition, the Company outsources its computer systems to a third party supplier, who has informed the Company that it is year 2000 compliant. Implementation of the Company's plan to test in-house and out-sourced software has been underway since the first quarter of 1998. Total compliance for all systems, including the Company's outsourced computer systems, has been completed. Management estimates that such compliance cost $162,000. The plan implementation team is responsible for progress and will continue to provide a status report to the board of directors on a monthly basis through December 31, 1999. However, if such modifications and conversions are not made, or are not completed timely, the year 2000 issue could have a material adverse impact on the operations of the Company. The Company has in place a contingency plan in the event its outsourced computer systems are not year 2000 compliant on a timely basis. In addition, there can be no assurance that unforeseen problems in the Company's outsourced computer systems will not have an adverse effect on the Company's systems or operations. The Company does not have sufficient information accumulated from customers to enable the Company to assess the degree to which customers' operations are susceptible to potential problems relating to the year 2000 issue.


               DIRECTORS AND OFFICERS OF THE BANK AND THE COMPANY


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

                         Independent Auditor's Report

Board of Directors
Progressive Bancorp, Inc.
Pekin, Illinois

We have audited the accompanying consolidated balance sheets of Progressive Bancorp, Inc. and subsidiaries (Company) as of September 30, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Progressive Bancorp, Inc. and subsidiaries as of September 30, 1999 and 1998, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for organization costs during the year ended September 30, 1999.


/s/CLIFTON GUNDERSON L.L.C.
---------------------------
CLIFTON GUNDERSON L.L.C.



Peoria, Illinois
November 1, 1999

                              PROGRESSIVE BANCORP, INC. AND SUBSIDIARIES
                                      CONSOLIDATED BALANCE SHEETS


                                     Assets
                                                                                 September 30,
                                                                       ------------------------------
                                                                            1999              1998
                                                                       ------------      ------------
Cash and cash equivalents:
     Cash and amounts due from banks                                   $  1,713,726      $  1,639,175
     Interest-bearing deposits                                            2,654,775         2,307,499
                                                                       ------------      ------------
                                                                          4,368,501         3,946,674
Money market investments and investment securities (note 2):
     Held-to-maturity, at amortized cost (estimated market value
         of $2,244,090 and $4,298,541, respectively)                      2,270,164         4,234,966
     Available-for-sale, at market value                                 11,738,270         6,827,144
Mortgage-backed securities (note 3):
     Held-to-maturity, at amortized cost (estimated market value
         of $841,598 and $3,214,906, respectively)                          834,531         3,183,399
     Available-for-sale, at market value                                  9,207,338         4,483,514
Loans receivable, net (note 5)                                           63,053,818        61,999,200
Accrued interest receivable (note 6)                                        631,237           543,793
Premises and equipment (note 8)                                             987,548           978,604
Other assets                                                              1,118,881         1,054,664
                                                                       ------------      ------------


                                                                       $ 94,210,288      $ 87,251,958
                                                                       ============      ============


                      Liabilities and Stockholders' Equity

Deposits (note 9) $                                                      75,310,941      $ 69,790,953
Borrowed funds (note 10)                                                 11,500,000         9,500,000
Advances from borrowers for taxes and insurance                             149,610           167,644
Accrued expenses and other liabilities                                      895,590         1,140,480
                                                                       ------------      ------------

                  Total liabilities                                      87,856,141        80,599,077
                                                                       ------------      ------------

Stockholders' equity:
     Serial preferred stock, $.10 par value, 50,000 shares
         authorized, no shares issued and outstanding                          --                --
     Common stock, $.01 par value, 250,000 shares authorized,
         174,473 shares issued September 30, 1999 and 1998
         (note 16)                                                            1,745             1,745
     Paid-in surplus                                                      1,430,552         1,430,552
     Retained earnings, substantially restricted (notes 12 and 15)        6,721,789         6,451,899
     Accumulated other comprehensive income (loss),
         net of taxes                                                      (499,939)           68,685
                                                                       ------------      ------------

                                                                          7,654,147         7,952,881

     Treasury stock, 25,000 shares at cost                               (1,300,000)       (1,300,000)
                                                                       ------------      ------------

                  Total stockholders' equity                              6,354,147         6,652,881
                                                                       ------------      ------------


                                                                       $ 94,210,288      $ 87,251,958
                                                                       ============      ============


These consolidated financial statements should be read only in connection with the accompanying notes to consolidated financial statements.

                   PROGRESSIVE BANCORP, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME


                                                        Years ended September 30,
                                                          1999            1998
                                                      ----------     ----------
Interest income
     Loans receivable:
         First mortgage loans                          $3,758,956     $3,635,904
         Other loans                                    1,148,833      1,153,771
     Mortgage-backed securities:
         Held-to-maturity                                  37,826        263,243
         Available-for-sale                               463,546        224,612
     Interest-bearing deposits                            198,249        154,847
     Money market investments and investment
         securities:
              Held-to-maturity                            115,805        416,108
              Available-for-sale                          652,192        398,490
                                                       ----------     ----------

                  Total interest income                 6,375,407      6,246,975
                                                       ----------     ----------


Interest on deposits (note 9)                           3,535,346      3,441,254


Interest on borrowed funds                                547,343        525,248
                                                       ----------     ----------

                  Total interest expense                4,082,689      3,966,502
                                                       ----------     ----------

                  Net interest income                   2,292,718      2,280,473


Provision for loan losses (note 5)                         19,000         14,500
                                                       ----------     ----------

                  Net interest income after
                      provision for loan losses         2,273,718      2,265,973
                                                       ----------     ----------

Noninterest income
     Travel agency fees                                 3,170,829      3,505,504
     Service charges                                      135,288        142,889
     Commissions from sale of annuities                     1,873            269
     Net gain on sale of:
         Investment securities (Note 2)                     3,125         50,621
         Loans held for sale (Note 4)                      19,409         92,898
     Loan origination fees                                123,285        136,724
     Other                                                193,361        174,556
                                                       ----------     ----------

                  Total noninterest income              3,647,170      4,103,461
                                                       ----------     ----------

                           PROGRESSIVE BANCORP, INC. AND SUBSIDIARIES
                                CONSOLIDATED STATEMENTS OF INCOME


                                                                     Years ended September 30,
                                                                       1999             1998
                                                                   -----------      -----------
Noninterest expense
     Travel agency cost of sales                                   $ 3,060,556      $ 3,356,287
     Compensation and benefits                                       1,067,096          972,866
     Premises and equipment                                            281,703          278,506
     Data processing                                                   122,951          114,356
     Online conversion costs                                           161,722             --
     Federal insurance premiums                                         41,660           42,549
     Advertising and promotion                                          19,754           34,091
     Real estate owned expense, net of income                            3,433           14,577
     Net (gain) loss on sale of real estate owned                       (2,529)           2,020
     Writedown of equipment                                             34,047             --
     Other expenses                                                    422,090          415,086
                                                                   -----------      -----------
                  Total noninterest expense                          5,212,483        5,230,338
                                                                   -----------      -----------

                  Income before income taxes and cumulative
                      effect of change in accounting principle         708,405        1,139,096


Income taxes (note 11)                                                 256,078          436,644
                                                                   -----------      -----------

                  Income before cumulative effect of
                      change in accounting principle                   452,327          702,452


CUMULATIVE EFFECT ON PRIOR YEARS
     (to September 30, 1998) of expensing organizational
     costs as incurred, net of income taxes of $20,844                  32,964             --
                                                                   -----------      -----------

Net income                                                         $   419,363      $   702,452
                                                                   ===========      ===========

BASIC INCOME Per Share (Note 17)
     Before cumulative effect of accounting change                 $      3.03      $      4.39
     Accounting change                                                     .22             --
                                                                   -----------      -----------
     Basic income per share                                        $      2.81      $      4.39
                                                                   ===========      ===========

DILUTED INCOME PER SHARE (Note 17)
     Before cumulative effect of accounting change                 $      2.93      $      4.17
     Accounting change                                                     .21             --
                                                                   -----------      -----------

     Diluted income per share                                      $      2.72      $      4.17
                                                                   ===========      ===========

WEIGHTED AVERAGE NUMBER OF COMMON
     SHARES OUTSTANDING (Note 17)
     Basic                                                             149,473          159,996
                                                                   ===========      ===========
     Diluted                                                           154,280          168,617
                                                                   ===========      ===========


These consolidated financial statements should be read only in connection with the accompanying notes to consolidated financial statements.

                                             PROGRESSIVE BANCORP, INC. AND SUBSIDIARIES
                                                     CONSOLIDATED STATEMENTS OF
                                                   CHANGES IN STOCKHOLDERS' EQUITY



                                                                          Serial
                                                                        Preferred         Common          Paid-in         Retained
                                                                          Stock            Stock          Surplus         Earnings

                                                                       -----------      -----------     -----------     -----------
BALANCE AT SEPTEMBER 30, 1997                                          $      --        $     1,682     $ 1,367,605     $ 5,898,816

     Comprehensive income:
         Net income                                                           --               --              --           702,452
         Other comprehensive income:
              Unrealized gain on available-for-sale securities,
                  net of tax of $25,966                                       --               --              --              --
              Reclassification adjustment for gains included in net
                  income, net of tax of $17,211                               --               --              --              --

                  Total comprehensive income

     Exercised stock options for 6,301 shares                                 --                 63          62,947            --
     Dividends paid to shareholders                                           --               --              --          (149,369)
     Payments to acquire 25,000 shares of treasury stock                      --               --              --              --
                                                                       -----------      -----------     -----------     -----------


BALANCE AT SEPTEMBER 30, 1998                                                 --              1,745       1,430,552       6,451,899

     Comprehensive income:                                                    --               --           419,363            --
         Net income                                                           --
         Other comprehensive income:
              Unrealized loss on available-for-sale securities,               --               --              --          (566,561)
                  net of tax benefit of $292,609                              --
              Reclassification adjustment for gains included in net           --               --              --            (2,063)
                  income, net of tax of $1,062                                --               --

                  Total comprehensive income (loss)                       (149,261)

     dIVIDENDS PAID TO SHAREHOLDERS                                           --               --              --          (149,473)
                                                                                        -----------     -----------     -----------

BALANCE AT SEPTEMBER 30, 1999                                          $      --        $     1,745     $ 1,430,552     $ 6,721,789
                                                                       ===========      ===========     ===========     ===========

                                                                         Accumulated
                                                                           Other                             Total
                                                                       Comprehensive    Treasury        Stockholders'
                                                                       Income (Loss)       Stock            Equity
                                                                       -----------      -----------      -----------
BALANCE AT SEPTEMBER 30, 1997                                          $    51,637      $      --        $ 7,319,740

                                                                                                         -----------
     Comprehensive income:
         Net income                                                           --               --            702,452
         Other comprehensive income:
              Unrealized gain on available-for-sale securities,
                  net of tax of $25,966                                     50,458             --             50,458
              Reclassification adjustment for gains included in net
                  income, net of tax of $17,211                            (33,410)            --            (33,410)

                                                                                                         -----------
                  Total comprehensive income

                                                                                                            719,500
     Exercised stock options for 6,301 shares                                 --               --             63,010
     Dividends paid to shareholders                                           --               --           (149,369)
     Payments to acquire 25,000 shares of treasury stock                      --         (1,300,000)      (1,300,000)
                                                                       -----------      -----------      -----------


BALANCE AT SEPTEMBER 30, 1998                                               68,685       (1,300,000)       6,652,881

                                                                                                         -----------
     Comprehensive income:                                                    --            419,363
         Net income
         Other comprehensive income:
              Unrealized loss on available-for-sale securities,               --           (566,561)
                  net of tax benefit of $292,609
              Reclassification adjustment for gains included in net           --             (2,063)
                  income, net of tax of $1,062

                  Total comprehensive income (loss)

     dIVIDENDS PAID TO SHAREHOLDERS                                           --               --           (149,473)
                                                                       -----------      -----------      -----------

BALANCE AT SEPTEMBER 30, 1999                                          $  (499,939)     $(1,300,000)     $ 6,354,147
                                                                       ===========      ===========      ===========


 These consolidated financial statements should be read only in connection with the accompanying notes to consolidated financial statements.

                                     PROGRESSIVE BANCORP, INC. AND SUBSIDIARIES
                                       CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                        Years ended September 30,
                                                                                          1999             1998
                                                                                     ------------      -----------
Cash flows from operating activities
     Net income                                                                      $    419,363      $   702,452
                                                                                     ------------      -----------
     Adjustments to reconcile net income to net cash
         provided by operating activities:
         Depreciation                                                                     126,152          115,412
         Net decrease in deferred loan fees                                               (16,449)         (31,307)
         Net (gain) loss on sale of real estate owned                                      (2,529)           2,020
         Writedown of equipment                                                            34,047             --
         Provision for loan losses                                                         19,000           14,501
         Net (gain) loss on sale of:
              Investment securities                                                        (3,125)         (50,621)
              Loans held for sale                                                         (19,409)         (92,898)
         Increase in accrued interest receivable                                          (87,444)         (40,925)
         Discount accretion, net of premium amortization
              on mortgage-backed and investment securities                                 (3,283)         (12,187)
         (Decrease) increase in accrued expenses and
              other liabilities                                                          (244,890)         295,124
         Decrease (increase) in other assets                                              229,454         (117,054)
                                                                                     ------------      -----------

                  Total adjustments                                                        31,524           82,065
                                                                                     ------------      -----------

     Origination of loans held for sale                                                (2,188,439)      (6,437,199)
     Proceeds from sales of loans held for sale                                         2,207,848        6,530,097
                                                                                     ------------      -----------

                  Net cash provided by operating activities                               470,296          877,415
                                                                                     ------------      -----------

Cash flows from investing activities
     Principal received on mortgage-backed securities:
         Held-to-maturity                                                               2,356,052        2,006,560
         Available-for-sale                                                             1,668,458          551,227
     Proceeds from the maturity and calls of investment securities:
         Held-to-maturity                                                               1,000,000        1,500,000
         Available-for-sale                                                             7,000,000        2,500,000
     Proceeds from the sale of investment securities:
         available-for-sale                                                               503,121        1,531,875
     Purchase of mortgage-backed securities:
         available-for-sale                                                            (6,642,190)      (2,028,082)
     Purchase of investment securities:
         held-to-maturity                                                                (532,168)        (125,775)
         available-for-sale                                                           (11,530,440)      (4,569,773)
     Net increase in loans receivable                                                  (1,114,414)      (4,264,689)
     Purchases of premises and equipment                                                 (169,143)         (43,391)
     Proceeds from sale of real estate owned                                               65,450          235,400
     Capital expenditures on real estate owned                                             (5,676)         (17,688)
                                                                                     ------------      -----------

                  Net cash used in investing activities                                (7,400,950)      (2,724,336)
                                                                                     ------------      -----------


 These consolidated financial statements should be read only in connection with the accompanying notes to consolidated financial statements.

                          PROGRESSIVE BANCORP, INC. AND SUBSIDIARIES
                            CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                  Years ended September 30,
                                                                    1999             1998
                                                                -----------      -----------
Cash flows from financing activities
     Net increase in deposits                                   $ 5,519,988      $   732,247
     Net decrease in advances from borrowers                        (18,034)         (20,795)
     Proceeds from FHLB advances                                  4,000,000        3,500,000
     Repayment of FHLB advances                                  (2,000,000)      (2,000,000)
     Purchase of  treasury stock                                       --         (1,300,000)
     Proceeds from exercise of common stock options                    --             63,010
     Dividends paid                                                (149,473)        (149,369)
                                                                -----------      -----------

                  Net cash provided by financing activities       7,352,481          825,093
                                                                -----------      -----------


NET INCREASE (DECREASE) IN CASH AND
     CASH EQUIVALENTS                                               421,827       (1,021,828)


Cash and cash equivalents at beginning
     of year                                                      3,946,674        4,968,502
                                                                -----------      -----------


Cash and cash equivalents at end of year                        $ 4,368,501      $ 3,946,674
                                                                ===========      ===========


Supplemental disclosures of cash flow information:
     Cash paid during the year for:
         Interest on deposits and borrowed funds                $ 4,076,861      $ 3,959,663
                                                                ===========      ===========

         Income taxes, net of refunds                           $   417,574      $   187,416
                                                                ===========      ===========


Supplemental schedule of noncash
     investing activities:
     Transfers from loans to real estate acquired
         through foreclosure                                    $    57,245      $   219,732
                                                                ===========      ===========


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

Debt securities classified as held-to-maturity are carried at amortized cost in which the amortization of premiums and accretion of discounts are recorded using the level-yield method. Unrealized holding gains and losses for trading securities (for which no securities were so designated at September 30, 1999 and
1998) are to be included in income, while such gains and losses for available-for-sale securities are to be excluded from income and reported as a net amount as a separate component of stockholders' equity until realized. Unrealized holding gains and losses for held-to-maturity securities are to be excluded from income and stockholders' equity. For available-for-sale securities, gains or losses are realized and included in noninterest income upon sale, based on the amortized cost of the individual security sold. All previous market value adjustments included in the separate component of stockholders' equity are reversed upon sale.

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

Income Per Share

Basic income per share is computed based upon the weighted average number of common shares outstanding during the period. Diluted income per share is computed based upon the weighted average number of shares outstanding during the period plus the shares that would be outstanding assuming the exercise of the dilutive stock options.

Accounting Change

Costs incurred in the organization of the Company totaled $63,304. These costs were being amortized on a straight-line basis over a period of five years from the date of the commencement of operations of the Company. Amortization expense recorded in 1998 totaled $9,496. On October 1, 1998, in accordance with Statement of Position 98-5, Reporting on the Costs of Start-Up Activities, the Company elected to expense the remaining unamortized balance of $53,808 for organization costs incurred in the formation of the bank holding company, Progressive Bancorp, Inc.

Comprehensive Income

The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, in June 1997. Statement 130 establishes standards for reporting and display of comprehensive income (as defined) in a full set of general-purpose financial statements. Statement 130 requires classification of items of other comprehensive income by their nature in a financial statement and display of the accumulated balance of other comprehensive income separately from retained earnings and surplus in the equity section of the balance sheet. The Company has only one item of other comprehensive income and has elected to report comprehensive income in the consolidated statements of changes in stockholders' equity, with reclassification of 1998 amounts.

                  PROGRESSIVE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 2 - Money Market Investments and Investment Securities

Money market investments and investment securities at September 30, 1999 and 1998 are summarized as follows:

                                                                         September 30, 1999
                                                 -----------------------------------------------------------------
                                                                       Gross           Gross           Estimated
                                                    Amortized       unrealized      unrealized          market
                                                      cost             gains          losses             value
                                                 ---------------   ----------     -------------   ----------------
Held-to-maturity:
     Investment securities:
         Municipal obligations                   $     1,606,264   $   14,758     $     (40,832)  $      1,580,190
         Stock in Federal Home Loan
              Bank, at cost                              663,900           -                 -             663,900
                                                 ---------------   ----------     -------------   ----------------

                                                 $     2,270,164   $   14,758     $     (40,832)  $      2,244,090
                                                 ===============   ==========     =============   ================

Available-for-sale:
     Money market investments:
         Short-term liquidity funds              $       141,202   $       -      $          -    $        141,202
     Investment securities:
         U.S. government agencies                     11,492,927           -           (558,412)        10,934,515
         Mutual funds                                    682,968           -            (20,415)           662,553
                                                 ---------------   ----------     -------------   ----------------

                                                 $    12,317,097   $       -      $    (578,827)  $     11,738,270
                                                 ===============   ==========     =============   ================

                                                                          September 30, 1998
                                                 -----------------------------------------------------------------
                                                                        Gross           Gross          Estimated
                                                      Amortized      unrealized      unrealized         market
                                                        cost            gains          losses            value
                                                 ---------------   ----------     -------------   ----------------
Held-to-maturity:
     Investment securities:
         U.S. government agencies                 $    2,498,999     $     8,551    $         -    $     2,507,550
         Municipal obligations                         1,101,667          55,024              -          1,156,691
         Stock in Federal Home Loan
              Bank, at cost                              634,300              -               -            634,300
                                                  --------------     -----------    ------------   ---------------

                                                  $    4,234,966     $    63,575    $         -    $     4,298,541
                                                  ==============     ===========    ============   ===============

Available-for-sale:
     Money market investments:
         Short-term liquidity funds               $      135,124     $        -     $         -    $       135,124
     Investment securities:
         U.S. Treasury securities                        499,725          15,620              -            515,345
         U.S. government agencies                      5,499,622          39,588              -          5,539,210
         Mutual funds                                    647,720              -          (10,255)          637,465
                                                  --------------     -----------    ------------   ---------------

                                                  $    6,782,191     $    55,208    $    (10,255)  $     6,827,144
                                                  ==============     ===========    ============   ===============


                   PROGRESSIVE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 2 - Money Market Investments and Investment Securities (CONTINUED)

The amortized cost and estimated market value of money market investments and investment securities at September 30, 1999, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                       September 30, 1999
                                                                              ----------------------------------
                                                                                  Amortized          Estimated
                                                                                    cost           market value
                                                                              ----------------   ---------------
Held-to-maturity due:
     After one year through five years                                        $        506,869   $       511,319
     After five years through ten years                                                596,062           605,073
     After ten years                                                                   503,333           463,798
     Stock in Federal Home Loan Bank (no stated maturity)                              663,900           663,900
                                                                              ----------------   ---------------

                                                                              $      2,270,164   $     2,244,090
                                                                              ================   ===============

Available-for-sale due:
     After one year through five years                                        $        999,103   $       962,670
     After five years through ten years                                              7,496,206         7,169,730
     After ten years                                                                 2,997,618         2,802,115
     Money market investments/mutual funds
         (no stated maturity)                                                          824,170           803,755
                                                                              ----------------   ---------------

                                                                              $     12,317,097   $    11,738,270
                                                                              ================   ===============

The following is a schedule of proceeds from the sales of investment securities and the gross gains and losses realized:

                                                          Years ended
                                                          September 30,
                                            ------------------------------------
                                                   1999                  1998
                                            --------------          ------------
Proceeds from sales                         $      503,121          $ 1,531,875
                                            ==============          ===========

Gross gains                                 $        3,125          $    52,183
                                            ==============          ===========

Gross losses                                $         --            $    (1,562)
                                            ==============          ===========


                   PROGRESSIVE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 3 - Mortgage-Backed Securities

Mortgage-backed securities at September 30, 1999 and 1998 are summarized as follows:

                                                                 September 30, 1999
                          ------------------------------------------------------------------------------------------------
                                                                                      Gross          Gross       Estimated
                            Principal     Unamortized    Unearned      Amortized   unrealized     unrealized      market
                             balance       premiums      discounts       cost         gains         losses         value
                             -------       --------      ---------       ----         -----         ------         -----
Held-to-maturity:
   FNMA certificates      $    572,429    $      -     $   (8,200)   $    564,229   $  6,760    $        -    $    570,989
   FHLMC certificates          270,645          671        (1,014)        270,302        978           (671)       270,609
   FNMA interest-only
     security, net of
     $29,181 allowance
     for loss                       -            -             -               -          -              -              -
                          ------------    ---------    ----------    ------------   --------    -----------   ------------

                          $    843,074    $     671    $   (9,214)   $    834,531   $  7,738    $      (671)  $    841,598
                          ============    =========    ==========    ============   ========    ===========   ============

Available-for-sale:
   FNMA certificates      $  1,709,063    $     895    $   (8,333)   $  1,701,625   $  3,507    $   (39,872)  $  1,665,260
   FHLMC certificates        1,161,003        1,767        (2,101)      1,160,669        298        (29,103)     1,131,864
   GNMA certificates         6,490,974       52,611       (19,111)      6,524,474      2,975       (117,235)     6,410,214
                          ------------    ---------    ----------    ------------   --------    -----------   ------------

                          $  9,361,040    $  55,273    $  (29,545)   $  9,386,768   $  6,780    $  (186,210)  $  9,207,338
                          ============    =========    ==========    ============   ========    ===========   ============



                                                                 September 30, 1998
                          ------------------------------------------------------------------------------------------------
                                                                                      Gross          Gross       Estimated
                            Principal     Unamortized    Unearned      Amortized   unrealized     unrealized      market
                             balance       premiums      discounts       cost         gains         losses         value
                             -------       --------      ---------       ----         -----         ------         -----
Held-to-maturity:
   FNMA certificates      $  1,881,622    $   2,157    $  (17,977)   $  1,865,802   $  27,411    $    (355)   $  1,892,858
   FHLMC certificates        1,317,504        3,279        (3,186)      1,317,597       6,005       (1,554)      1,322,048
   FNMA interest-only
     security, net of
     $45,862 allowance
     for loss                       -            -             -               -           -            -               -
                          ------------    ---------    ----------    ------------   ---------    ---------    ------------

                          $  3,199,126    $   5,436    $  (21,163)   $  3,183,399   $  33,416    $  (1,909)   $  3,214,906
                          ============    =========    ==========    ============   =========    =========    ============

Available-for-sale:
   FNMA certificates      $    278,381    $     840    $   (1,522)   $    277,699   $   9,360    $      -     $    287,059
   FHLMC certificates          923,477        2,370        (2,983)        922,864      21,096           -          943,960
   GNMA certificates         3,202,672       25,780        (4,586)      3,223,866      38,357       (9,728)      3,252,495
                          ------------    ---------    ----------    ------------   ---------    ---------    ------------

                          $  4,404,530    $  28,990    $   (9,091)   $  4,424,429   $  68,813    $  (9,728)   $  4,483,514
                          ============    =========    ==========    ============   =========    =========    ============



There were no sales of mortgage-backed securities during 1999 and 1998.

                   PROGRESSIVE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 4 - LOANS Held for Sale

The following is a schedule of proceeds from the sales of loans held for sale and the gross gains and losses realized:

                                                     Years ended
                                                     September 30,
                                           --------------------------------
                                                1999              1998
                                                ----              ----

Proceeds from sales                        $    2,207,848   $     6,530,097
                                           ==============   ===============

Gross gains                                $       19,409   $        92,898
                                           ==============   ===============


NOTE 5 - Loans Receivable

Loans receivable at September 30, 1999 and 1998 are summarized as follows:

                                                             September 30,
                                                     ---------------------------
                                                         1999             1998
                                                         ----             ----
First mortgage loans:
     One-to-four family residential                  $48,302,846     $46,305,500
     Other conventional real estate                    1,401,181       1,485,797
     Participation investment in loans purchased            --           135,772
                                                     -----------     -----------

                                                      49,704,027      47,927,069

     Less deferred loan fees                              96,894         113,343
                                                     -----------     -----------

                  Total first mortgage loans          49,607,133      47,813,726
                                                     -----------     -----------

Other loans:
     Real estate sold on contract                      1,589,112       2,163,050
     Loans on savings accounts                            60,934          65,116
     Consumer loans                                   12,094,289      12,287,963
                                                     -----------     -----------

                                                      13,744,335      14,516,129

     Less unearned discounts                              58,484         102,330
                                                     -----------     -----------

                  Total other loans                   13,685,851      14,413,799
                                                     -----------     -----------

Less allowance for loan losses                           239,166         228,325
                                                     -----------     -----------

                                                     $63,053,818     $61,999,200
                                                     ===========     ===========

                                       31

                   PROGRESSIVE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 5 - Loans Receivable (continued)

The weighted average yield on loans receivable was 7.70 and 7.76 percent at September 30, 1999 and 1998, respectively.

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of these loans were $17,442,145 and $21,019,303 at September 30, 1999 and 1998, respectively.

The Bank had outstanding firm commitments to originate first mortgage loans as follows:


                                                 September 30, 1999
                                            -----------------------------
                                                                Interest
                                             Commitment        rate range
                                             ----------        ----------
Fixed rate:
     5 year balloon                         $    115,950       8.75-9.25%
     10 years                                    210,000          7.50%
     15 years                                    148,000       7.50-8.50%
                                            ------------

Total commitment                            $    473,950
                                            ============

These loans carry comparable credit and market risk as the Bank's portfolio of first mortgage loans.

Activity in the allowance for loan losses is summarized as follows:

                                                         Years ended
                                                        September 30,
                                                ----------------------------
                                                     1999           1998
                                                     ----           ----

Balance at beginning of year                    $    228,325   $     223,121
Provision charged to operations                       19,000          14,500
Charge-offs                                           (9,957)         (9,428)
Recoveries                                             1,798             132
                                                ------------   -------------

Balance at end of year                          $    239,166   $     228,325
                                                ============   =============

Impairment of loans having a recorded value of $488,156 and $230,586 at September 30, 1999 and 1998, respectively, has been recognized in conformity with SFAS No. 114 as amended by SFAS No. 118. The average investment in impaired loans during 1999 and 1998 was $343,044 and $236,353, respectively. Interest income on impaired loans recognized for cash payments received during these years was not significant.

                   PROGRESSIVE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 5 - Loans Receivable (continued)

The Bank, in the ordinary course of business, has granted residential mortgages and consumer loans to its directors and officers. A summary of activity in these loans is as follows:

                                                                          Years ended
                                                                         September 30,
                                                               --------------------------------
                                                                    1999              1998
                                                                    ----              ----

Balance at beginning of year                                   $    1,096,892   $       785,786
New loans granted                                                     272,808           501,924
Repayments                                                           (255,307)         (190,818)
                                                               --------------   ---------------

Balance at end of year                                         $    1,114,393   $     1,096,892
                                                               ==============   ===============


NOTE 6 - Accrued Interest Receivable

Accrued interest receivable is summarized as follows:

                                                                           September 30,
                                                                   ----------------------------
                                                                        1999           1998
                                                                        ----           ----
Money market investments and investment securities                 $    283,006   $     229,788
Mortgage-backed securities                                               53,722          40,561
Loans receivable                                                        294,509         273,444
                                                                   ------------   -------------

Total                                                              $    631,237   $     543,793
                                                                   ============   =============


NOTE 7 - Real Estate Owned

Activity in the allowance for losses on real estate owned is summarized as follows:

                                                                          Years ended
                                                                         September 30,
                                                                 ------------------------
                                                                     1999          1998
                                                                     ----          ----
Balance at beginning of year                                     $       -      $       -
Provisions charged to income                                             -           4,600
Charge-offs                                                              -          (4,600)
                                                                 ----------     ----------

Balance at end of year                                           $       -      $       -
                                                                 ==========     ==========




                                       33

                   PROGRESSIVE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 8 - Premises and Equipment

A summary of premises and equipment follows:

                                                         September 30,
                                               --------------------------------
                                                    1999              1998
                                                    ----              ----
Land                                           $      381,135   $       381,135
Office building                                       874,871           874,871
Land improvements                                     247,324           247,324
Furniture, fixtures, and equipment                    689,627           645,966
                                               --------------   ---------------
                                                    2,192,957         2,149,296
Less accumulated depreciation                       1,205,409         1,170,692
                                               --------------   ---------------

Net                                            $      987,548   $       978,604
                                               ==============   ===============


Depreciation expense for premises and equipment amounted to $126,152 and $115,412 for the years ended September 30, 1999 and 1998, respectively.

NOTE 9 - Savings Deposits

Savings account balances at September 30, 1999 and 1998 are summarized as follows:

                                      Weighted                                 Weighted
                                       average            September 30,        average            September 30,
                                      interest                1999              interest              1998
                                        Rate           Amount      Percent      Rate          Amount      Percent
                                        ----           ------      -------      ----          ------      -------
Balance by type of account:
     Demand accounts:
        Passbook                        2.25%     $    7,799,620     10.3%      2.48%    $     7,916,368    11.3%
        Christmas Club                  2.25             115,885       .2       2.48             114,999      .2
        Demand deposits                  .89           4,058,356      5.4        .93           4,031,931     5.8
        Money market deposit
           accounts                     2.74           3,176,651      4.2       2.98           3,229,204     4.6
        Money maximizer                 4.80           4,347,187      5.8       4.53           2,531,328     3.6
                                                  --------------  -------                ---------------  ------
                                                      19,497,699     25.9                     17,823,830    25.5
                                                  --------------  -------                ---------------  ------
     Certificates of deposit:
        6 month certificates            3.07               3,137       .1       2.51               7,677      .1
        9 month certificates            6.19             976,084      1.3       -                     -      -
        12 month certificates           4.74           7,576,570     10.0       5.41           9,803,074    14.0
        13 month certificates           5.40             635,220       .8       -                     -      -
        15 month certificates           5.14           6,246,930      8.3       5.87           7,257,602    10.4
        17 month certificates           5.52             878,897      1.2       -                     -      -
        21 month certificates           5.86           5,877,264      7.8       5.87           2,557,490     3.7
        23 month certificates           6.23           2,873,507      3.8       -                     -      -
        24 month certificates           5.25           3,837,613      5.1       5.70           5,606,873     8.0
        25 month certificates           5.44           3,008,196      4.0       -                     -      -
        36 month certificates           5.76           2,182,975      2.9       5.91           2,849,209     4.1
        48 month certificates           6.12           1,874,815      2.5       6.36           2,403,174     3.4
        60 month certificates           6.36          13,131,289     17.4       6.26          15,141,253    21.7
        Various term certificates       2.51             115,050       .2       2.51             112,003      .2
        Individual retirement
           accounts                     5.18           6,595,695      8.7       5.83           6,228,768     8.9
                                                  --------------  -------                ---------------  ------
                                                      55,813,242     74.1                     51,967,123    74.5
                                                  --------------  -------                ---------------  ------

Total deposits                          4.82%     $   75,310,941    100.0%      5.02%    $    69,790,953   100.0%
                                                  ==============  =======                ===============  ======

                                       34

                   PROGRESSIVE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 9 - Savings Deposits (CONTINUED)

Interest expense for deposit accounts is summarized as follows:

                                                                  Years ended
                                                                 September 30,
                                                       --------------------------------
                                                            1999              1998
                                                            ----              ----

Demand deposits                                        $      188,536   $        56,098
Money market deposit accounts                                  98,153           122,625
Passbook and Christmas Club accounts                          194,567           209,833
Certificates of deposit:
     $100,000 and over                                        220,082           185,407
     Less than $100,000                                     2,834,008         2,867,291
                                                       --------------   ---------------

                                                       $    3,535,346   $     3,441,254
                                                       ==============   ===============


Time deposits issued in amounts of $100,000 or more totaled approximately $4,540,900 and $3,148,700 at September 30, 1999 and 1998, respectively.

Contractual maturities of certificates of deposit at September 30, 1999 were as follows:

                                                        Amount         Percent
                                                        ------         -------
Year ending September 30:
     2000                                          $    30,713,946       55.0%
     2001                                               14,764,609       26.5
     2002                                                2,713,287        4.9
     2003                                                5,095,473        9.1
     2004                                                2,525,927        4.5
                                                   ---------------    -------

                                                   $    55,813,242      100.0%
                                                   ===============    =======

NOTE 10 - Borrowed Funds

Borrowed funds at September 30 are summarized as follows:

                                                             1999
                                 -----------------------------------------------------------
                                    Maturity            Interest rate              Amount
                                    --------            -------------              ------

Federal Home Loan Bank:          December 31, 1999              5.89%       $      2,000,000
                                 May 29, 2000                   5.82               1,000,000
                                 July 24, 2000                  6.28               1,000,000
                                 August 8, 2002                 5.40               1,000,000
                                 September 3, 2003              5.55               1,000,000
                                 June 14, 2005                  6.71               2,000,000
                                 February 10, 2008              4.80               1,500,000
                                 October 6, 2008                4.35               2,000,000
                                                                            ----------------

                                                                            $     11,500,000
                                                                            ================

                                       35

                   PROGRESSIVE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 10 - Borrowed Funds (continued)

                                                                  1998
                                    -----------------------------------------------------------
                                           Maturity            Interest rate         Amount
                                           --------            -------------         ------
Federal Home Loan Bank:             October 20, 1998               5.06%        $     2,000,000
                                    May 29, 2000                   5.82               1,000,000
                                    July 24, 2000                  6.28               1,000,000
                                    August 8, 2002                 5.40               1,000,000
                                    September 3, 2003              5.55               1,000,000
                                    June 14, 2005                  6.71               2,000,000
                                    February 10, 2008              4.80               1,500,000
                                                                                ---------------

                                                                                $     9,500,000
                                                                                ===============

Funds borrowed from the Federal Home Loan Bank (FHLB) are secured by a blanket lien on the first mortgage loans. FHLB requires collateral market value to equal approximately 170 percent of advances.


NOTE 11 - Income Taxes

The components of income tax expense (benefit) are summarized as follows:

                                                 1999                                       1998
                               ----------------------------------------   ----------------------------------------
                                   Current     Deferred        Total          Current     Deferred        Total
                                   -------     --------        -----          -------     --------        -----

Federal                        $    217,646  $    12,393   $    230,039   $    361,821  $    14,362  $     376,183
State                                23,220        2,819         26,039         57,193        3,268         60,461
                               ------------  -----------   ------------   ------------  -----------  -------------

Income tax expense             $    240,866  $    15,212   $    256,078   $    419,014  $    17,630  $     436,644
                               ============  ===========   ============   ============  ===========  =============

The actual income tax expense differs from the "expected" tax expense (computed by applying the United States Federal corporate tax rate of 34 percent to income before income taxes and cumulative effect of change in accounting principle) as follows:

                                                                  Years ended
                                                                 September 30,
                                                         ----------------------------
                                                              1999           1998
                                                              ----           ----
Computed "expected" tax expense                          $    240,858   $     387,293
State income taxes, net of federal income
     tax benefit                                               17,186          39,904
Tax-exempt income                                             (19,062)        (15,163)
Nondeductible expenses                                         13,806           4,695
Other, net                                                      3,290          19,915
                                                         ------------   -------------

                                                         $    256,078   $     436,644
                                                         ============   =============


                   PROGRESSIVE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 11 - Income Taxes (continued)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

                                                             September 30,
                                                       ------------------------
                                                          1999           1998
                                                       ---------      ---------
Deferred tax assets:
     Deferred loan fees                                $  37,536      $  43,908
     Uncollected interest                                 11,304         17,767
     Allowance for loan losses                            59,797         42,348
     Loan discount                                        13,760         23,239
     Securities market value adjustments, net            258,318           --
                                                       ---------      ---------

                                                         380,715        127,262

     Valuation allowance for deferred tax assets          (7,908)        (3,973)
                                                       ---------      ---------

                  Total deferred tax assets              372,807        123,289
                                                       ---------      ---------

Deferred tax liabilities:
     Depreciation                                         20,061         13,649
     FHLB stock dividends                                 21,190         21,190
     Securities market value adjustments, net               --           35,353
                                                       ---------      ---------

                  Total deferred tax liabilities          41,251         70,192
                                                       ---------      ---------

Net deferred tax asset                                 $ 331,556      $  53,097
                                                       =========      =========

The net deferred tax asset is included in other assets in the accompanying balance sheets.


NOTE 12 - Retained Earnings - Substantially Restricted

Retained earnings at September 30, 1999 and 1998 includes approximately $719,000 and $753,000, respectively, for which no provision for Federal income tax has been made. This amount represents allocations of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses will create income for tax purposes only, which will be subject to the then current corporate income tax rate.

                   PROGRESSIVE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 13 - Employee Retirement Plans

All eligible employees are included in a noncontributory multi-employer trusteed pension plan. The Bank's policy is to fund pension costs accrued. No pension contributions were required during 1999 and 1998. The amount of administrative pension expense in 1999 and 1998 was $-0- and $2,198, respectively.

The Bank has a multiple-employer thrift plan for all salaried employees meeting minimum age and service requirements. The plan allows employees to make a monthly contribution of 2 to 15 percent of their salary through payroll deduction. The Bank matches 50 percent of the employee's contribution up to 6 percent of the employee's salary. Thrift plan expense amounted to $21,519 and $17,958 for the years ended September 30, 1999 and 1998, respectively.


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

Quantitative measures established by regulation to ensure capital adequacy require the Company and Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of September 30, 1999, that the Company and Bank meet all capital adequacy requirements to which they are subject.

As of September 30, 1999 and 1998, the most recent notifications from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Company and Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Company's or Bank's category.

                   PROGRESSIVE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 14 - regulatory matters (CONTINUED)

The Company's and Bank's actual capital amounts and ratios are also presented in the table:

                                                                               Minimum Amounts in Thousands
                                                                                    and Ratios Required
                                                                          --------------------------------------
                                                                                                  To Be Well
                                                                           For Capital         Capitalized Under
                                                                            Adequacy           Prompt Corrective
                                                             Actual         Purposes           Action Provisions
                                                             ------         --------           -----------------
As of September 30, 1999

Progressive Bancorp, Inc.
     Total Capital (to risk-weighted assets):
         Amount                                            $     7,106    $     3,192                     N/A
         Ratio                                                   17.8%          8.00%
     Tier I Capital (to risk-weighted assets):
         Amount                                            $     6,834    $     1,596                     N/A
         Ratio                                                   17.1%          4.00%
     Tier I Capital (to average assets):
         Amount                                            $     6,834    $     3,699                     N/A
         Ratio                                                    7.4%          4.00%

Pekin Savings Bank
     Total Capital (to risk-weighted assets):
         Amount                                            $     7,031    $     3,191            $      3,989
         Ratio                                                   17.6%        =>8.00%                =>10.00%
     Tier I Capital (to risk-weighted assets):
         Amount                                            $     6,799    $     1,596            $      2,393
         Ratio                                                   17.1%        =>4.00%                 =>6.00%
     Tier I Capital (to average assets):
         Amount                                            $     6,799    $     3,698            $      4,623
         Ratio                                                    7.3%        =>4.00%                 =>5.00%

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

                                       39

                   PROGRESSIVE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 14 - regulatory matters (CONTINUED)

                                                                               Minimum Amounts in Thousands
                                                                                    and Ratios Required
                                                                                                  To Be Well
                                                                           For Capital         Capitalized Under
                                                                            Adequacy           Prompt Corrective
                                                             Actual         Purposes           Action Provisions
                                                             ------         --------           -----------------
As of September 30, 1998

Pekin Savings Bank
     Total Capital (to risk-weighted assets):
         Amount                                            $     6,700    $     3,463            $      4,329
         Ratio                                                   15.5%         >8.00%                 >10.00%
                                                                               -                      -
     Tier I Capital (to risk-weighted assets):
         Amount                                            $     6,439    $     1,732            $      2,597
         Ratio                                                   14.9%         >4.00%                  >6.00%
                                                                               -                       -
     Tier I Capital (to average assets):
         Amount                                            $     6,439    $     3,469            $      4,336
         Ratio                                                    7.4%         >4.00%                  >5.00%
                                                                               -                       -

NOTE 15 - Conversion to Stock Ownership

On September 29, 1992, the Bank converted from a mutual savings and loan to a capital stock savings and loan. The Bank consummated a public offering of 164,487 shares of common stock which generated net proceeds, after expenses and underwriters' cost, of $1,317,411.

For purposes of granting to eligible account holders, who continue to maintain deposit accounts subsequent to the conversion, a priority in the event of a complete liquidation of the Bank, the Bank has, at the time of conversion, established a liquidation account in an amount equal to its appraised fair market valuation. The value of the liquidation account at conversion was approximately $2,526,000. The liquidation account is reduced by depositor account withdrawals subsequent to the conversion date. The balance of the liquidation account at September 30, 1999 was approximately $682,000. In the unlikely event of a complete liquidation of the Bank, and only in such event, each eligible account holder would be entitled to receive a liquidation distribution on a pro rata basis from the liquidation account before any liquidation distribution may be made with respect to capital stock. The Bank may not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause the retained earnings of the Bank to be reduced below the amount required for the liquidation account. Except for such restrictions, the existence of the liquidation account does not restrict the use of or application of retained earnings.

                   PROGRESSIVE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 16 - Stock Option Plan

In connection with the conversion to a capital stock form of ownership, the Bank adopted a stock option plan. Pursuant to the plan, 6,462 shares of common stock have been reserved for issuance at September 30, 1999 by the Company upon exercise of stock options to officers, directors and employees of the Company from time to time under the plan. The plan provides for a term of ten years, after which no awards may be made.

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

Transactions with respect to the Company's stock option plan are as follows:

                                                           Weighted-Average           Number of
                                                               Exercise             shares under
                                                            Price per share            options
                                                            ---------------            -------
Outstanding at September 30, 1997                             $   10.00                12,763
                                                              =========

Exercised                                                     $   10.00                (6,301)
                                                              =========             ---------

Outstanding at September 30, 1998                             $   10.00                 6,462
                                                              =========             =========

Outstanding and exercisable at September 30, 1999             $   10.00                 6,462
                                                              =========             =========

During the year ended September 30, 1999, there were no options granted, exercised, or cancelled.

At September 30, 1999, the exercise price and weighted-average remaining contractual life of outstanding options was $10.00 and 3 years, respectively.

The Company applies APB Opinion 25 and related interpretations in the accounting for its plan. Accordingly, no compensation cost has been recognized under APB Opinion 25 in 1999 and 1998 for its stock option plan. Since no stock options were granted during 1999 and 1998, pro forma net income and income per share amounts reflecting compensation costs determined under SFAS No. 123, Accounting for Stock-Based Compensation is not presented.

                   PROGRESSIVE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 17 - INCOME PER SHARE - DILUTED

The  following  table  reflects  the   reconciliation   of  the  numerators  and
denominators of the income per share - basic and income per share - diluted computations for net income.

                                                                         Year Ended September 30, 1999
                                                             ---------------------------------------------------
                                                                Income               Shares            Per Share
                                                              (Numerator)         (Denominator)         Amount
                                                              -----------         -------------         ------
Net income                                                   $    419,363              149,473         $  3.03
                                                                                                       =======
Effect of dilutive securities - stock options                          -                 4,807
                                                             ------------          -----------

Income available to common stockholders
     and assumed conversion                                  $    419,363              154,280         $  2.72
                                                             ============          ===========         =======

                                                                         Year Ended September 30, 1998
                                                            ---------------------------------------------------
                                                                Income               Shares            Per Share
                                                              (Numerator)         (Denominator)         Amount
                                                              -----------         -------------         ------
Net income                                                   $    702,452              159,996         $  4.39
                                                                                                       =======
Effect of dilutive securities - stock options                          -                 8,621
                                                             ------------          -----------

Income available to common stockholders
     and assumed conversion                                  $    702,452              168,617         $  4.17
                                                             ============          ===========         =======

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

                   PROGRESSIVE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 18 - FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

The estimated fair values of the Company's financial instruments were as follows:

                                                             September 30, 1999            September 30, 1998
                                                             ------------------            ------------------
                                                          Carrying        Fair           Carrying        Fair
                                                           Amount         Value           Amount         Value
                                                           ------         -----           ------         -----
                                                           (Dollars in Thousands)        (Dollars in Thousands)
Financial assets:
     Cash and amounts due from banks
         and interest-bearing deposits                  $     4,369    $     4,369     $     3,947   $     3,947
     Money market investments and
         investment securities                               14,008         13,982          11,062        11,126
     Mortgage-backed securities                              10,042         10,049           7,667         7,698
     Loans receivable                                        63,054         62,470          61,999        61,868
     Accrued interest receivable                                631            631             544           544

Financial liabilities:
     Deposits                                                75,311         76,054          69,791        70,306
     Borrowed funds                                          11,500         10,737           9,500         9,737
     Accrued interest payable                                    52             52              46            46


NOTE 19 - YEAR 2000 COMPLIANCE

The Company presently believes that with modifications to existing software and conversion to new software, the Year 2000 issue will not pose significant operational problems for the Company's business operations. To date, management believes the system's conversion finalized in November 1998 brought its major operating system into Year 2000 compliance status. In addition, the Company outsources its computer systems to a third party supplier, who has informed the Company that it is Year 2000 compliant. The plan implementation team is responsible for progress and will continue to provide a status report to the Board of Directors on a monthly basis through December 31, 1999. However, if such modifications and conversions are not made, or are not completed timely, the Year 2000 issue could have a material adverse impact on the operations of the Company. The Company has in place a contingency plan in the event its outsourced computer systems are not Year 2000 compliant on a timely basis. In addition, there can be no assurance that unforeseen problems in the Company's outsourced computer systems will not have an adverse effect on the Company's systems or operations.





            This information is an integral part of the accompanying
                       consolidated financial statements.

                        COMMON STOCK AND RELATED MATTERS


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

         As of December 10, 1999, the Company had 301 stockholders of record and 149,473 outstanding shares of common stock. This does not reflect the number of persons whose stock is in nominee or "street" name accounts through brokers.

--------------------------------------------------------------------------------
                             STOCKHOLDER INFORMATION
--------------------------------------------------------------------------------

         The Annual Meeting of Stockholders of the Company will be held at 2:00 p.m. Illinois time, on Tuesday, January 18, 2000 at the Company's main office, 601 Court Street, Pekin, Illinois.

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

Independent Auditor

Clifton Gunderson L.L.C.
301 S.W. Adams, Suite 900
Peoria, Illinois 61656

Transfer Agent

Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016
800-456-0596

Annual Report on Form 10-KSB

         A copy of the Company's Form 10-KSB for the fiscal year ended September 30, 1999 will be furnished without charge to stockholders as of December 10, 1999 upon written request to E. Glen Rittenhouse, Corporate Secretary, Pekin Savings Bank, 601-617 Court Street, Pekin, Illinois 61554.